   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2000

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                              INFOCURE CORPORATION
             (Exact name of Registrant as specified in its charter)
                           -------------------------

               DELAWARE                                  7372                                 58-2271614
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                               1765 THE EXCHANGE
                                   SUITE 200
                             ATLANTA, GEORGIA 30339
                                 (770) 221-9990
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------
                                JAMES A. COCHRAN
                      SENIOR VICE PRESIDENT -- FINANCE AND
                            CHIEF FINANCIAL OFFICER
                               1765 THE EXCHANGE
                                   SUITE 200
                             ATLANTA, GEORGIA 30339
                                 (770) 221-9990
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           -------------------------

                                                       COPIES TO:

          JOHN J. KELLEY III                      RICHARD L. HAURY, JR.                  HERRICK K. LIDSTONE, JR.
            KING & SPALDING                 MORRIS, MANNING & MARTIN, L.L.P.               NORTON LIDSTONE, P.C.
         191 PEACHTREE STREET                 1600 ATLANTA FINANCIAL CENTRE               THE QUADRANT, SUITE 850
        ATLANTA, GEORGIA 30303                  3343 PEACHTREE ROAD, N.E.                    5445 DTC PARKWAY
            (404) 572-4600                       ATLANTA, GEORGIA 30326                  ENGLEWOOD, COLORADO 80111
                                                     (404) 504-7713                           (303) 221-5552

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of a wholly owned subsidiary of the Registrant with and into Medical Dynamics, Inc., which merger shall occur as soon as practicable following the effectiveness of this Registration Statement.

   If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED             PROPOSED
                                                      AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
              TITLE OF SECURITIES                      TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
               TO BE REGISTERED                     REGISTERED           PER SHARE         OFFERING PRICE             FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share........    1,322,000(1)             N/A           $2,888,160.00(2)        $762.47(2)
---------------------------------------------------------------------------------------------------------------------------------
Series A Convertible Redeemable Preferred
 Stock, $.001 par value per share (liquidation
 preference $5.44 per share)("Series A
 Preferred Stock").............................    1,000,000(3)             N/A                  (2)                  (2)
---------------------------------------------------------------------------------------------------------------------------------
Depositary Shares ("Depositary Shares")
 representing shares of Series A Preferred
 Stock.........................................    10,000,000(4)            N/A                  (2)                  (2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This amount reflects (1) up to 1,050,000 shares of Common Stock to be issued upon consummation of the transactions contemplated by the Amended and Restated Agreement and Plan of Reorganization, dated as of October 10, 2000, as amended on October 30, 2000, by and among Medical Dynamics, Inc., InfoCure Corporation and CADI Acquisition Corporation (the "Merger Agreement") and (2) 272,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock. No additional consideration will be received upon the conversion of the Series A Preferred Stock into the Common Stock and therefore, pursuant to Rule 457(i) of the Securities Act of 1933, as amended, no registration fee is required with respect to the registration of the Common Stock issuable upon conversion of the Series A Preferred Stock.
(2) Pursuant to the Merger Agreement, the Registrant will issue the shares of Common Stock and Series A Preferred Stock (which will be represented by the Depositary Shares) registered by this Registration Statement in exchange for all of the outstanding shares of Medical Dynamics common stock and all outstanding options or warrants to purchase shares of Medical Dynamics common stock. The registration fee was computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended, based on the market value of the shares of Medical Dynamics common stock that were outstanding or were issuable upon exercise of such outstanding options or warrants as of November 8, 2000. The market value of these shares of Medical Dynamics common stock was estimated for the purpose of calculating the registration fee based on the average of the high and low sale prices of Medical Dynamics common stock on The Over-the-Counter Bulletin Board System on November 3, 2000 ($.2188).
(3) Represents the maximum number of shares of Series A Preferred Stock issuable upon consummation of the transactions contemplated by the Merger Agreement. In the merger, Medical Dynamics stockholders will receive Depositary Shares representing the Series A Preferred Stock to which they are entitled under the Merger Agreement. Each Depositary Share represents ownership of one-tenth of a share of Series A Preferred Stock.
(4) Represents the maximum number of Depositary Shares issuable upon consummation of the transactions contemplated in the Merger Agreement.

                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             MEDICAL DYNAMICS, INC.

                            99 INVERNESS DRIVE EAST

                           ENGLEWOOD, COLORADO 80112

Dear Stockholder:

    The Medical Dynamics, Inc. board of directors has unanimously approved a merger which will result in the acquisition of Medical Dynamics by InfoCure Corporation, a publicly-traded company headquartered in Atlanta, Georgia. Medical Dynamics and InfoCure originally entered into a merger agreement relating to the acquisition on December 21, 1999. Medical Dynamics then scheduled a stockholders' meeting on August 15, 2000 to approve the merger agreement and mailed a proxy statement-prospectus relating to the meeting to its stockholders. Prior to the stockholders' meeting, InfoCure and Medical Dynamics agreed to discuss potential amendments to the terms of the original merger agreement. As a result, Medical Dynamics adjourned and then cancelled the August 15, 2000 stockholders' meeting. InfoCure and Medical Dynamics entered into an amended and restated merger agreement on October 10, 2000 and entered into an amendment to the amended and restated merger agreement on October 30, 2000. The amended and restated merger agreement, as amended, is described in this proxy statement-prospectus. In the amended and restated merger agreement, InfoCure and Medical Dynamics agreed to, among other things, change the exchange ratio and form of consideration to be paid to stockholders of Medical Dynamics from the terms of the original merger agreement. On December 27, 2000, Medical Dynamics will hold a special meeting of its stockholders to vote to approve the amended and restated merger agreement.

    In the merger, if you own more than 100 shares of Medical Dynamics common stock, each share of Medical Dynamics common stock you own will be exchanged for:

    -  0.06873 shares of InfoCure common stock, and

    - 0.07558 shares of InfoCure series A convertible redeemable preferred stock.

The preferred stock will be issued in the form of depositary shares. Each depositary share will represent ownership of one-tenth of a share of InfoCure series A convertible redeemable preferred stock. Dividends will accrue on each share of preferred stock from the date of original issuance at a rate equal to 6% per annum on the liquidation preference per share (initially $5.44 per share) then in effect. Each share of preferred stock will be convertible into InfoCure common stock (or the common stock of a newly formed company as described in this proxy statement-prospectus) at the conversion price then in effect (initially $20.00), subject to certain anti-dilution adjustments. InfoCure must redeem all of the outstanding preferred stock on the fifth anniversary of the date of original issuance at the redemption price described in this proxy statement-prospectus.

    In the merger, if you own 100 or fewer shares of Medical Dynamics common stock, you will receive $0.75 in cash in exchange for each share of Medical Dynamics common stock you own.

    InfoCure common stock is traded on The Nasdaq National Market under the symbol "INCX," and on November 9, 2000, InfoCure common stock closed at $6.25 per share.

    The merger cannot be completed unless the holders of a majority of Medical Dynamics' outstanding shares of common stock approve the amended and restated merger agreement. Only stockholders who hold shares of Medical Dynamics at the close of business on October 18, 2000 will be entitled to vote at the special meeting. In connection with the merger, certain stockholders of Medical Dynamics who hold approximately 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote their shares in favor of the merger.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS CONSISTENT WITH AND IN FURTHERANCE OF THE LONG-TERM BUSINESS STRATEGY OF MEDICAL DYNAMICS AND FAIR TO, AND IN THE BEST INTERESTS OF, MEDICAL DYNAMICS AND ITS STOCKHOLDERS. MEDICAL DYNAMICS' BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE THE AMENDED AND RESTATED MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT.

    This proxy statement-prospectus provides you with detailed information concerning InfoCure, Medical Dynamics and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 24 OF THIS PROXY STATEMENT-PROSPECTUS.

    The special meeting of Medical Dynamics stockholders will be held on December 27, 2000 at 10:00 a.m. at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112.

    Please use this opportunity to take part in the affairs of Medical Dynamics by voting on the approval of the amended and restated merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

    Proxies submitted in connection with the August 15, 2000 stockholders' meeting will not be counted at the special meeting on December 27, 2000. Therefore, even if you voted on the original merger agreement, you must vote again on the amended and restated merger agreement or your vote will not be counted.

    We appreciate your consideration of this matter.

                                              /s/ Van A. Horsley

                                              Van A. Horsley
                                              President, Medical Dynamics, Inc.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement-prospectus is dated November   , 2000 and is first
being mailed to stockholders on or about November   , 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement-prospectus incorporates important business and financial information about Medical Dynamics and InfoCure from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Medical Dynamics, Inc.          InfoCure Corporation
99 Inverness Drive East         1765 The Exchange, Suite 200
Englewood, Colorado 80112       Atlanta, Georgia 30339
Attention: Investor Relations   Attention: Investor Relations
  Department                      Department
Telephone: (303) 790-2990       Telephone: (770) 221-9990

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 15, 2000 IN ORDER TO RECEIVE THEM BEFORE THE MEDICAL DYNAMICS SPECIAL MEETING.

     See "Where You Can Find More Information" beginning on page 97.

                             MEDICAL DYNAMICS, INC.
                            99 INVERNESS DRIVE EAST
                           ENGLEWOOD, COLORADO 80112

           NOTICE OF SPECIAL MEETING OF MEDICAL DYNAMICS STOCKHOLDERS

                               DECEMBER 27, 2000
                                 AT 10:00 A.M.

To Medical Dynamics Stockholders:

    Notice is hereby given that a special meeting of stockholders of Medical Dynamics, Inc. will be held on December 27, 2000 at 10:00 a.m. local time at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112, for the following purposes:

        1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 10, 2000, as amended on October 30, 2000, by and among InfoCure Corporation, CADI Acquisition Corporation, a wholly owned subsidiary of InfoCure, and Medical Dynamics, pursuant to which CADI will merge with and into Medical Dynamics and Medical Dynamics will survive the merger and continue as a wholly owned subsidiary of InfoCure. In the merger, stockholders who own more than 100 shares of Medical Dynamics common stock will receive in exchange for each share of Medical Dynamics common stock owned 0.06873 shares of InfoCure common stock and 0.07558 shares of InfoCure series A convertible redeemable preferred stock. The preferred stock will be represented by depositary shares. Each depositary share will represent one tenth of a share of InfoCure series A convertible redeemable preferred stock. The terms of the preferred stock and the depositary shares are described in detail in this proxy statement-prospectus. In the merger, stockholders who own 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash in exchange for each share of Medical Dynamics common stock owned. Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

        2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

    These items of business are described in the attached proxy statement-prospectus. Only holders of record of Medical Dynamics shares at the close of business on October 18, 2000, the record date, are entitled to vote at the special meeting or any adjournment of the special meeting. You may vote in person at the Medical Dynamics special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors
                                          of Medical Dynamics, Inc.

                                          /s/ Van A. Horsley

                                          Van A. Horsley
                                          President

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
Questions and Answers About the Merger......................      1
Summary.....................................................      8
  The Companies.............................................      8
  The Merger................................................      9
  Reasons for the Merger....................................      9
  Accounting Treatment......................................      9
  Replacement of Medical Dynamics Options and Warrants......      9
  Non-Solicitation of Third Party Proposals.................     10
  Conditions to Completion of the Merger....................     10
  Termination of the Merger Agreement.......................     10
  Fees and Expenses.........................................     11
  Restrictions on Your Ability to Sell the Common Stock and
     Depositary Shares You Receive in the Merger............     11
  Special Meeting of Stockholders...........................     12
  Stockholder Vote Required to Approve the Merger...........     12
  Voting Rights at the Special Meeting......................     12
  Medical Dynamics' Recommendation to Stockholders..........     12
  Voting by Directors and Executive Officers................     12
  Interests of Certain Persons in the Merger That May be
     Different from Yours...................................     13
  Completion of the Merger and Regulatory Approvals.........     13
  Differences in Stockholders' Rights.......................     13
  Listing of InfoCure and PracticeWorks Common Stock........     13
  Market Price Information..................................     13
  Forward-Looking Statements May Prove Inaccurate...........     14
  Who Can Help Answer Your Questions........................     14
  Selected Historical Financial Data........................     15
  Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................     18
  Comparative Per Common Share Data.........................     23
Risk Factors................................................     24
  If InfoCure's stock price declines, the total
     consideration to be issued to you in the merger may
     change.................................................     24
  InfoCure May Not Achieve the Anticipated Benefits from the
     Merger.................................................     24
  The Medical Dynamics Board of Directors Did Not Obtain Any
     Third Party Opinion as to the Fairness of the Merger...     25
  Certain of Medical Dynamics' Officers and Directors Have
     Conflicts of Interest That May Influence Them to
     Support or Approve the Merger..........................     25
  Medical Dynamics' Operating Losses Will Increase
     InfoCure's Losses Per Share............................     25
  Your Rights as a Medical Dynamics Stockholder Differ from
     the Rights You Will Have as an InfoCure Stockholder....     25
  Failure to Complete the Merger Could Negatively Impact
     Medical Dynamics' Future Business and Operations.......     26
  InfoCure Has Recently Incurred Losses and Expects to
     Continue to Incur Losses for the Foreseeable Future....     26
  InfoCure's Quarterly Operating Results May Vary and in the
     Past it Has Experienced Losses.........................     26
  InfoCure's Subscription Pricing Model is Unproven and its
     Success Depends on Acceptance of this Model and
     InfoCure's Ability to Set Subscription Fees at
     Appropriate Levels.....................................     27
  InfoCure's ASP Product Strategy is Unproven and Customers
     May Not Respond Favorably to its New Products..........     27

                                       (i)

                                                              PAGE
                                                              -----
  The Failure to Successfully Complete the Development of
     InfoCure's Internet Solutions and Enter into Strategic
     Relationships Could Harm InfoCure's Business and Limit
     its Potential Growth...................................     28
  InfoCure's ASP Product Strategy is Dependent Upon the
     Continued Development of the Internet..................     28
  InfoCure's Systems May be Vulnerable to Security Breaches
     and Viruses............................................     28
  InfoCure Plans to Expand Rapidly and it May be Difficult
     to Manage its Growth...................................     29
  InfoCure's Growth Could be Limited if it is Unable to
     Attract and Retain Qualified Personnel.................     29
  If InfoCure Fails to Protect its Intellectual Property
     Rights from Third Party Challenges, it May
     Significantly Impair InfoCure's Competitive Position...     29
  Intellectual Property Infringement Claims Against InfoCure
     Could be Costly to Defend and Could Divert Management's
     Attention Away from InfoCure's Business................     30
  InfoCure May Undertake Acquisitions Which Can Pose Risks
     to its Business........................................     30
  InfoCure May Face Difficulties Integrating Acquired
     Businesses.............................................     30
  Technology Solutions May Change Faster Than InfoCure is
     Able to Update its Technology..........................     31
  InfoCure is Subject to Government Regulation and Legal
     Uncertainties..........................................     31
  Changes in State and Federal Laws Relating to
     Confidentiality of Patient Medical Records Could Limit
     InfoCure's Customers' Ability to Use its Services......     32
  Changes in the Regulatory and Economic Environment in the
     Healthcare Industry Could Adversely Affect InfoCure's
     Business...............................................     32
  Competition Could Reduce Revenue from InfoCure's Products
     and Services...........................................     33
  InfoCure's New Product Strategy and Subscription Pricing
     Model will Require Additional Financing Which May Not
     be Available...........................................     33
Investment Risks............................................     34
  InfoCure's Stock Price has Historically Been Volatile,
     Which May Make it More Difficult for You to Resell
     Shares When You Want at Prices You Find Attractive.....     34
  InfoCure's Ability to Issue Senior Preferred Stock in the
     Future Could Adversely Affect the Rights of Holders of
     the InfoCure Preferred Stock Issued to You.............     34
  There is no Public Market for the Preferred Stock or
     Depositary Shares......................................     34
  InfoCure is Currently Precluded from Paying Cash Dividends
     on the Preferred Stock.................................     34
  InfoCure's Certificate of Incorporation and Bylaws Have
     Anti-takeover Provisions...............................     35
  Privately-sold Shares Eligible for Public Resale Could
     Have a Negative Effect on InfoCure's Stock Price.......     35
  Forward-looking Statements May Prove Inaccurate...........     35
The Special Meeting.........................................     37
  Purpose...................................................     37
  Date, Place and Time......................................     37
  Record Date...............................................     37
  Medical Dynamics Stockholders Entitled to Vote............     37
  Vote Required; Voting at the Meeting......................     37
  Voting of Proxies.........................................     38
  Solicitation of Proxies...................................     38
  Dissenters' Rights........................................     38
  Recommendation of the Medical Dynamics Board of
     Directors..............................................     42
  Interests of Certain Medical Dynamics Directors, Officers
     and Affiliates in the Merger...........................     43
Description of the Merger...................................     44
  The Merger................................................     45
  What You Will Receive in the Merger If You Own More Than
     100 Shares of Medical Dynamics Common Stock............     45
  Merger Consideration If You Own 100 or Fewer Shares of
     Medical Dynamics Common Stock..........................     45
  Terms of the Preferred Stock..............................     45

                                      (ii)

                                                              PAGE
                                                              -----
  Effect of InfoCure's Proposed Spin-Off of PracticeWorks...     46
  Cash in Lieu of Fractional Shares.........................     46
  Potential Adjustment of Merger Consideration..............     47
  Effect of the Merger on Medical Dynamics Options and
     Warrants...............................................     48
     Options................................................     48
     Warrants...............................................     49
  Material Federal Income Tax Consequences of the Merger....     50
     Federal Income Tax Consequences if the Merger Qualifies
      as a Reorganization...................................     50
     Tax Consequences if the Merger is Not a
      Reorganization........................................     52
     Tax Consequences to Medical Dynamics Stockholders
      Owning 100 or Fewer Shares............................     52
     Dissenting Stockholders................................     53
     Backup Withholding.....................................     53
  Loan to Medical Dynamics..................................     53
  Background of and Reasons for the Merger..................     54
     Background to the Merger...............................     54
     Medical Dynamics' Reasons for the Merger...............     58
     InfoCure's Reasons for the Merger......................     61
  Completion of the Merger..................................     61
  Distribution of InfoCure Stock Certificates...............     61
  Regulatory Approval.......................................     62
  Management and Operations After the Merger................     62
  Accounting Treatment......................................     62
  Resales of InfoCure Preferred Stock and InfoCure Common
     Stock..................................................     63
  Voting Agreement..........................................     63
The Merger Agreement........................................     64
  Conditions to Completion of the Merger....................     64
  No Solicitation...........................................     65
  Waiver, Amendment, and Termination........................     66
  Fees and Expenses.........................................     67
  Termination Fee...........................................     67
  Representations and Warranties............................     68
  Conduct of Business Pending the Merger....................     70
The Stockholders Agreement..................................     71
Description of the Depositary Shares........................     72
  General...................................................     72
  Dividends and Other Distributions.........................     72
  Record Date...............................................     73
  Withdrawal of Preferred Stock.............................     73
  Redemption or Conversion of Depositary Shares.............     73
  Payment and Conversion....................................     74
  Voting of Preferred Stock.................................     74
  Amendment and Termination of the Deposit Agreement........     75
  Charges of Depositary.....................................     76
  Miscellaneous.............................................     76
  Resignation and Removal of Depositary.....................     76
Description of the Preferred Stock..........................     77
  General...................................................     77
  Selected Definitions......................................     77
  Ranking...................................................     78
  Dividends.................................................     78
  Liquidation Preference....................................     80

                                      (iii)

                                                              PAGE
                                                              -----
  Redemption................................................     81
  Conversion Rights.........................................     82
  Conversion Price Adjustment...............................     84
  Voting Rights.............................................     89
  Exchange into PracticeWorks Preferred Stock...............     89
Comparative Stock Prices and Dividends......................     91
  Recent Closing Prices.....................................     91
  Dividend Information......................................     92
  Number of Stockholders....................................     92
Ratios of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................     92
Principal Stockholders......................................     93
Effect of the Merger on Rights of Stockholders..............     94
  Classes of Stock and Voting Rights of Medical Dynamics and
     InfoCure...............................................     94
  Board of Directors........................................     94
  Number of Directors.......................................     94
  Filling Vacancies on the Board............................     95
  Quorum....................................................     95
  Stockholder Action by Written Consent.....................     95
  Ability to Call Special Meeting...........................     95
  Notice of Meeting.........................................     95
  Advance Notice of Stockholder Proposals...................     96
  Voting Requirements.......................................     97
  Amending Certificate of Incorporation or Articles of
     Incorporation..........................................     97
  Amending Bylaws...........................................     97
  Interested Director Transactions..........................     98
Stockholder Proposals.......................................     99
Other Matters...............................................     99
Experts.....................................................     99
Legal Matters...............................................    100
Where You Can Find More Information.........................    100
APPENDIX A -- Amended and Restated Agreement and Plan of
  Merger and Reorganization.................................    A-1
APPENDIX B -- Article 113 of the Colorado Business
  Corporation Act...........................................    B-1

                                      (iv)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     Unless stated otherwise, all references in this proxy statement-prospectus to the merger agreement refer to the amended and restated merger agreement dated as of October 10, 2000 between InfoCure and Medical Dynamics, as amended on October 30, 2000, and all references to the merger refer to the transactions contemplated by the amended and restated merger agreement.

Q:  WHY IS MEDICAL DYNAMICS BEING ACQUIRED BY INFOCURE?

A: The Medical Dynamics board believes that the merger is in the best interests of the company and will provide significant benefits to its stockholders, customers and employees. The board believes that the merger will create a company which will be better positioned to be a strong competitor in the rapidly changing and consolidating healthcare information technology services industry. To review the background and reasons for the merger in greater detail, see pages 54 through 60.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: If you own more than 100 shares of Medical Dynamics common stock, in exchange for each share of Medical Dynamics common stock you own, you will receive 0.06873 shares of InfoCure common stock and 0.07558 shares of InfoCure series A convertible redeemable preferred stock. The preferred stock will be issued in the form of depositary shares. Each depositary share will represent one-tenth of one share of the InfoCure preferred stock. Each depositary share you receive will entitle you to all the rights and preferences of the preferred stock in proportion to the fraction of a share of preferred stock represented by the depositary share. Please note, however, under the circumstances described on page 3, the amount and form of consideration payable to you may change.

Q: WHAT WILL I RECEIVE IN THE MERGER IF I OWN 100 OR FEWER SHARES OF MEDICAL DYNAMICS?

A: If you own 100 or fewer shares of Medical Dynamics common stock, you will receive $0.75 in cash in exchange for each share of Medical Dynamics common stock you own.
Q:  WHAT ARE THE TERMS OF THE PREFERRED STOCK?

A:  The terms of the preferred stock include the following:

     - The preferred stock has an initial liquidation preference of $5.44 per share.

     - Each share of preferred stock may be converted at any time at the option of the holder into the number of shares of InfoCure common stock equal to the liquidation preference in effect at the time divided by the conversion price, which initially will be $20.00, subject to certain
       anti-dilution adjustments. As of November   , 2000, each share of
       preferred stock would have been convertible into      shares of InfoCure
       common stock.

       In addition, InfoCure has proposed to spin-off its dental division in a tax-free transaction following completion of the merger by transferring the assets and liabilities of this division to a newly formed, wholly owned subsidiary and then distributing all of the outstanding common stock of this company to InfoCure's stockholders of record on the applicable record date. If InfoCure completes this spin-off, which is subject to satisfaction of certain conditions, each share of preferred stock will be convertible into common stock of this newly formed company at the conversion rate then in effect, subject to certain anti-dilution adjustments.

     - Dividends will accrue on each share of preferred stock from the date of original issuance at a rate equal to 6% per annum on the liquidation preference per share then in effect and shall be paid quarterly in arrears on March 31, June 30, September 30 and

       December 31. At its option, InfoCure may pay dividends either in cash or shares of InfoCure common stock equal in value to the amount of the dividend based on the average of the closing prices of InfoCure common stock for the 20 trading days immediately prior to the dividend payment date. Any dividends not paid on the applicable payment date in respect of any share of preferred stock will be added to the liquidation preference in effect with respect to such share.

     - InfoCure must redeem all outstanding shares of preferred stock in cash on the fifth anniversary of the date of original issuance at a redemption price equal to the liquidation preference plus all accrued and unpaid dividends through the redemption date.

     - Holders of shares of preferred stock may vote on all matters on which holders of InfoCure common stock are entitled to vote. Holders of preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which their shares of preferred stock are convertible (rounded down to the nearest whole number) on the date for determination of the stockholders entitled to vote on a matter.

Q:  WHAT IS INFOCURE'S PROPOSED SPIN-OFF TRANSACTION? HOW WILL IT AFFECT ME?

A: On August 22, 2000, InfoCure announced its intention to spin-off its dental division by transferring the assets and liabilities of this division to PracticeWorks, Inc., a wholly owned subsidiary of InfoCure, and then distributing 100% of the PracticeWorks common stock to the holders of InfoCure common stock in a tax-free transaction. Certain information regarding the spin-off and PracticeWorks has been incorporated by reference into this proxy statement-prospectus. You are urged to read this information.

     If InfoCure completes the spin-off, each share of InfoCure preferred stock would be automatically exchanged for 10 shares of series A preferred stock of PracticeWorks. Each InfoCure depositary share would be automatically cancelled and converted into the right to receive one share of PracticeWorks preferred stock. Shares of PracticeWorks preferred stock would not be represented by depositary shares and you would hold these shares directly. The terms of the PracticeWorks preferred stock would be identical to the terms of the InfoCure preferred stock, except that the PracticeWorks preferred stock would be convertible into shares of PracticeWorks common stock. The per share conversion price of the PracticeWorks preferred stock would be set at the time of the distribution such that all of the shares of PracticeWorks preferred stock issued to the former owners of Medical Dynamics common stock would, in the aggregate, be convertible into 1.5% of the PracticeWorks common stock outstanding immediately after the spin-off.

Q:  WILL I RECEIVE FRACTIONAL SHARES IN THE MERGER?

A: InfoCure will not issue fractional shares of common stock in the merger. As a result, the number of shares of InfoCure common stock you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment, without interest, for the value of any fraction of a share of InfoCure common stock you otherwise would have been entitled to receive equal to the fraction multiplied by $4.93.

    In the merger the preferred stock will be issued in the form of depositary shares, each of which represents a tenth of a share of preferred stock. InfoCure will not issue any fractional shares of preferred stock in the merger other than in tenths of a share of preferred stock which will be represented by a whole number of depositary shares. As a result, the number of shares of InfoCure preferred stock you will receive in the merger will be rounded down to the nearest tenth of a share of preferred stock. You will receive a cash payment, without interest, for the value of a fraction of a share of preferred stock representing less than a tenth of a share you otherwise would have been entitled to receive in an amount equal to the fraction multiplied by $5.44.

Q: CAN THE EXCHANGE RATIO OR FORM OF CONSIDERATION PAID TO ME IN THE MERGER BE CHANGED?

A: Yes, if you own more than 100 shares of Medical Dynamics common stock. If the average closing price of InfoCure common stock as reported on the Nasdaq National Market for the 20 trading days ending on the fourth trading day prior to the date of the special meeting (we refer to such average price as the "20-day average price") is less than $3.45 per share, Medical Dynamics may provide notice to InfoCure of its intent to terminate the merger agreement. If Medical Dynamics provides such notice, InfoCure may reject the notice and proceed with the merger if it agrees to (1) adjust the exchange ratio relating to the number of shares of InfoCure common stock you will receive so that for each share of Medical Dynamics common stock you own you will receive the number of shares of InfoCure common stock equal to 0.06873 multiplied by a fraction, the numerator of which is $3.45 and the denominator of which is the 20-day average price or (2) pay you $0.2372 in cash for each share of Medical Dynamics common stock you own. In addition, if InfoCure agrees to make one of these changes, you will also still receive
    0.07558 shares of InfoCure preferred stock for each share of Medical Dynamics common stock you own. If Medical Dynamics provides notice that it intends to terminate the merger agreement and InfoCure does not agree to make one of the changes described above, the merger agreement will be terminated.

    The special meeting will be held on December 27, 2000, unless adjourned or postponed. Therefore the 20-day average price will be the average closing price of InfoCure common stock for the twenty trading days ending on December 20, 2000, which is the fourth trading day prior to the special meeting. However, if we adjourn or postpone the special meeting, the 20-day average price will be the average closing price of InfoCure common stock for the 20 trading days ending on the fourth trading day prior to the date to which the special meeting is adjourned or postponed. We currently do not anticipate adjourning or postponing the special meeting. In any case, we will announce the 20-day average price and any adjustments to the merger consideration by press release prior to 9:00 a.m., Eastern Standard Time, on the third trading day prior to the special meeting date.

Q: IF I OWN MORE THAN 100 SHARES OF MEDICAL DYNAMICS COMMON STOCK, HOW DO I KNOW WHAT I WILL RECEIVE IN THE MERGER?

A: If you own more than 100 shares of Medical Dynamics common stock, the following factors will determine whether you will receive InfoCure common stock (and how many shares) or cash in the merger:

     - whether the 20-day average price is $3.45 or greater;

     - whether the 20-day average price is less than $3.45 per share and Medical Dynamics delivers notice of its intent to terminate the merger agreement; and

     - whether the events set forth in the preceding bullet occur and InfoCure rejects Medical Dynamics' termination notice and elects to either (1) adjust the exchange ratio or (2) pay you $0.2372 in cash for each share of Medical Dynamics common stock you own.

IF THE 20-DAY AVERAGE PRICE IS $3.45 OR GREATER OR IF THE 20-DAY AVERAGE PRICE IS LESS THAN $3.45

AND MEDICAL DYNAMICS DOES NOT DELIVER NOTICE OF ITS INTENT TO TERMINATE THE MERGER AGREEMENT, for each share of Medical Dynamics common stock you own, you will receive 0.06873 shares of InfoCure common stock and 0.07558 shares of InfoCure preferred stock.

IF THE 20-DAY AVERAGE PRICE IS LESS THAN $3.45, MEDICAL DYNAMICS DELIVERS NOTICE OF ITS INTENT TO TERMINATE THE MERGER AGREEMENT AND INFOCURE REJECTS THE NOTICE AND ELECTS TO MODIFY THE EXCHANGE RATIO, for each share of Medical Dynamics common stock you own, you will receive a fraction of a share of InfoCure common stock as determined under the new exchange ratio and 0.07558 shares of InfoCure preferred stock.

IF THE 20-DAY AVERAGE PRICE IS LESS THAN $3.45, MEDICAL DYNAMICS DELIVERS NOTICE OF ITS INTENT TO TERMINATE THE MERGER AGREEMENT AND INFOCURE REJECTS THIS NOTICE AND ELECTS TO PAY CASH, for each share of Medical Dynamics common stock you own, you will receive $0.2372 in cash and 0.07558 shares of InfoCure preferred stock.

The table below shows what you would receive in the merger if you own 1,000 shares of Medical Dynamics common stock under the possible scenarios outlined above at varying 20-day average prices. In each case, you will receive cash in lieu of a fractional share of common stock in an amount equal to the fraction multiplied by $4.93. If the 20-day average price is $3.45 or greater, you would need to own at least 15 shares of Medical Dynamics common stock to receive at least one whole share of InfoCure common stock. If the 20-day average price is less than $3.45 and InfoCure elects to adjust the exchange ratio, the number of shares of Medical Dynamics common stock you would need to own to receive at least one whole share of InfoCure common stock may be more than 15.

                             INFOCURE
                           COMMON STOCK    CASH DELIVERED      INFOCURE
                           DELIVERED PER     PER 1,000      PREFERRED STOCK
                           1,000 MEDICAL      MEDICAL        DELIVERED PER
   20-DAY       INFOCURE     DYNAMICS         DYNAMICS       1,000 MEDICAL
AVERAGE PRICE   ELECTION      SHARES         SHARES(1)      DYNAMICS SHARES
-------------   --------   -------------   --------------   ---------------
    $3.50          N/A           68               N/A             75
    $3.40         Cash          N/A           $ 237.2             75
    $3.40        Stock           69               N/A             75
    $3.30        Stock           71               N/A             75
    $3.20        Stock           74               N/A             75
    $3.10        Stock           76               N/A             75
    $3.00        Stock           79               N/A             75
    $2.90        Stock           81               N/A             75
    $2.80        Stock           84               N/A             75
    $2.70        Stock           87               N/A             75
    $2.60        Stock           91               N/A             75
    $2.50        Stock           94               N/A             75

---------------

(1) If the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger agreement and InfoCure rejects the notice and elects to pay cash, you will receive a cash payment of $237.20 for each 1,000 shares of Medical Dynamics you own regardless of what the 20-day average price is.

Q:  AM I ENTITLED TO DISSENTERS' RIGHTS?

A: If you own 100 or fewer shares of Medical Dynamics common stock, you will be entitled to dissenters' rights under Colorado law. Likewise, if you own 100 or more shares of Medical Dynamics common stock, you will be entitled to dissenters' rights if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger agreement and InfoCure rejects the notice and elects to pay cash for each share of Medical Dynamics common stock. If you own more than 100 shares of Medical Dynamics common stock but will only receive InfoCure common stock, InfoCure preferred stock and cash in lieu of fractional shares, you will not be entitled to dissenters' rights.

    If applicable, dissenters' rights would entitle you to receive the "fair value" of your shares of Medical Dynamics common stock in lieu of receiving the merger consideration, provided that you comply with the requirements of Colorado law. These rights, as well as the procedures for perfecting these rights under Colorado law, are described under "Dissenters' Rights" beginning on page 38. In addition, the full text of the relevant sections of the Colorado statute is attached hereto as Appendix B to this proxy statement-prospectus. We will announce the 20-day average price and any adjustments to the merger consideration by press release at prior to 9:00 a.m., Eastern Standard Time, on the third trading day prior to the special meeting date. If you own more than 100 shares of Medical Dynamics common stock, this announcement will allow you to determine if you are entitled to dissenters' rights.

Q:  WHAT RISKS SHOULD I CONSIDER?

A:  You should review "Risk Factors" on pages 24 through 36.

    You should also review the factors considered by the Medical Dynamics board of directors. See "Description of the Merger -- Background of and Reasons for the Merger" beginning on page 54.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:  We are working to complete the merger on or before December 31, 2000.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: If you own more than 100 shares of Medical Dynamics common stock and only receive InfoCure common stock and InfoCure preferred stock and cash in lieu of fractional shares in the merger, then, for U.S. federal income tax purposes, you generally will recognize any gain, but not any loss, that you realize in the exchange. However, the amount of gain that you recognize will be limited to the fair market value of the preferred stock you receive in the merger plus any cash you receive in lieu of a fractional share of preferred stock. If you receive any cash in lieu of a fractional share of InfoCure common stock, you generally will be treated as if you had received the fractional share in the merger and then as if InfoCure had redeemed it for cash, and you will recognize gain or loss equal to the difference between the cash received for the fractional share and your tax basis in the fractional share.

    If the 20-day average price of InfoCure common stock is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger agreement and InfoCure rejects the notice and elects to pay cash to stockholders who own more than 100 shares of Medical Dynamics common stock, then you generally will recognize gain or loss in an amount equal to the difference between the fair market value of the consideration you receive in the merger (shares of InfoCure preferred stock and cash) and the tax basis in your shares of Medical Dynamics common stock.

    If you own 100 or fewer shares of Medical Dynamics common stock, then you generally will recognize gain or loss equal to the difference between the cash received for your shares and your tax basis in such shares. To review the tax consequences in greater detail, see pages 50 through 54.

    YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve the merger agreement which provides for the acquisition of Medical Dynamics through a merger of an InfoCure subsidiary into Medical Dynamics. Medical Dynamics will survive the merger and become a wholly owned subsidiary of InfoCure. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Medical Dynamics common stock.

    THE MEDICAL DYNAMICS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS VOTING FOR THE APPROVAL OF THE MERGER AGREEMENT.

Q:  WHY AM I RECEIVING A SECOND PROXY STATEMENT-PROSPECTUS RELATING TO THE
    MERGER?

A: Medical Dynamics and InfoCure originally entered into a merger agreement relating to the acquisition on December 21, 1999. Medical Dynamics then scheduled a stockholders' meeting on August 15, 2000 to approve the merger agreement and mailed a proxy statement-prospectus relating to the meeting to its stockholders. Prior to the stockholders' meeting, InfoCure and Medical Dynamics agreed to discuss potential amendments to the terms of the original merger agreement. As a result, Medical Dynamics adjourned and then cancelled the August 15, 2000 stockholders' meeting. InfoCure and Medical Dynamics entered into an amended and restated merger agreement on October 10, 2000 and entered into an amendment to the amended and restated merger agreement on October 30, 2000. The amended and restated merger agreement, as amended, is described in this proxy statement-prospectus. In the amended and restated merger agreement, InfoCure and Medical Dynamics agreed to, among other things, change the exchange ratio and form of consideration to be paid to stockholders of Medical Dynamics from the terms of the original merger agreement. On December 27, 2000, Medical Dynamics will hold a special meeting of its stockholders to vote to approve the amended and restatement merger agreement.

    The amended and restated merger agreement has material differences from the original merger agreement, so you should read this proxy-statement prospectus carefully. In particular, under the terms of the original merger agreement you would have received only shares of InfoCure common stock in exchange for your shares of Medical Dynamics common stock, regardless of how many shares you own. Under the amended and restated merger agreement, if you own more than 100 shares of Medical Dynamics common stock, you may receive shares of InfoCure common stock and preferred stock in exchange for your shares and, if you own 100 or fewer shares of Medical Dynamics common stock, you will receive $0.75 in cash for each share of Medical Dynamics common stock you own. In addition, under certain circumstances, InfoCure may elect to either increase the exchange ratio relating to the number of shares of InfoCure common stock to be delivered in exchange for each share of Medical Dynamics common stock you own or to pay you cash.

    See pages 54 through 60 for a more detailed description of the background of the original merger agreement and the amended and restated merger agreement.

Q: DO I NEED TO VOTE AGAIN IF I VOTED ON THE MERGER WHEN I RECEIVED THE PREVIOUS PROXY STATEMENT?

A: Yes. You may have received a proxy statement-prospectus relating to the original merger agreement. However, votes for or against the approval of the original merger agreement will not be counted at the special meeting. If you previously voted on the original merger agreement, you must vote again on the amended and restated merger agreement or your vote will not be counted. You may vote for or against the approval of the amended and restated merger agreement, regardless of whether you voted for, against or abstained from voting with respect to the original merger agreement.

Q:  WHAT DO I NEED TO DO NOW?

A: After you review the proxy statement-prospectus and resolve any questions you may have, please indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting of Medical Dynamics stockholders. Specific instructions regarding procedures to be followed in voting are set forth on your proxy card.

    If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the proposal to approve the merger agreement.

    The special meeting of Medical Dynamics stockholders will take place on December 27, 2000 at 10:00 a.m. local time at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112. You may attend the special meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special meeting by following the directions on page 38 and either change your vote or attend the special meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of Medical Dynamics common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, InfoCure will send you written instructions for exchanging your Medical Dynamics common stock certificates representing InfoCure common stock or depositary shares and/or any cash consideration to which you are entitled.

                                    SUMMARY

     This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus. In addition, we incorporate important business and financial information about InfoCure and Medical Dynamics into this proxy statement-prospectus by reference. You may obtain the information incorporated into this proxy statement-prospectus by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 97 of this proxy statement-prospectus.

THE COMPANIES

INFOCURE CORPORATION
1765 THE EXCHANGE
SUITE 200
ATLANTA, GEORGIA 30339
(770) 221-9990

     InfoCure is a leading national provider of information management technology to targeted healthcare specialties. Its wide range of practice management software automates the administrative, financial and clinical information management functions for physicians, dentists and other healthcare practitioners in targeted specialty markets. InfoCure also provides its customers with ongoing maintenance and support, training, electronic data interchange, or "EDI," services and electronic commerce services. These products and services are designed to increase the quality and reduce the cost of providing care by enabling physicians to manage their practices more efficiently.

     In December 1999, InfoCure reorganized its business to consist of a medical division, named VitalWorks, and a dental division, named PracticeWorks. This reorganization was intended to facilitate changes in the pricing of practice management software products, the delivery of those products and the scope of InfoCure's products offerings. InfoCure intends to develop new practice management software applications that can be delivered through the application services provider delivery model, and it is also developing Internet-based applications and services and wireless solutions designed to allow its customers to utilize new technology to enhance office workflow and conduct business-to-business e-commerce. For a description of the risks associated with this reorganization, please see "Risk Factors -- Risks Related to InfoCure and Medical Dynamics as a Combined Company" beginning on page 24.

     On August 22, 2000 InfoCure announced its intention to spin-off its dental division by transferring the assets and liabilities of its dental division to PracticeWorks, Inc., a wholly owned subsidiary of InfoCure, and then distributing 100% of the PracticeWorks common stock to its stockholders in a tax-free transaction. If InfoCure completes the spin-off it will provide its stockholders with an information statement that will discuss PracticeWorks' business and the risks associated with the distribution and ownership of PracticeWorks common stock. InfoCure can make no assurance that it will complete the spin-off.

     For the year ended December 31, 1999, InfoCure generated revenues of $203.6 million and a net loss, after extraordinary items, of $3.8 million. For the six months ended June 30, 2000, InfoCure generated revenues of $69.9 million and a net loss of $25.6 million. On June 30, 2000, InfoCure had consolidated assets of $215.9 million and consolidated stockholders' equity of $110.3 million.

MEDICAL DYNAMICS, INC.
99 INVERNESS DRIVE EAST
ENGLEWOOD, COLORADO 80112
(303) 790-2990

     Medical Dynamics is engaged in the development and marketing of practice management software and related products for the dental profession. Medical Dynamics' principal products are practice management software, patient education systems, digital x-ray systems and a wide variety of ancillary products utilized in the dental profession.

     For the year ended September 30, 1999, Medical Dynamics generated revenues of $11.0 million and a net loss of $5.4 million. For the nine months ended June 30, 2000, Medical Dynamics generated revenues of $3.0 million and a net loss of $1.6 million. On June 30, 2000, Medical Dynamics had consolidated assets of $4.6 million and consolidated stockholders' equity of $1.6 million.

THE MERGER

     InfoCure will acquire Medical Dynamics by means of the merger of CADI Acquisition Corporation, a wholly owned subsidiary of InfoCure, with and into Medical Dynamics. Medical Dynamics will be the surviving corporation in the merger. The merger agreement is attached as Appendix A to this proxy statement-prospectus. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed on pages 64 through 70 of this proxy statement-prospectus.

REASONS FOR THE MERGER

     Medical Dynamics and InfoCure have identified several potential advantages of the merger that they believe will benefit you, Medical Dynamics and InfoCure.

     We anticipate that the merger will benefit you by:

     - reducing your exposure to risks inherent in Medical Dynamics' reliance on a limited number of products and competition with larger companies with more diversified product lines and greater financial resources; and

     - allowing you to participate in the potential for growth of the combined company after the merger or, if you own 100 or fewer shares of Medical Dynamics common stock, to receive $0.75 in cash in exchange for each share of Medical Dynamics you hold.

     Medical Dynamics anticipates that the merger will benefit it by:

     - enabling Medical Dynamics to gain access to additional capital resources;

     - providing increased opportunity for the development of Medical Dynamics' product offerings, thereby augmenting Medical Dynamics' competitive position and maximizing value for stockholders of the combined entity; and

     - providing Medical Dynamics with the opportunity to capitalize on InfoCure's relationships with its customers and vendors.

     InfoCure anticipates that the merger will benefit it by:

     - enhancing InfoCure's product portfolio with the addition of Medical Dynamics' products; and

     - allowing InfoCure to secure ownership of Medical Dynamics' technology.

ACCOUNTING TREATMENT

     InfoCure intends to account for the merger as a purchase business combination. Under this method of accounting, after the closing of the merger, Medical Dynamics' assets and liabilities will be recorded at fair value and any excess of the total value of shares exchanged for Medical Dynamics' assets over its net assets will be recorded as goodwill.

REPLACEMENT OF MEDICAL DYNAMICS OPTIONS AND WARRANTS

     Medical Dynamics has issued options and warrants exercisable for shares of Medical Dynamics common stock. When the merger is effective, all outstanding options and warrants to purchase Medical Dynamics common stock will be terminated and InfoCure will issue replacement options and warrants to purchase shares of InfoCure common stock. The number of shares of InfoCure common stock issuable upon exercise or conversion of each replacement option or warrant will be equal to the number of shares of Medical Dynamics common stock issuable upon exercise of the terminated option or warrant multiplied by 0.1521298, rounded up to the nearest whole number of shares. The exercise price of each replacement option or warrant will be equal to the exercise price of the terminated option or warrant divided by 0.1521298, rounded up to the nearest whole cent. The replacement options granted to certain current officers and directors and former employees and directors of Medical Dynamics will expire on the expiration dates of the corresponding terminated options, which occur on various dates from April 2001 through October 2005. The remaining replacement options will expire on the later of (1) one year from the closing of the merger and (2) 30 days after the date the employee is terminated by Medical Dynamics, but in no event will the expiration date extend beyond the expiration date provided in the corresponding terminated option. The replacement warrants will expire on the earlier of (1) one year from the closing of the merger and
(2) the expiration date in the corresponding terminated warrant. If the spin-off of PracticeWorks occurs, the replacement options and warrants will be automatically exchanged for options and warrants to acquire shares of PracticeWorks common stock on the same basis as other PracticeWorks options and warrants granted to replace existing InfoCure options and warrants.

NON-SOLICITATION OF THIRD PARTY PROPOSALS

     Until consummation or abandonment of the merger, Medical Dynamics and its affiliates have agreed not to initiate or facilitate any proposal from a third party with respect to a merger, consolidation, sale or similar transaction involving Medical Dynamics or its subsidiaries (an "acquisition proposal"). However, during the period from the mailing of this proxy statement-prospectus until the Medical Dynamics stockholders have approved the merger, the Medical Dynamics board may engage in discussions regarding an acquisition proposal if certain conditions are met. Those conditions are more fully described on page 65 of this proxy statement-prospectus.

CONDITIONS TO COMPLETION OF THE MERGER

     The merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

     - Medical Dynamics stockholders approve the merger;

     - InfoCure and Medical Dynamics receive legal opinions from their respective counsel concerning the treatment of the merger as a "reorganization" for federal income tax purposes; provided, however, that receipt of a tax opinion will not be required if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger agreement and InfoCure rejects that notice and elects to pay cash to Medical Dynamics stockholders who own more than 100 shares; and

     - neither Medical Dynamics nor InfoCure has breached any of its representations or obligations under the merger agreement in any material respect.

     In addition to these conditions, the merger agreement attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

TERMINATION OF THE MERGER AGREEMENT

     Either InfoCure or Medical Dynamics may terminate the merger agreement under certain circumstances, including if:

     - both parties consent in writing;

     - the merger is not completed before December 31, 2000;

     - legal restraints prevent the consummation of the merger;

     - the Medical Dynamics stockholders do not approve the merger agreement; or

     - the other party breaches in a material manner any of its representations, warranties or covenants under the merger agreement and such breach is not cured within 30 days of notice.

     InfoCure also may terminate the merger agreement, among other things, if:

     - Medical Dynamics accepts or recommends acceptance of an acquisition proposal with another party or withdraws, or adversely modifies, its recommendation of the merger; or

     - the 20-day average price is greater than $6.41.

     If the 20-day average price is less than $3.45, Medical Dynamics may provide notice to InfoCure of its intent to terminate the merger agreement. If Medical Dynamics provides such notice, InfoCure may reject the notice and proceed with the merger if it agrees to (1) adjust the exchange ratio relating to the number of shares of InfoCure common stock you will receive in the merger if you own more than 100 shares of Medical Dynamics common stock, as described above or (2) pay you $0.2372 in cash for each share of Medical Dynamics common stock you own if you own 100 or more shares of Medical Dynamics common stock. In addition, if InfoCure agrees to make one of these changes, you will also still receive 0.07558 shares of InfoCure preferred stock for each share of Medical Dynamics common stock you own if you own more than 100 shares of Medical Dynamics common stock. If Medical Dynamics provides notice that it intends to terminate the merger agreement and InfoCure does not agree to make one of the changes described above, the merger agreement will be terminated.

FEES AND EXPENSES

     InfoCure and Medical Dynamics will generally pay their own fees, costs and expenses incurred in connection with the merger agreement. However, Medical Dynamics will pay InfoCure a "break up" fee of $250,000, under certain circumstances, if:

     - Medical Dynamics approves, enters into, or consummates a transaction contemplated by an acquisition proposal;

     - the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger; or

     - certain principal stockholders of Medical Dynamics who own 17% of the outstanding shares of Medical Dynamics stock fail to comply with their obligations under a stockholders agreement to vote in favor of the merger.

     In addition, InfoCure will pay Medical Dynamics a fee of $250,000 if Medical Dynamics terminates the merger agreement because InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect.

RESTRICTIONS ON YOUR ABILITY TO SELL THE COMMON STOCK AND DEPOSITARY SHARES YOU RECEIVE IN THE MERGER

     All shares of InfoCure common stock and depositary shares representing InfoCure preferred stock you receive in connection with the merger will be freely transferable, unless you are an "affiliate" of Medical Dynamics or InfoCure under the securities laws. If you are considered an affiliate of Medical Dynamics or InfoCure, your shares of common stock and depositary shares received in the merger may only be sold pursuant to an exemption under the securities laws or pursuant to an effective registration statement covering the resale of such shares.

SPECIAL MEETING OF STOCKHOLDERS

     The special meeting of Medical Dynamics Stockholders will be held at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112, at 10:00 a.m., local time on December 27, 2000. At the special meeting, we will ask you to approve the merger agreement. In order for the special meeting to be held, a quorum must be present. A quorum is present if a majority of the outstanding shares of Medical Dynamics common stock are represented at the special meeting either in person or by proxy.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER

     The affirmative vote of the holders of a majority of the outstanding shares of Medical Dynamics common stock is required to approve the merger agreement. In connection with the merger, certain stockholders of Medical Dynamics who hold approximately 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote their shares in favor of the merger.

VOTING RIGHTS AT THE SPECIAL MEETING

     You are entitled to vote at the special meeting if you owned shares as of the close of business on October 18, 2000, the record date. As of the record date, there were 13,229,206 shares of Medical Dynamics common stock outstanding held by 11,577 holders of record. You will be entitled to one vote for each share of Medical Dynamics common stock that you owned on the record date. You may vote either by attending the special meeting and voting your shares in person or by completing the enclosed proxy card and mailing it in the enclosed envelope.

     Medical Dynamics is seeking your proxy to use at the special meeting. Medical Dynamics and InfoCure have prepared this proxy statement-prospectus to assist you in deciding how to vote. Whether or not you plan to attend the meeting, please indicate on your proxy card how you want to vote. Please sign, date and mail it as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote AGAINST approval of the merger agreement. If you sign a proxy, you may revoke it at any time before the special meeting or by attending and voting at the special meeting.

     Proxies submitted in connection with the August 15, 2000 stockholders' meeting will not be counted at the special meeting on December 27, 2000. Therefore, even if you voted on the original merger agreement, you must vote again on the amended and restated merger agreement or your vote will not be counted.

MEDICAL DYNAMICS' RECOMMENDATION TO STOCKHOLDERS

     Medical Dynamics' board of directors has unanimously determined that the terms of the merger agreement are consistent with and in furtherance of the long-term business strategy of Medical Dynamics and fair to, and in the best interests of, Medical Dynamics and its stockholders. Medical Dynamics' board of directors approved and declared advisable the merger agreement and recommends that you vote to approve the merger agreement.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS

     On the record date, Medical Dynamics' directors and executive officers owned 2,259,716 shares, or approximately 17% of the outstanding shares of Medical Dynamics common stock. These officers and directors have agreed to vote those shares in favor of the merger agreement. Those shares do not include shares that the Medical Dynamics directors and executive officers may acquire through the exercise of stock options or warrants. On the record date and as of the date of this proxy statement-prospectus, InfoCure's directors and executive officers owned no shares of Medical Dynamics common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS

     When considering the recommendation of Medical Dynamics' board of directors, you should be aware that certain Medical Dynamics directors and officers have interests in the merger that are different from, or are in addition to, yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

COMPLETION OF THE MERGER AND REGULATORY APPROVALS

     The merger will become effective upon the filing of articles of merger with the Colorado Secretary of State. If the Medical Dynamics stockholders approve the merger at the special meeting and all required regulatory approvals are obtained, we currently anticipate that the merger will be completed on or before December 31, 2000.

DIFFERENCES IN STOCKHOLDERS' RIGHTS

     When the merger is completed, if you own more than 100 shares of Medical Dynamics common stock, whether or not you surrender your Medical Dynamics stock certificates, you will automatically become a holder of:

     - InfoCure common stock (unless, under the circumstances described above, InfoCure elects to pay cash to you) and

     - a holder of InfoCure preferred stock.

     Your rights as a Medical Dynamics stockholder are governed by the Medical Dynamics articles of incorporation and bylaws and by Colorado law. The rights of InfoCure stockholders differ from the rights of Medical Dynamics stockholders in several important ways. Many of these have to do with provisions in InfoCure's certificate of incorporation and bylaws and with Delaware law. See "Effect of the Merger on Rights of Stockholders" beginning on page 90 for a description of the differences in these rights. In addition, as a holder of InfoCure preferred stock, you will have the rights defined in the certificate of designations for the preferred stock. These rights are described under "Description of the Preferred Stock" beginning on page 77.

LISTING OF INFOCURE AND PRACTICEWORKS COMMON STOCK

     InfoCure has agreed to list the shares of InfoCure common stock to be issued in connection with the merger on The Nasdaq National Market. InfoCure expects that if it completes the spin-off, PracticeWorks will apply to have its common stock listed on The Nasdaq National Market. InfoCure does not currently anticipate listing the InfoCure preferred stock on The Nasdaq National Market. Furthermore, InfoCure does not anticipate that PracticeWorks would apply to have the PracticeWorks preferred stock that would be exchanged for the InfoCure preferred stock to be listed any securities exchange or The Nasdaq National Market.

MARKET PRICE INFORMATION

     Shares of InfoCure common stock are traded on The Nasdaq National Market under the trading symbol "INCX." Shares of Medical Dynamics common stock were traded on The Nasdaq SmallCap Market under the trading symbol "MEDY" until October 11, 2000 and thereafter have been traded on the Over-the-Counter Bulletin Board System. No shares of InfoCure preferred stock will be issued prior to the merger and therefore there has been no trading market for those shares. The following table presents:

     - the last reported sale price of one share of InfoCure common stock;

     - the last reported sale price of one share of Medical Dynamics common stock; and

     - the market value of one share of Medical Dynamics common stock on an equivalent per share basis;

on December 20, 1999, the last full trading day before the public announcement of the original merger agreement, on October 10, 2000, the last trading day before the public announcement of the amended and restated merger agreement and
on November   , 2000, the last practicable day before the date of this proxy statement-prospectus. The equivalent price per share data for Medical Dynamics common stock reflects the sum of the market value of the InfoCure common stock and the InfoCure preferred stock (on an as-converted basis) you would have received in exchange for one share of Medical Dynamics common stock had the merger been completed on each of these dates. The market value of the InfoCure common stock that you would have received was determined by multiplying the last reported sales price of one share of InfoCure common stock on the applicable date by 0.06873. The market value of the InfoCure preferred stock was calculated by determining the number of shares of common stock into which 0.07558 shares of preferred stock may be converted (based on the initial liquidation preference and conversion price) and multiplying that number by the last reported sales price of one share of InfoCure common stock on the applicable date.

INFOCURE:

                               PRICE PER SHARE
DATE                            COMMON STOCK
----                           ---------------
December 20, 1999............      $27.00
October 10, 2000.............        3.91
November   , 2000............

MEDICAL DYNAMICS:

                                           EQUIVALENT
                       PRICE PER SHARE   PRICE PER SHARE
DATE                    COMMON STOCK      COMMON STOCK
----                   ---------------   ---------------
December 20, 1999....       $0.94             $2.41
October 10, 2000.....        0.25              0.35
November   , 2000....

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     InfoCure and Medical Dynamics have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and we cannot assure you that these statements will prove to be correct. Forward-looking statements include assumptions as to how InfoCure and Medical Dynamics may perform in the future. When we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, InfoCure and Medical Dynamics claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the important factors discussed in this document and in the documents to which we have referred you could affect the future results of InfoCure and Medical Dynamics and could cause those results to differ materially from those expressed in our forward-looking statements. See "Risk Factors" beginning on page 24.

WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have any questions about the merger, please call Van A. Horsley, Medical Dynamics' President, at (303) 790-2990, Extension 13.

                       SELECTED HISTORICAL FINANCIAL DATA

INFOCURE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data set forth below as of January 31, 1996 and 1997 and December 31, 1997 and for the two years ended January 31, 1997 have been derived from the audited consolidated financial statements of American Medcare Corporation, the predecessor of InfoCure, and are not included or incorporated by reference into this proxy statement-prospectus. The selected historical consolidated financial data set forth below as of June 30, 2000, December 31, 1999 and 1998, and for the six months ended June 30, 2000 and 1999, for the years ended December 31, 1999 and 1998, and for the eleven months ended December 31, 1997 have been derived from InfoCure's consolidated financial statements which are incorporated by reference in this proxy statement-prospectus. These consolidated financial statements have been audited by BDO Seidman, LLP, whose report on these consolidated financial statements is also incorporated by reference in this proxy statement-prospectus, except as noted below. The information presented gives retroactive effect to pooling-of-interests treatment for acquisitions completed on or before December 31, 1999 and a 2-for-1 stock split in August 1999. The following financial information should be read in conjunction with InfoCure's consolidated financial statements and related notes thereto provided in InfoCure's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended by InfoCure's Annual Report on Form 10-K/A filed on May 1, 2000 and Quarterly Report on Form 10-Q for the three months ended June 30, 2000 incorporated by reference in this proxy statement-prospectus.

                                             SIX MONTHS                                 ELEVEN
                                                ENDED              YEAR ENDED           MONTHS         YEAR ENDED
CONSOLIDATED STATEMENT                        JUNE 30,            DECEMBER 31,          ENDED          JANUARY 31,
OF OPERATIONS DATA (IN THOUSANDS,        -------------------   -------------------   DECEMBER 31,   -----------------
EXCEPT PER SHARE DATA):                    2000       1999       1999     1998(1)        1997        1997      1996
---------------------------------        --------   --------   --------   --------   ------------   -------   -------
                                             (UNAUDITED)
Total revenue..........................  $ 69,923   $101,593   $203,634   $129,845     $ 75,229     $53,644   $53,756
Compensatory stock awards..............        --         --      1,431      6,447           78          --        --
Purchased research and development.....        --         --         --      9,000           --          --        --
Restructuring and other charges........     1,616        836     10,681      1,874       13,052          --        --
Merger costs...........................        --         --      3,764        123           --          --        --
Operating income (loss)................   (35,929)    14,229      3,230     (4,007)     (25,340)     (7,576)   (4,287)
Net income (loss) available to common
  stockholders before extraordinary
  item.................................   (25,597)     6,835       (859)    (6,799)     (18,709)     (5,946)   (4,686)
Net income (loss) per share before
  extraordinary item (2):
  Basic................................     (0.78)      0.28      (0.03)     (0.39)       (1.21)
  Diluted..............................     (0.78)      0.22      (0.03)     (0.39)       (1.21)
Shares used in computing net loss per
  share:
  Basic................................    32,889     24,637     27,994     19,312       15,523
  Diluted..............................    32,889     30,442     27,994     19,312       15,523

                                         AS OF
                                       JUNE 30,          AS OF DECEMBER 31,         AS OF JANUARY 31,
CONSOLIDATED BALANCE SHEET DATA       -----------   -----------------------------   -----------------
(IN THOUSANDS):                          2000         1999     1998(1)     1997      1997      1996
-------------------------------       -----------   --------   --------   -------   -------   -------
                                      (UNAUDITED)
Cash and cash equivalents...........   $ 15,339     $ 16,836   $ 10,302   $ 6,795   $ 3,822   $ 1,280
Working capital.....................     15,736       25,993     (3,598)   (6,736)   (5,233)   (5,000)
Total assets........................    215,914      220,504    160,132    65,794    33,013    24,434
Long-term debt, less current
  portion...........................     59,901       41,178     72,896    12,394     5,962     5,883
Convertible, redeemable preferred
  stock.............................         --           --      8,501        --        --        --
Convertible, redeemable subsidiary
  preferred stock issuable..........     10,000           --         --        --        --        --
Stockholders' equity (capital
  deficit)..........................    110,335      135,339     22,772    11,615     5,501    (1,138)

(1) During 1998, InfoCure acquired the net assets of the Healthcare Systems Division of The Reynolds and Reynolds Company in a transaction accounted for as a purchase.
(2) Loss per share for the years ended January 31, 1997 and 1996 has not been presented as it is not considered meaningful due to InfoCure's initial public offering and acquisition of six companies in conjunction with the formation of InfoCure in the period ended December 31, 1997.

MEDICAL DYNAMICS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected historical financial data set forth below as of September 30, 1998, 1997, 1996 and 1995, and for each of the years in the three years ended September 30, 1996 have been derived from Medical Dynamics' audited consolidated financial statements not included or incorporated by reference into this proxy statement-prospectus. The selected historical financial data set forth below as of June 30, 2000, September 30, 1999, and for the nine months ended June 30, 2000 and 1999 and for each of the years in the two year-period ended September 30, 1999 have been derived from Medical Dynamics' consolidated financial statements which are incorporated by reference into this proxy statement-prospectus. The consolidated financial statements as of September 30, 1999 and for the years ended September 30, 1999 and 1998 have been audited by Hein + Associates LLP, whose report on these consolidated financial statements is also incorporated by reference in this proxy statement-prospectus, except as noted below. The following financial information should be read in conjunction with Medical Dynamics' consolidated financial statements and consolidated condensed financial statements incorporated by reference into this proxy statement-prospectus.

                                  NINE MONTHS ENDED
STATEMENT OF                          JUNE 30,                     YEARS ENDED SEPTEMBER 30,
OPERATIONS DATA (IN THOUSANDS,  ---------------------   -----------------------------------------------
EXCEPT PER SHARE DATA)             2000        1999      1999      1998      1997      1996      1995
------------------------------  -----------   -------   -------   -------   -------   -------   -------
                                     (UNAUDITED)
Revenues...................       $ 2,965     $ 9,130   $10,959   $ 7,847   $   983   $   668   $ 1,195
Cost of revenues...........         1,418       4,560     6,108     4,059     1,296       652     1,012
Gross profit...............         1,547       4,570     4,851     3,788      (313)       16       183
Operating loss.............        (1,285)     (2,733)   (4,520)   (2,304)   (1,684)   (1,787)   (1,618)
Net loss...................        (1,578)     (3,093)   (5,398)   (2,522)   (1,548)   (1,742)   (1,484)
Net loss per share.........         (0.12)      (0.29)    (0.52)    (0.27)    (0.21)    (0.25)    (0.22)

                                                                     SEPTEMBER 30,
                                         JUNE 30,     -------------------------------------------
BALANCE SHEET DATA (IN THOUSANDS):         2000        1999      1998     1997     1996     1995
----------------------------------      -----------   -------   ------   ------   ------   ------
                                        (UNAUDITED)
Cash and cash equivalents.............    $   417     $   180   $  553   $  836   $  993   $1,072
Working capital.......................     (2,452)     (1,787)     449    1,343    1,148    2,203
Total assets..........................      4,637       5,603    9,170    1,917    2,237    2,886
Long-term debt, less current
  portion.............................        139         578    1,769       --       --       --
Stockholders' equity..................      1,597       2,593    5,464    1,547    1,926    2,531

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information has been derived from the historical financial statements of InfoCure and Medical Dynamics. The unaudited pro forma combined balance sheet data as of June 30, 2000 has been presented as if the pending acquisition of Medical Dynamics had been consummated on that date. The unaudited pro forma combined statements of operations data for the year ended December 31, 1999 and the six months ended June 30, 2000 have been presented as if the pending acquisition of Medical Dynamics had been consummated on January 1, 1999.

     The selected unaudited pro forma combined financial information gives effect to the acquisition of Medical Dynamics under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

                                                         SIX MONTHS ENDED        YEAR ENDED
                                                           JUNE 30, 2000     DECEMBER 31, 1999
                                                         -----------------   ------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue..........................................      $ 72,166             $214,593
Compensatory stock awards..............................            --                1,481
Restructuring and other charges........................         1,616               11,336
Merger costs...........................................            --                3,764
Operating loss.........................................       (38,625)              (1,609)
Net loss before extraordinary item available to common
  stockholders.........................................       (28,215)              (4,840)
Net loss per share before extraordinary item, basic and
  diluted..............................................         (0.84)               (0.16)

                                                              JUNE 30, 2000
                                                              -------------
                                                                   (IN
                                                               THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 14,931
Working capital.............................................      14,034
Total assets................................................     227,459
Long-term debt, less current portion........................      60,040
Series A convertible redeemable preferred stock.............       5,252
Convertible, redeemable subsidiary preferred stock
  issuable..................................................      10,000
Stockholders' equity........................................     115,163

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements have been prepared to give effect to InfoCure's proposed acquisition of all the outstanding equity interest of Medical Dynamics. Pursuant to the merger agreement, assuming that the 20-day average price is $3.45 or greater, each holder of greater than 100 shares of Medical Dynamics common stock will receive
0.06873 shares of InfoCure common stock and 0.07558 shares of InfoCure preferred stock in exchange for each share of Medical Dynamics common stock held. If the 20-day average price is $3.45 or greater, each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics common stock held. The unaudited pro forma condensed combined financial statements assume 13.2 million shares of Medical Dynamics common stock are outstanding on a fully diluted basis as of the date of the acquisition and that the 20-day average price is $3.45 or greater, in which case InfoCure would issue approximately 878,000 shares of InfoCure common stock and approximately 965,400 shares of InfoCure preferred stock shares in the merger and pay approximately $350,000 in cash.

     The pro forma condensed combined financial statements included herein reflect application of the purchase method of accounting for the acquisition. Such financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of InfoCure included in InfoCure's annual report on Form 10-K for the year ended December 31, 1999 and its quarterly report on Form 10-Q for the six months ended June 30, 2000, incorporated herein by reference, and the Medical Dynamics historical consolidated financial statements and notes thereto of Medical Dynamics included in Medical Dynamics' annual report on Form 10-KSB for the year ended September 30, 1999 and its quarterly report on Form 10-QSB for the nine months ended June 30, 2000, incorporated herein by reference.

     The pro forma condensed combined balance sheet gives effect to the acquisition as if it had occurred on June 30, 2000 combining the balance sheets of InfoCure and Medical Dynamics as of that date. The pro forma condensed combined statements of operations give effect to the acquisition as if it had occurred on January 1, 1999, combining the results of InfoCure and Medical Dynamics for the six months ended June 30, 2000 and combining the results of InfoCure for the year ended December 31, 1999 with those of Medical Dynamics for the year ended September 30, 1999 which, for pro forma purposes, are considered comparable to the results of a calendar twelve-month period.

     The pro forma combined statements of operations for the six months ended June 30, 2000 and for the year ended December 31, 1999 include appropriate adjustments for amortization and other items related to the transaction, but exclude any potential cost savings. InfoCure believes that it may be able to reduce salaries and related costs and general and administrative expenses as it eliminates duplication of overhead and, together with Medical Dynamics, has formulated a plan of restructuring to implement such savings. There can be no assurance that the restructuring plan will be successful in effecting such cost savings.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma combined financial information is unaudited and does not purport to represent the consolidated results that would have been obtained had the transaction occurred at the dates indicated, as assumed, nor does it purport to present the results which may be obtained in the future.

                              INFOCURE CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                         MEDICAL                    PRO FORMA
                                              INFOCURE   DYNAMICS   ADJUSTMENTS     COMBINED
                                              --------   --------   -----------     ---------
ASSETS
CURRENT:
Cash and cash equivalents...................  $ 15,339   $    417    $   (475)(A)   $ 14,931
                                                                         (350)(B)
Accounts and notes receivable, net..........    23,364         28          --         23,392
Other receivable............................     1,263         --          --          1,263
Inventory...................................     4,376          3          --          4,379
Refundable income taxes.....................       256         --                        256
Deferred tax assets.........................     4,053         --          --          4,053
Prepaid expense and other current assets....     1,800          1          --          1,801
                                              --------   --------    --------       --------
     Total current assets...................    50,451        449        (825)        50,075
Property and equipment, net.................    27,298        332          --         27,630
Intangible assets, net......................   109,756      3,834       9,033(B)     122,623
Deferred tax asset..........................    24,603         --          --         24,603
Other assets................................     3,806         22      (1,300)(C)      2,528
                                              --------   --------    --------       --------
     Total assets...........................  $215,914   $  4,637    $  6,908       $227,459
                                              ========   ========    ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT:
Note payable................................  $  1,222   $     --    $     --       $  1,222
Accounts payable............................     4,388         97          --          4,485
Accrued expense.............................    12,228        501        (148)(A)     12,781
                                                                          200(B)
Accrued restructuring costs.................     1,970         --          --          1,970
Deferred revenue and customer deposits......    14,501        300          --         14,801
Current portion of long-term debt...........       406      2,003        (327)(A)        782
                                                                       (1,300)(C)
                                              --------   --------    --------       --------
     Total current liabilities..............    34,715      2,901      (1,575)        36,041
Long-term debt, less current portion........    59,901        139          --         60,040
Other liabilities...........................       963         --          --            963
                                              --------   --------    --------       --------
     Total liabilities......................    95,579      3,040      (1,575)        97,044
                                              --------   --------    --------       --------
Series A convertible redeemable preferred
  stock.....................................        --         --       5,252(B)       5,252
Convertible redeemable subsidiary preferred
  stock issuable............................    10,000         --          --         10,000
Stockholders' equity:
Common stock................................        34         13         (12)(B)         35
Additional paid-in capital..................   202,603     28,353     (23,526)(B)    207,430
Notes receivable -- Stockholders............   (12,175)        --          --        (12,175)
Accumulated deficit.........................   (80,127)   (26,769)     26,769(B)     (80,127)
                                              --------   --------    --------       --------
     Total stockholders' equity.............   110,335      1,597       3,231        115,163
                                              --------   --------    --------       --------
     Total liabilities and stockholders'
       equity...............................  $215,914   $  4,637    $  6,908       $227,459
                                              ========   ========    ========       ========

           See accompanying notes to pro forma financial statements.

                              INFOCURE CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                        PRO FORMA     PRO FORMA
                                        INFOCURE    MEDICAL DYNAMICS   ADJUSTMENTS    COMBINED
                                        ---------   ----------------   -----------    ---------
Total revenue.........................  $ 203,634       $ 10,959         $    --      $ 214,593
                                        ---------       --------         -------      ---------
Operating expense:
  Hardware and other items purchased
     for resale.......................     49,613          4,050              --         53,663
  Selling, general and
     administrative...................    104,770          9,592              --        114,362
  Research and development............     15,655              3              --         15,658
  Depreciation and amortization.......     14,490          1,129             319(D)      15,938
  Compensatory stock awards...........      1,431             50              --          1,481
  Restructuring and other charges.....     10,681            655              --         11,336
  Merger costs........................      3,764             --              --          3,764
                                        ---------       --------         -------      ---------
     Total operating expense..........    200,404         15,479             319        216,202
                                        ---------       --------         -------      ---------
Operating income (loss)...............      3,230         (4,520)           (319)        (1,609)
Interest and other expense, net.......      3,513            878              --          4,391
                                        ---------       --------         -------      ---------
Loss before income taxes and
  extraordinary item..................       (283)        (5,398)           (319)        (6,000)
Provision (benefit) for income
  taxes...............................        576             --          (2,051)(E)     (1,475)
                                        ---------       --------         -------      ---------
Loss before extraordinary item........       (859)        (5,398)        $ 1,732         (4,525)
Preferred stock dividend..............         --             --             315(F)         315
                                        ---------       --------         -------
Net loss before extraordinary item
  available to common stockholders....  $    (859)      $ (5,398)        $ 1,417      $  (4,840)
                                        =========       ========         =======      =========
  Loss per share before extraordinary
     item:
       Basic and diluted..............  $   (0.03)                                    $   (0.16)
                                        =========                                     =========
  Weighted average shares
     outstanding:.....................     27,994                                        28,872
                                        =========                                     =========

            See accompanying notes to pro forma financial statements

                              INFOCURE CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

                                                           MEDICAL     PRO FORMA     PRO FORMA
                                               INFOCURE   DYNAMICS    ADJUSTMENTS    COMBINED
                                               --------   ---------   -----------    ---------
Total revenue................................  $ 69,923    $ 2,243      $    --      $ 72,166
                                               --------    -------      -------      --------
Operating expense:
  Hardware and other items purchased for
     resale..................................    16,896        356           --        17,252
  Selling, general and administrative........    56,819      2,538           --        59,357
  Research and development...................     9,309         --           --         9,309
  Depreciation and amortization..............    21,742        250        1,574(D)     23,566
  Restructuring and other charges............     1,616         --           --         1,616
  Gain on disposal of fixed assets...........      (530)        --           --          (530)
                                               --------    -------      -------      --------
     Total operating expense.................   105,852      3,144        1,574       110,570
                                               --------    -------      -------      --------
Operating loss...............................   (35,929)      (901)      (1,574)      (38,404)
Interest and other expense, net..............     2,524        172           --         2,696
                                               --------    -------      -------      --------
Loss before income taxes and extraordinary
  item.......................................   (38,453)    (1,073)      (1,574)      (41,100)
Income tax benefit...........................   (12,856)        --         (408)(E)   (13,264)
                                               --------    -------      -------      --------
     Net loss                                   (25,597)    (1,073)      (1,166)      (27,836)
     Preferred stock dividend................        --         --          158(F)        158
                                               --------    -------      -------      --------
     Net loss available to common
       stockholders..........................  $(25,597)   $(1,073)     $(1,324)     $(27,994)
                                               ========    =======      =======      ========
     Net loss per share available to common
       stockholders:
       Basic and diluted.....................  $  (0.78)                             $  (0.82)
                                               ========                              ========
     Weighted average shares outstanding:....    32,889                                33,767
                                               ========                              ========

           See accompanying notes to pro forma financial statements.

                              INFOCURE CORPORATION

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

(A) Records payments of accrued salary and vacation and certain promissory notes to Medical Dynamics stockholders, officers and directors upon closing.

(B) Records issuance of approximately 878,000 shares of InfoCure common stock and approximately 965,400 shares of InfoCure preferred stock and the cash payment of approximately $350,000 in exchange for 13.2 million shares of Medical Dynamics common stock, including the estimated fair value of InfoCure options exchanged for Medical Dynamics options and estimated merger costs of the transaction. The InfoCure common stock to be exchanged in the merger will be valued on the basis of the closing price of InfoCure common stock on the day of closing. The preferred stock valuation is based on the liquidation preference of the preferred stock and cash is valued at face value. For pro forma purposes, the aggregate consideration is equal to approximately $10.6 million.

        This acquisition will be accounted for as a purchase with the total consideration estimated to be allocated to the assets acquired as follows:

DESCRIPTION                                                       AMOUNT
-----------                                                   --------------
                                                              (IN THOUSANDS)
Current assets..............................................     $   449
Property and equipment......................................         332
Other assets................................................          22
Current liabilities.........................................      (2,901)
Long-term debt, net of current portion......................        (139)
                                                                 -------
  Net assets................................................      (2,237)
Goodwill....................................................      12,867
                                                                 -------
                                                                 $10,630
                                                                 =======

(C) Records elimination of InfoCure loan to Medical Dynamics.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

(D) Records adjustment to amortization expense to reflect increase for new basis of goodwill and eliminate amortization for other intangibles to which no value was assigned. Goodwill is amortized using the straight line method over a 15-year life from January 1 to November 15, and over a three-year life effective in the fourth quarter consistent with InfoCure's adoption of a change in accounting estimate effected in 1999.

(E) Provides the effect of income taxes as though the companies filed consolidated tax returns. Goodwill arising from the transaction is not deductible for income tax purposes and therefore does not provide a pro forma income tax benefit.

(F) Records the annual dividends on InfoCure series A convertible redeemable preferred stock to be issued in the merger.

                         COMPARATIVE PER COMMON SHARE DATA

     We are providing the following comparative per common share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical consolidated financial statements of InfoCure and Medical Dynamics contained in reports that have been previously filed with the SEC and that are incorporated by reference in this proxy statement-prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 18. The pro forma loss per share amounts presented below reflect the pending acquisition of Medical Dynamics as if it had occurred on January 1, 1999. The pro forma book value per share amounts presented below reflect the pending acquisition of Medical Dynamics as though it had occurred on June 30, 2000. The Medical Dynamics pro forma equivalent per share data were calculated by multiplying the InfoCure pro forma per share data by 0.06873 (the exchange ratio relating to the number of shares of InfoCure common stock that Medical Dynamics stockholders would have received in the merger for each share of Medical Dynamics common stock held had the merger been completed as of the dates presented), so that the InfoCure pro forma per share amounts are equated to the respective values for one share of Medical Dynamics, assuming an all stock conversion. The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interest in such results, or the future results that will occur after the merger. Neither InfoCure nor Medical Dynamics has paid cash dividends on its common stock.

                                                              SIX MONTHS
                                                                 ENDED          YEAR ENDED
                                                             JUNE 30, 2000   DECEMBER 31, 1999
                                                             -------------   -----------------
LOSS PER COMMON SHARE BEFORE EXTRAORDINARY ITEM (BASIC AND
  DILUTED):
  InfoCure historical......................................     $(0.78)           $(0.03)
  Medical Dynamics historical(1)...........................       0.08             (0.52)
  Pro forma combined.......................................      (0.82)            (0.16)
  Medical Dynamics pro forma equivalent(2).................      (0.06)            (0.01)

                                                              JUNE 30, 2000
                                                              -------------
BOOK VALUE PER COMMON SHARE:
  InfoCure historical.......................................      $3.24
  Medical Dynamics historical...............................       0.12
  Pro forma combined........................................       3.39
  Medical Dynamics pro forma equivalent(2)..................       0.23

-------------------------

(1) Medical Dynamics historical data for the year ended December 31, 1999 is derived from its consolidated financial statements for the year ended for the year ended September 30, 1999.

(2) The Medical Dynamics pro forma equivalent per share data does not give effect to the conversion of the InfoCure preferred stock that would have been issued in the merger because, as of the dates presented, the preferred stock was "out-of-the money" in that the conversion price of the InfoCure preferred stock would have been substantially greater than the market price of the InfoCure common stock.

                                  RISK FACTORS

     If the merger is consummated, you may receive shares of InfoCure common stock and/or depositary shares representing shares of InfoCure preferred stock in exchange for your shares of Medical Dynamics common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in InfoCure common stock and InfoCure preferred stock. In addition to the other information included and incorporated by reference in this proxy statement-prospectus, you should consider carefully the matters described below in determining whether to approve the merger agreement.

RISKS RELATED TO THE MERGER

IF INFOCURE'S STOCK PRICE DECLINES, THE TOTAL CONSIDERATION TO BE ISSUED TO YOU IN THE MERGER MAY CHANGE.

     The total consideration you will receive upon closing of the merger if you own more than 100 shares of Medical Dynamics common stock will depend on the 20-day average price. If the 20-day average price is less than $3.45, Medical Dynamics may provide notice to InfoCure of its intent to terminate the merger agreement. If Medical Dynamics provides such notice, InfoCure may reject the notice and proceed with the merger if it agrees to (1) adjust the exchange ratio relating to the number of shares of InfoCure common stock you will receive if you own more than 100 shares of Medical Dynamics common stock so that for each share of Medical Dynamics you own you will receive the number of shares of InfoCure common stock equal to 0.06873 multiplied by a fraction, the numerator of which is $3.45 and the denominator of which is the 20-day average price or
(2) pay you $0.2372 in cash for each share of Medical Dynamics common stock you own if you own more than 100 shares of Medical Dynamics common stock. If InfoCure agrees to make any one of these changes, you will also still receive
0.07558 shares of InfoCure preferred stock for each share of Medical Dynamics common stock you own if you own more than 100 shares of Medical Dynamics common stock.

     The closing sale price of InfoCure common stock on The Nasdaq National Market on December 20, 1999, the last trading day prior to the public announcement of the original merger agreement, was $27.00, on October 10, 2000, the last trading day prior to the public announcement of the amended and
restated merger agreement, was $3.91, and on November   , 2000, the most recent
practicable date prior to the printing of this proxy statement-prospectus, was
$     . However, neither Medical Dynamics nor InfoCure can assure you as to the market price of InfoCure common stock at any time before or after the merger. You should obtain current market quotations for InfoCure common stock.

INFOCURE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS FROM THE MERGER.

     InfoCure cannot guarantee you that it will realize the benefits that it anticipates from integrating Medical Dynamics' operations and InfoCure's operations as fully or as quickly as it expects. InfoCure may encounter difficulties integrating Medical Dynamics' operations, including, without limitation:

     - difficulty integrating the financial, operational and administrative functions of Medical Dynamics;

     - difficulty integrating Medical Dynamics' products and services;

     - delays in realizing the benefits of InfoCure's strategies for Medical Dynamics' business;

     - diversion of management's attention from existing operations;

     - difficulty operating in markets in which InfoCure has little prior experience;

     - inability to retain key employees necessary to continue the operations of Medical Dynamics; or

     - Medical Dynamics' unknown or contingent liabilities.

     The challenges and risks of integrating the operations of Medical Dynamics will be made greater because InfoCure is still integrating several recent acquisitions. Moreover, InfoCure anticipates that it will make additional future acquisitions. The integration of multiple acquisitions at the same time will place an even greater strain on InfoCure's management's resources and attention.

THE MEDICAL DYNAMICS BOARD OF DIRECTORS DID NOT OBTAIN ANY THIRD PARTY OPINION AS TO THE FAIRNESS OF THE MERGER.

     The Medical Dynamics board of directors did not seek or obtain any third party fairness opinion or any valuation or appraisal of either Medical Dynamics or InfoCure. Therefore, in voting to approve the merger, the Medical Dynamics stockholders will not have the benefit of a third party opinion that the number of shares of InfoCure common stock and depositary shares representing shares of InfoCure preferred stock to be received by them in the merger is fair from a financial point of view. The number of shares of InfoCure common stock and number of depositary shares to be received in the merger was negotiated directly between representatives of InfoCure and Medical Dynamics.

CERTAIN OF MEDICAL DYNAMICS' OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of Medical Dynamics participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. As a result, these directors and officers could be more likely to approve the merger agreement than if they did not hold these interests. You should consider whether these interests may have influenced these directors or officers to support or recommend the merger.

MEDICAL DYNAMICS' OPERATING LOSSES WILL INCREASE INFOCURE'S LOSSES PER SHARE.

     Medical Dynamics has experienced recent operating losses. As a result, InfoCure's losses per share will be increased, which may negatively affect the market price of InfoCure common stock.

YOUR RIGHTS AS A MEDICAL DYNAMICS STOCKHOLDER DIFFER FROM THE RIGHTS YOU WILL HAVE AS AN INFOCURE STOCKHOLDER.

     Following the merger, you may become a holder of InfoCure common stock and/or InfoCure preferred stock. Certain material differences exist between the rights of stockholders of Medical Dynamics under Medical Dynamics' articles of incorporation and bylaws and Colorado law, and the rights of stockholders of InfoCure under InfoCure's certificate of incorporation and bylaws and Delaware law. In addition, as a holder of

InfoCure preferred stock, you will have the rights defined in the certificate of designations for the preferred stock.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT MEDICAL DYNAMICS' FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, Medical Dynamics may be subject to a number of material risks, including the following:

     - Medical Dynamics has a substantial working capital deficit and may have difficulty paying its debts;

     - Medical Dynamics may incur substantial operating losses and may need to immediately and successfully establish new sources of financing, the availability of which is uncertain;

     - potential customers may defer purchases of Medical Dynamics products;

     - potential partners may refrain from entering into agreements with Medical Dynamics; and

     - employee turnover may increase.

     The occurrence of any of these factors would likely result in serious harm to Medical Dynamics' business, results of operations and financial condition.

RISKS RELATED TO INFOCURE AND MEDICAL DYNAMICS AS A COMBINED COMPANY

INFOCURE HAS RECENTLY INCURRED LOSSES AND EXPECTS TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

     InfoCure had net losses of $14.4 million for the three months ended June 30, 2000 and $25.6 million for the six months ended June 30, 2000. InfoCure expects the transition to a subscription pricing model (as discussed below) to continue to adversely impact its cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. InfoCure also expects to incur increased marketing and sales expenses in connection with offering its ASP products and Internet solutions, each of which is discussed below. As a result, based on current estimates, InfoCure expects to continue to incur net losses for the foreseeable future.

INFOCURE'S QUARTERLY OPERATING RESULTS MAY VARY AND IN THE PAST IT HAS EXPERIENCED LOSSES.

     InfoCure's operating results may vary significantly from quarter to quarter. In addition, InfoCure has experienced historical losses. InfoCure's operating results will be influenced by such factors as:

     - its success in appropriately pricing and transitioning to the subscription pricing model;

     - the rate at which its existing customers convert and new customers subscribe to its subscription pricing model;

     - its release of the ASP-delivered products and Internet solutions and the rate of adoption of these products and services by new and existing customers;

     - the timing of and charges associated with completed acquisitions or other events;

     - changes in customer purchasing patterns;

     - competition;

     - the timing of and cost related to development of its new products;

     - the length of sales cycles; and

     - the levels of advertising and promotional expenditures.

INFOCURE'S SUBSCRIPTION PRICING MODEL IS UNPROVEN AND ITS SUCCESS DEPENDS ON ACCEPTANCE OF THIS MODEL AND INFOCURE'S ABILITY TO SET SUBSCRIPTION FEES AT APPROPRIATE LEVELS.

     InfoCure recently reorganized its business to facilitate changes in its pricing of information management technology products, its delivery of these products to customers and the scope of its product offerings. As part of the reorganization, InfoCure plans to convert its customers to subscription-based pricing for substantially all of its products and services. InfoCure began offering those products and services on the subscription pricing model during the second quarter of 2000. Under the subscription pricing model, customers pay a fixed, monthly fee for use of InfoCure's products and services. This represents a change in InfoCure's historical pricing model in which customers were charged an initial licensing fee for use of practice management products and continuing maintenance, support and electronic data interchange, or EDI, transaction fees. Existing and potential customers may not accept InfoCure's subscription pricing model. The success of this subscription pricing model depends on InfoCure's ability to set subscription fees at rates that will allow InfoCure to achieve profitability.

     The markets for information management products and services delivered through subscription pricing are relatively new and evolving. There are relatively few similar products whose subscription fees InfoCure can evaluate in setting fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, InfoCure has limited information from which to evaluate the appropriate level for its subscription fees and InfoCure may fail to set subscription fees at levels that enable it to become profitable. In addition, InfoCure will enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for three to five years, limiting InfoCure's ability to increase subscription fees for those subscribers. If InfoCure fails to appropriately price its subscription fees, achieving profitability could take longer than expected or InfoCure may never achieve profitability.

INFOCURE'S ASP PRODUCT STRATEGY IS UNPROVEN AND CUSTOMERS MAY NOT RESPOND FAVORABLY TO ITS NEW PRODUCTS.

     As part of InfoCure's reorganization, InfoCure intends to develop and offer new practice management software applications that can be delivered through the application services provider, or "ASP," delivery model. In the ASP delivery model, InfoCure would remotely host applications from an offsite central server which customers would access over dedicated lines, virtual private networks or the Internet. Providing information management technology to physicians through the ASP delivery model is a business that has only recently begun to develop, and this concept may not achieve acceptance in the market. In order to successfully sell InfoCure's ASP-delivered products, InfoCure will need to convince new and existing customers that the features of these products justify their cost, as well as the time and administrative expense required to convert to these products. If InfoCure is unsuccessful or if the market for its ASP-delivered products does not grow or grows slowly, achieving profitability could take longer than expected or InfoCure may never achieve profitability. Achieving market acceptance for these products will require substantial sales and marketing efforts and expenditure of significant funds to increase awareness and demand by InfoCure's target customers. In addition, InfoCure's potential customers may have made extensive investment in hardware, software and training for existing systems. As a result, they may be unwilling to adopt new systems. Further, InfoCure's potential customers could perceive that InfoCure's ASP-delivered products will not adequately or cost-effectively address their requirements.

THE FAILURE TO SUCCESSFULLY COMPLETE THE DEVELOPMENT OF INFOCURE'S INTERNET SOLUTIONS AND ENTER INTO STRATEGIC RELATIONSHIPS COULD HARM INFOCURE'S BUSINESS AND LIMIT ITS POTENTIAL GROWTH.

     As part of InfoCure's reorganization, it intends to offer Internet solutions that will allow its customers to utilize the Internet to enhance office workflow and conduct business-to-business e-commerce. InfoCure is continuing to develop its Internet solutions and to establish strategic relationships to facilitate these product offerings. InfoCure's ability to attract new customers may be dependent upon its ability to complete the development of its Internet solutions. In addition, InfoCure's ability to offer some Internet solutions is contingent upon entering into strategic relationships. If InfoCure is unsuccessful in completing the development of its Internet solutions or fails to enter into strategic relationships, the offering of these products may be delayed or these products may never become available.

INFOCURE'S ASP PRODUCT STRATEGY IS DEPENDENT UPON THE CONTINUED DEVELOPMENT OF THE INTERNET.

     InfoCure's ability to offer ASP-delivered products that can be accessed over the Internet and its Internet solutions on a widespread basis depends on InfoCure's potential customers having access to Internet connections with the necessary speed, bandwidth and data capacity. The availability of this Internet access will depend on others for the ongoing development of the Internet infrastructure, including the necessary speed, bandwidth, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and service. InfoCure cannot predict whether the Internet will evolve to the point where its customers will be able to take full advantage of the services that it offers. If the Internet fails to develop into an efficient medium for these transactions, InfoCure's ASP product strategy will be unsuccessful.

INFOCURE'S SYSTEMS MAY BE VULNERABLE TO SECURITY BREACHES AND VIRUSES.

     The success of InfoCure's strategy to offer ASP-delivered products and Internet solutions depends on the confidence of its customers in InfoCure's ability to securely transmit confidential information. Any failure to provide secure electronic communication services could harm InfoCure's business and reputation. InfoCure's ASP-delivered products and Internet solutions will rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. InfoCure may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by InfoCure's customers. Anyone who is able to circumvent InfoCure's security measures could misappropriate confidential user information or interrupt InfoCure's, or InfoCure's customers', operations. In addition, InfoCure's ASP-delivered products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions.

INFOCURE PLANS TO EXPAND RAPIDLY AND IT MAY BE DIFFICULT TO MANAGE ITS GROWTH.

     InfoCure intends to rapidly grow its business. However, InfoCure cannot be sure that it will successfully manage its growth. In order to successfully manage its growth, InfoCure must:

     - expand and enhance its administrative infrastructure;

     - improve its management, financial and information systems and controls;
       and

     - expand, train and manage its employees effectively

     Continued growth could place a further strain on InfoCure's management, operations and financial resources. The expansion of its product offerings, target markets and customers will place additional demands on its sales, marketing and administrative resources. InfoCure cannot assure you that its operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support its future operations or to effectively adapt to future growth. If InfoCure cannot manage its growth effectively, its business may be harmed.

INFOCURE'S GROWTH COULD BE LIMITED IF IT IS UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     InfoCure believes its success depends largely on its ability to attract and retain highly skilled technical, managerial and marketing personnel to develop its products and services. Individuals with the information technology skills InfoCure needs to further develop its products and services are in short supply and competition for qualified personnel is particularly intense. InfoCure may not be able to hire the necessary personnel to implement its business strategy, or it may need to pay higher compensation for employees than it currently expects. There can be no assurance InfoCure will succeed in attracting and retaining the personnel it needs to continue to grow and to implement its business strategy. In addition, InfoCure depends on the performance of its executive officers and other key employees. The loss of any member of InfoCure's senior management team could negatively impact its ability to execute its new product strategy and subscription pricing model.

IF INFOCURE FAILS TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR INFOCURE'S COMPETITIVE POSITION.

     InfoCure relies on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to InfoCure's software applications. InfoCure's software technology is not patented and existing copyright laws offer only limited practical protection. In addition, InfoCure has not generally entered into confidentiality agreements with its employees. InfoCure cannot guarantee that the

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

legal protections that it relies on will be adequate to prevent misappropriation of its technology.

     Further, these protections do not prevent independent third-party development of competitive products or services. Unauthorized parties may attempt to copy or otherwise obtain and use InfoCure's products or technology. Monitoring use of InfoCure's products is difficult, and InfoCure cannot assure you that the steps it has taken will prevent unauthorized use of its technology, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST INFOCURE COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM INFOCURE'S BUSINESS.

     As the number of software products in InfoCure's target markets increases and as the functionality of these products overlaps, InfoCure may become increasingly subject to the threat of infringement claims. InfoCure cannot guarantee that third parties will not assert infringement claims against it in the future. Any infringement claims alleged against InfoCure, even if without merit, can be time-consuming and expensive to defend. Any infringement claims may divert management's attention and resources and could also cause delays in the delivery of InfoCure's applications to its customers. Settlement of any infringement claims could require InfoCure to enter into costly royalty or licensing agreements. If a claim of product infringement against InfoCure was successful and InfoCure was unable to license the infringing or similar technology, its business, financial condition and results of operations could be harmed.

INFOCURE MAY UNDERTAKE ACQUISITIONS WHICH CAN POSE RISKS TO ITS BUSINESS.

     InfoCure may undertake acquisitions if it identifies companies with complementary applications, services, businesses or technologies. InfoCure may be unable to retain the acquired companies' personnel or integrate them into its company. InfoCure's profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance InfoCure's product offering could disrupt InfoCure's ongoing business and divert its management's focus.

INFOCURE MAY FACE DIFFICULTIES INTEGRATING ACQUIRED BUSINESSES.

     InfoCure's success depends on its successful integration of the businesses it has acquired. Integrating the management and operations of acquired businesses is time consuming, and InfoCure cannot guarantee that it will achieve any of the anticipated synergies and other benefits expected to be realized from these acquisitions.

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

TECHNOLOGY SOLUTIONS MAY CHANGE FASTER THAN INFOCURE IS ABLE TO UPDATE ITS TECHNOLOGY.

     The information management technology market in which InfoCure competes is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. InfoCure's success depends partly on its ability to:

     - develop new or enhance existing applications, software and services to meet its customers' changing needs in a timely and cost-effective way;

     - respond effectively to technological changes and new product offerings of its competitors; and

     - develop relationships with strategic partners necessary to offer its Internet solutions and ASP-delivered products.

     InfoCure cannot assure you that it will be able to accomplish any or all of these goals. Many of InfoCure's competitors may develop products or technologies that are better or more attractive than InfoCure's or that may render InfoCure's technology or applications obsolete. If InfoCure does not succeed in adapting its technology, its business could be harmed.

INFOCURE IS SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

     Legislation currently being considered at the federal level could impact the manner in which InfoCure conducts its business. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates the adoption of national standards for the transmission of certain types of medical information and the data elements used in such transmissions to insure the integrity and confidentiality of such information. On November 3, 1999, the Secretary of Health and Human Services promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. InfoCure believes that its products will enable compliance with the proposed regulations under HIPAA and with the final rule under HIPAA adopting standards for electronic healthcare transactions and code sets to be used in those transactions. However, InfoCure cannot assure you that it will be able to comply with the proposed regulations or final standards in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require InfoCure to expend additional resources to comply with the revised standards and InfoCure may not be able to comply with the revised standards in a timely manner or at all. If any of InfoCure's products or services are subject to those regulations, it may be required to incur additional expenses in order to comply with these requirements, and InfoCure may not be able to comply with them in a timely manner or at all. In addition, the success of InfoCure's compliance efforts may also be dependent on the success of healthcare participants in complying with the standards. If InfoCure is unable to comply with regulations implementing HIPAA in a timely manner or at all, the sale of InfoCure's products and its business could be harmed.

     The United States Food and Drug Administration is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. InfoCure does not believe any of its current products or services are subject to FDA regulation as medical devices; however, InfoCure plans to expand its product and service offerings into areas that may be subject to FDA regulation. InfoCure has no experience in complying with FDA regulations. InfoCure's compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could adversely affect its ability to introduce new applications or services in a timely manner.

     In addition, InfoCure may become subject to additional government regulations in connection with its changing product strategy. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics, and quality of products and services. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT INFOCURE'S CUSTOMERS' ABILITY TO USE ITS SERVICES.

     InfoCure cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using InfoCure's applications. Such restrictions would decrease the value of InfoCure's applications to its customers, which could materially harm InfoCure's business. The confidentiality of patient records and the circumstances under which records may be released for inclusion in InfoCure's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require InfoCure to make substantial expenditures to implement such measures.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT INFOCURE'S BUSINESS.

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require InfoCure to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of InfoCure's services by its strategic partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in InfoCure's applications and services.

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

COMPETITION COULD REDUCE REVENUE FROM INFOCURE'S PRODUCTS AND SERVICES.

     InfoCure's principal competitors include both national and regional information management technology vendors. Currently, the information management technology industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. InfoCure believes that the larger, national vendors may broaden their markets to include both small and large healthcare providers. The information management technology industry is consolidating, which has resulted in large, well-capitalized companies that have not historically been providers of practice management systems entering into the practice management systems market. In addition, InfoCure competes with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. As the market for InfoCure's products and services expands, additional competitors are likely to enter this market. InfoCure believes that the primary competitive factors in its markets are:

     - product features and functionality;

     - customer service, support and satisfaction;

     - price;

     - ongoing product enhancements; and

     - the reputation and stability of the vendor.

     Some national competitors have greater financial, development, technical, marketing and sales resources than InfoCure. If competition in the information management technology industry intensifies, InfoCure's results of operations may suffer and it may be required to lower the prices of its products and services.

INFOCURE'S NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL MAY REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     InfoCure's transition to the subscription pricing model will initially adversely impact InfoCure's cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. If additional financing is required as a result of this change in InfoCure's pricing model, such financing may not be available to InfoCure on acceptable terms or at all.

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

INVESTMENT RISKS

INFOCURE'S STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

     The market price of InfoCure common stock has been volatile in the past and may be volatile in the future. Since the signing of the original merger agreement, the closing price of InfoCure's common stock has dropped from a high of $36.63 on January 24, 2000 to a low of $3.50 on September 7, 2000. The market price of InfoCure's common stock may be significantly affected by the following factors:

     - public announcements by companies in InfoCure's industry, including announcements of acquisitions, strategic relationships, new technologies and new products or product enhancements;

     - general market conditions or market conditions specific to particular industries;

     - the combined company's technological innovations or those of its competitors; and

     - quarterly variations in InfoCure's results of operations.

     In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely due to events unrelated to their operating performance. These fluctuations may cause the market price of InfoCure's common stock to decline below current levels.

INFOCURE'S ABILITY TO ISSUE SENIOR PREFERRED STOCK IN THE FUTURE COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF THE INFOCURE PREFERRED STOCK ISSUED TO YOU.

     InfoCure is authorized to issue additional preferred stock in one or more series on terms that may be determined at the time of issuance by its board of directors. In some instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights that will rank senior to the InfoCure preferred stock that will be issued in the merger. The future issuance of preferred stock could effectively diminish or supersede the dividends and liquidation preferences of the InfoCure preferred stock that will be issued in the merger.

THERE IS NO PUBLIC MARKET FOR THE PREFERRED STOCK OR THE DEPOSITARY SHARES.

     No trading market for the preferred stock currently exists. InfoCure does not intend to apply to list the depositary shares or the preferred stock on any exchange or automated inter-dealer quotation system. Thus, no trading market for the depositary shares or the preferred stock is likely to develop and holders of preferred stock or depositary shares may be unable to find a buyer for such shares (without first converting them into common stock).

INFOCURE IS CURRENTLY PRECLUDED FROM PAYING CASH DIVIDENDS ON THE PREFERRED
STOCK.

     The certificate of designation for the preferred stock allows InfoCure, at its option, to pay dividends on the preferred stock in shares of common stock and InfoCure currently intends to pay dividends on the preferred stock in InfoCure common stock. InfoCure's ability to pay cash dividends on the preferred stock will be subject to the terms of its line of credit and any other outstanding debt. Under InfoCure's line of credit, it is prohibited from paying cash dividends at any time that it has an outstanding balance under the line of credit or that its lender is obligated to make advances under the line of credit.

INFOCURE'S CERTIFICATE OF INCORPORATION AND BYLAWS HAVE ANTI-TAKEOVER
PROVISIONS.

     Provisions of InfoCure's certificate of incorporation and bylaws, as well as the Delaware General Corporation Law, could make it more difficult for a third party to acquire InfoCure even if doing so would be beneficial to its stockholders. InfoCure is subject to the provisions of Section 203 of the Delaware General Corporation Law which restricts certain business combinations with interested stockholders. The combination of these provisions may have the effect of inhibiting a non-negotiated merger or other business combination.

     In addition, the InfoCure board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares, without stockholder action. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could discourage or make difficult the acquisition of a majority of its outstanding voting stock by a third party.

     Moreover, certain provisions of InfoCure's certificate of incorporation and bylaws and Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving InfoCure. These provisions may have the effect of delaying or preventing a change of control.

PRIVATELY-SOLD SHARES ELIGIBLE FOR PUBLIC RESALE COULD HAVE A NEGATIVE EFFECT ON INFOCURE'S STOCK PRICE.

     A substantial number of shares of InfoCure's common stock are eligible to be resold in the public market, including shares that may be issued upon the exercise of outstanding options and shares issued in acquisitions that are available for resale pursuant to currently effective registration statements previously filed by InfoCure with the SEC. Sales of substantial amounts of these shares in the public market or the prospect of these sales could adversely affect the market price of InfoCure common stock.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     This proxy statement-prospectus contains "forward-looking statements" that involve risks and uncertainties, such as statements concerning: growth and future operating results of Medical Dynamics and InfoCure; the benefits of the merger to Medical Dynamics, InfoCure and Medical Dynamics stockholders; the anticipated closing date of the merger; anticipated difficulties in integrating Medical Dynamics' operations with those of InfoCure; additional charges and estimated transaction costs that the combined company may encounter; the potential fluctuation in market price of InfoCure common stock; the number of shares of Medical Dynamics common stock outstanding on the closing date of the merger; InfoCure's ability to reduce expenses; Medical Dynamics' belief that its size and limited access to capital resources may inhibit future growth; future customer benefits attributable to Medical Dynamics' or InfoCure's products; developments in Medical Dynamics' or InfoCure's markets and strategic focus; the anticipated spin-off of InfoCure's PracticeWorks division; InfoCure's transition to subscription pricing; InfoCure's develop-ment of ASP-delivered products, Internet solutions and other new products and product enhancements; potential acquisitions and the integration of acquired businesses, products and technologies; strategic relationships; future economic, business and regulatory conditions; future levels of Medical Dynamics' costs of goods sold, sales and marketing expenses, research and development expenses, general and administrative expenses, depreciation and amortization expenses and net loss; and Medical Dynamics' liquidity.

     Such forward-looking statements are generally accompanied by words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "may," or other words that convey uncertainty of future events or outcomes. Although each of Medical Dynamics and InfoCure believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Factors that could cause actual results to differ materially from these forward-looking statements are disclosed herein. These factors and other cautionary statements made in this document should be read as being applicable to all related forward-looking statements whenever they appear in this document. Neither Medical Dynamics nor InfoCure undertakes any obligation to update any forward-looking statements.

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

                              THE SPECIAL MEETING

PURPOSE

     InfoCure and Medical Dynamics are furnishing this proxy statement-prospectus to Medical Dynamics stockholders in connection with the solicitation of proxies by the Medical Dynamics board of directors. The Medical Dynamics board of directors will use the proxies at the special meeting of stockholders of Medical Dynamics to be held on December 27, 2000 and at any adjournment or postponement thereof.

     At the special meeting, you will be asked to vote upon the proposal to approve the merger agreement attached to this proxy statement-prospectus as Appendix A and to authorize the merger of a wholly owned subsidiary of InfoCure into Medical Dynamics, with Medical Dynamics being the surviving corporation and a wholly owned subsidiary of InfoCure.

DATE, PLACE AND TIME

     The special meeting of Medical Dynamics' stockholders will be held on
December   , 2000, at the offices of Medical Dynamics, 99 Inverness Drive East,
Englewood, Colorado 80112 commencing at 10:00 a.m., local time.

RECORD DATE

     The Medical Dynamics board of directors fixed the close of business on October 18, 2000 as the record date for the special meeting. Accordingly, only holders of Medical Dynamics common stock of record at the close of business on October 18, 2000 will be entitled to notice of, and to vote at, the special meeting.

MEDICAL DYNAMICS STOCKHOLDERS ENTITLED TO VOTE

     As of October 18, 2000, there were 13,229,206 shares of Medical Dynamics common stock outstanding and held by 11,577 holders of record. Each share of Medical Dynamics common stock entitles the holder thereof to one vote.

     As of the date of this proxy statement-prospectus, directors and executive officers of Medical Dynamics may be deemed to be beneficial owners of 2,259,716 of the outstanding shares of Medical Dynamics common stock. This number does not include stock that the Medical Dynamics directors and executive officers may acquire through the exercise of stock options or warrants.

     On the record date and as of the date of this proxy statement-prospectus, InfoCure's directors and executive officers owned no shares of Medical Dynamics common stock.

VOTE REQUIRED; VOTING AT THE MEETING

     The holders of a majority of the outstanding shares of Medical Dynamics common stock must be present in person or by proxy for a quorum to exist at the special meeting. Approval of the merger agreement and authorization of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Medical Dynamics common stock.

     The holders of approximately 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote in favor of the merger agreement pursuant to a voting agreement with InfoCure.

VOTING OF PROXIES

     All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

     Any abstention will have the same effect as a vote AGAINST the approval of the merger agreement.

     A Medical Dynamics stockholder who has given a proxy solicited by Medical Dynamics' board of directors may revoke it by:

     - giving written notice of revocation to the Secretary of Medical Dynamics;

     - delivering a later dated proxy to the Secretary of Medical Dynamics; or

     - attending the special meeting and voting in person.

     Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting to Medical Dynamics, Inc., 99 Inverness Drive East, Englewood, Colorado 80112,
Attention: Secretary.

     Proxies submitted in connection with the August 15, 2000 stockholders' meeting will not be counted at the special meeting on December 27, 2000. Therefore, even if you submitted a proxy with respect to voting on the original merger agreement, you must submit another proxy with respect to voting on the amended and restated merger agreement or your vote will not be counted.

SOLICITATION OF PROXIES

     The expenses of the solicitation of proxies for the special meeting will be borne equally by InfoCure and Medical Dynamics, including the expenses incurred in connection with filing, printing and mailing this proxy statement-prospectus and the forms of proxy to the Medical Dynamics stockholders.

     In addition to solicitation by mail, directors, officers and key employees of Medical Dynamics may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

     You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for shares of Medical Dynamics will be mailed to you as soon as practicable after completion of the merger.

DISSENTERS' RIGHTS

     If you own 100 or fewer shares of Medical Dynamics common stock, under
Article 113 of Title 7 the Colorado Business Corporation Act, or Article 113, you are

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

entitled to dissent from the merger and receive cash equal to the "fair value" of your shares of Medical Dynamics common stock in lieu of receiving the cash payment to which you otherwise would be entitled if the merger is completed. Likewise, if you own 100 or more shares of Medical Dynamics common stock, you will be entitled to dissenters' rights if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger agreement and InfoCure rejects the notice and elects to pay cash for each share of Medical Dynamics common stock. If you own more than 100 shares of Medical Dynamics common stock but will only receive InfoCure common stock, InfoCure preferred stock and cash in lieu of fractional shares, you will not be entitled to dissent from the merger under Article 113. For purposes of Article 113, "fair value" means the value of Medical Dynamics common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable.

     Article 113 is attached to this proxy statement-prospectus as Appendix B. The following is a brief summary of the dissenters' rights provided under
Article 113. This discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Appendix B. THIS DISCUSSION AND APPENDIX B SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

     Article 113 provides that stockholders of a corporation in a merger that must be approved by the corporation's stockholders generally are entitled to dissenters' rights. However, Article 113 further provides that a stockholder will not be entitled to dissent from a merger if (1) the shares of stock of that corporation are held of record by at least 2,000 stockholders and (2) in the merger, the stockholder will receive in exchange for the stockholders' shares
(A) shares of a corporation which are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., (B) shares that are held by 2,000 or more holders and/or (C) cash in lieu of fractional shares. Therefore, stockholders who own more than 100 shares of Medical Dynamics common stock will not be entitled to dissent from the merger if they are entitled to receive only InfoCure common stock, InfoCure preferred stock and cash in lieu of fractional shares because (1) shares of Medical Dynamics common stock are held by more than 2,000 stockholders of record, (2) shares of InfoCure common stock are quoted on The Nasdaq National Market and (3) the depositary shares representing shares of InfoCure preferred stock will be held by 2,000 or more stockholders. However, if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger agreement and InfoCure rejects the notice and elects to pay cash for each share of Medical Dynamics common stock, stockholders who own more than 100 shares will be entitled to dissent from the merger under Article 113 because they will receive, in part, a cash payment in exchange for their shares of Medical Dynamics. InfoCure and Medical Dynamics will announce the 20-day average price and any adjustments to the merger consideration by press release prior to 9:00 a.m., Eastern Standard Time, on the third trading day prior to the special meeting date. If you own more than 100 shares of Medical Dynamics common stock, this announcement will allow you to determine if you are entitled to dissent from the merger under Article 113. Medical Dynamics stockholders who own 100 or fewer shares of Medical Dynamics common stock will receive a cash payment in exchange for their shares of Medical Dynamics common stock and therefore are also entitled to dissent from the merger under Article 113 regardless of the value of the 20-day average price.

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

     If you are entitled to dissenters' rights, to exercise those rights, you must:

     - file with Medical Dynamics, before the vote is taken at the special meeting, written notice of your intent to demand the fair value for your Medical Dynamics common stock if the merger is consummated and becomes effective; and

     - not vote your shares of Medical Dynamics common stock in favor of the proposal to approve the merger agreement.

     If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement.

     Submitting a proxy card that does not direct how the Medical Dynamics common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters' rights with Medical Dynamics at: Medical Dynamics, Inc., 99 Inverness Drive East, Englewood, Colorado 80112, Attention:
Investor Relations Department.

     If the merger is approved, Medical Dynamics will send written notice as described above to all stockholders who have given written notice of an intent to exercise dissenters' rights under Article 113 and have not voted in favor of the merger. Medical Dynamics will provide this notice within 10 days of the effective date of the merger and it will contain:

     - a statement that the merger was approved and the effective date of the merger;

     - the address where the demand for payment and certificates representing shares of Medical Dynamics common stock must be sent and the date by which they must be received, which shall not be less than 30 days after the date the notice is given;

     - any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     - a form for demanding payment that requests the dissenting stockholder's address for sending payment and requires certification of whether the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the Medical Dynamics common stock before October 11, 2000, the date the amended and restated merger agreement was first publicly announced;

     - the date by which Medical Dynamics must receive the payment demand and certificates for certificated shares, which date shall not be less than 30 days after the date the notice is given; and

     - a copy of Article 113.

     If you wish to assert dissenters' rights, you must demand payment in writing, which may be in the form of the demand payment form included in the notice from Medical Dynamics or another writing, and deposit your Medical Dynamics certificates by the date given in the dissenter's notice. If you fail to make a demand for payment and deposit your Medical Dynamics certificates by this date, you will lose the right to receive fair value for your shares under
Article 113, even if you filed a timely notice of intent to demand payment. A stockholder who demands payment and deposits his or her certificates retains all rights of a stockholder, except the right to transfer shares, until the effective date of the

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

merger, after which the stockholder only has the right to receive payment for the shares. The demand for payment and deposit of certificates is irrevocable.

     Except as provided below, upon the later of the effective time of the merger or Medical Dynamics' receipt of a valid demand for payment, Medical Dynamics will remit to each dissenting stockholder who complied with the requirements of Article 113 the amount Medical Dynamics estimates to be the fair value of the stockholder's Medical Dynamics common stock, plus accrued interest. Medical Dynamics will include the following information with the payment:

     - audited financial statements of Medical Dynamics for and as of the end of the most recent fiscal year and the latest available financial statements, audited or unaudited, for and as of the end of any interim period since the end of the most recent fiscal year;

     - a statement of Medical Dynamics' estimate of the fair value of the shares;

     - an explanation of how the interest was calculated;

     - a copy of Article 113; and

     - a description of the procedures to be followed in demanding supplemental payment.

     For any dissenting stockholder who does not certify in writing that the stockholder was the beneficial owner of the stockholder's shares of Medical Dynamics common stock before October 11, 2000, Medical Dynamics may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting stockholder's demand for payment.

     If the effective date of the merger does not occur within 60 days after the date by which Medical Dynamics must receive the payment demand and Medical Dynamics stock certificates from dissenting stockholders, Medical Dynamics will return the deposited certificates to the stockholders and release the transfer restrictions on uncertificated shares. If the effective date of the merger occurs then occurs more than 60 days after the date by which Medical Dynamics must receive the payment demand, Medical Dynamics must send a new notice as described above to stockholders entitled to dissent from the merger and the provisions described herein will be applicable with respect to the new notice.

     If you believe the amount paid or offered is less than the fair value of your shares or that interest was incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify Medical Dynamics in writing of and demand payment of your estimate of the fair value of your shares and the amount of interest due. In addition, you may demand payment of your estimate of the fair value of your shares and the amount of interest due if (i) Medical Dynamics fails to make payment of the fair value of your shares within 60 days after the date by which Medical Dynamics must receive the payment demand and you have certified to Medical Dynamics that you held your shares of Medical Dynamics common stock before October 11, 2000 or (ii) Medical Dynamics does not return your certificates or release the transfer restrictions on uncertificated shares if the merger is not completed with 60 days after the date by which Medical Dynamics must receive the payment demand. If any dissenting stockholder's demand for payment is not settled within 60 days after its receipt by Medical Dynamics, Medical Dynamics must either pay to each dissenter whose demand remains unresolved the amount demanded or commence a court proceeding to determine the fair value of the shares and accrued interest, naming all the dissenting stockholders whose demands remain unsettled as parties to the proceeding. The proceeding will be commenced in a district court in Colorado, and the court will determine the fair value of the share of common stock and accrued interest.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting stockholders and may be less than, equal to or greater than the amount of the cash payment the dissenter stockholder would otherwise have received in the merger for his or her shares of Medical Dynamics common stock. If the court determines that the fair value of the shares is in excess of any amount remitted or offered by Medical Dynamics, then the court will enter a judgment for cash in favor of the dissenting stockholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted or offered by Medical Dynamics.

     The court will determine the costs and expenses of the court proceeding and assess them against Medical Dynamics, except that the court may assess part or all of the costs against any dissenting stockholders whose actions in demanding supplemental payments the court finds to be arbitrary, vexatious or not in good faith. If the court finds that Medical Dynamics did not substantially comply with the relevant provisions of Article 113, the court may also assess against Medical Dynamics any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting stockholders out of the amount awarded to the stockholders, if it finds the services of the attorney were of substantial benefit to the other dissenting stockholders and that those fees should not be assessed against Medical Dynamics.

     A stockholder of record may assert dissenters' rights as to fewer than all of the shares registered in the stockholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notices Medical Dynamics in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting stockholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different stockholders.

     Beneficial owners of Medical Dynamics common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to dissent from the merger. A beneficial owner may exercise dissenters' rights only if the beneficial owner exercises dissenters' rights with respect to all shares of Medical Dynamics common stock he or she owns.

RECOMMENDATION OF THE MEDICAL DYNAMICS BOARD OF DIRECTORS

     The Medical Dynamics board of directors has unanimously determined that the terms of the merger agreement are consistent with and in furtherance of the long-term business strategy of Medical Dynamics and fair to, and in the best interests of, Medical Dynamics and its stockholders. Medical Dynamics' board of directors approved and declared advisable the merger agreement and recommends that Medical Dynamics stockholders vote FOR the proposal to approve the merger agreement.

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

INTERESTS OF CERTAIN MEDICAL DYNAMICS DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

     When considering the recommendation of the Medical Dynamics board of directors, you should be aware that certain Medical Dynamics directors, officers and affiliates have interests in the merger that are different from, or are in addition to, yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

     REPLACEMENT OF STOCK OPTIONS AND WARRANTS. At the closing of the merger, all outstanding stock options and warrants held by officers, directors and affiliates of Medical Dynamics will be terminated and replaced with options and warrants to acquire shares of InfoCure common stock. The InfoCure options granted to Van A. Horsley, President of Medical Dynamics, I. Dean Bayne, M.D. and Leroy Bilanich, Ed. D, each an officer and director of Medical Dynamics, will expire on the expiration dates set forth in the corresponding terminated options, which occur on various dates from April 2001 through October 2005.

     ACCELERATION OF OPTIONS AND PAYMENT OF CASH SEVERANCE. Upon closing of the merger, the InfoCure options granted to Mr. Horsley to replace existing unvested options to acquire 400,000 shares of Medical Dynamics common stock will be immediately exercisable. In addition, Mr. Horsley will receive a cash payment of $148,000 related to salary and accrued vacation.

     EXECUTION OF NEW EMPLOYMENT AGREEMENTS. Each of Daniel L. Richmond and Chae U. Kim, directors and officers with one of Medical Dynamics' subsidiaries, currently have employment agreements with Medical Dynamics. The terms of the agreements are five years and provide for annual compensation of $105,000 each and other customary benefits. In connection with the merger, these employment agreements will be cancelled and replaced with new employment agreements with InfoCure.

     The new employment agreement with Daniel L. Richmond provides for Mr. Richmond to serve as manager of national accounts for Medical Dynamics's Dental Division for a term of two years. Mr. Richmond will receive an annual salary of $110,000, a $500 monthly business allowance, a $1,000 monthly automobile allowance, and will be eligible for an annual cash incentive bonus not to exceed his base salary.

     The new employment agreement with Chae U. Kim provides for Mr. Kim to manage all development of the Medical Dynamics Dental Division's "Classic" line of products for a term of two years. Mr. Kim will receive an annual salary of $110,000, a $500 monthly business allowance, a $1,000 monthly automobile allowance, and will be eligible for an annual cash incentive bonus not to exceed his base salary.

     PAYMENT OF PROMISSORY NOTES. Medical Dynamics currently owes Messrs. Richmond and Kim certain consideration from Medical Dynamics' original acquisition of Computer Age Dentist, Inc. Approximately $127,000 is owed under these notes, and these notes were payable in full on August 1, 2000, or, if earlier, upon the sale of Medical Dynamics. However, Messrs. Richmond and Kim have entered into subordination agreements pursuant to which they will not be repaid until InfoCure has been repaid all amounts outstanding under the loan agreement between InfoCure and Medical Dynamics. These notes bear interest at 12% per annum, with interest being payable when the principal is due. These notes will be paid in full by InfoCure upon closing of the merger.

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

     On July 30, 1999, Medical Dynamics issued a promissory note in the amount of $400,000 to Edwin L. Adair, M.D. and Mrs. Pat Horsley Adair, each an officer and a director of Medical Dynamics. Dr. and Mrs. Adair advanced the entire amount to Medical Dynamics on July 30, 1999. The note bears interest at 12% per annum, with interest payable monthly in arrears. All unpaid interest and principal was due on July 30, 2000, or, if earlier, upon the sale of Medical Dynamics. However, Dr. and Mrs. Adair have entered into a subordination agreement pursuant to which they will not be repaid until InfoCure has been repaid all amounts outstanding under the loan agreement between InfoCure and Medical Dynamics. The current outstanding principal balance of the note is $200,000. The note will be paid in full by InfoCure upon closing of the merger.

     ASSUMPTION OF ROYALTY AGREEMENTS. Dr. Adair and Dr. Bayne, each an officer and a director of Medical Dynamics, are entitled to receive royalties equal to two percent of the net sales of certain products assigned to Medical Dynamics. These royalty agreements will be assumed by InfoCure in the merger.

     ASSUMPTION OF LICENSE AGREEMENT. Dr. Adair and Medical Dynamics entered into an exclusive revocable license agreement relating to use of certain technology invented and developed by Dr. Adair. The license agreement will be assumed by InfoCure in the merger.

     ASSUMPTION OF DISTRIBUTION AGREEMENT. Medical Dynamics entered into a distribution agreement with Micro-Medical Devices, Inc. ("MMD"), a corporation wholly owned by Dr. Adair. The distribution agreement includes all products developed by Dr. Adair related to his Universal Sterile Endoscopy System. No revenues have been received as a result of the distribution agreement with MMD nor are any revenues currently expected. The distribution agreement will be assumed by InfoCure in the merger.

     INDEMNIFICATION AND INSURANCE. The merger agreement provides that after the effective time of the merger, the surviving corporation will honor the obligations of Medical Dynamics that existed prior to such effective time to indemnify Medical Dynamics' present and former directors and officers and their heirs, executors and assigns. In addition, InfoCure will assume indemnification agreements with certain of Medical Dynamics' directors and officers providing for indemnification of each such director by Medical Dynamics to the fullest extent permitted by the Colorado Business Corporation Act. The agreements provide that in all circumstances in which a director or officer may receive indemnification by statute, such indemnity shall be provided.

     For four years after the effective time of the merger, the surviving corporation has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, each present or former director or officer of Medical Dynamics or any of its subsidiaries (including his or her heirs, executors and assigns) against any costs, expenses and amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of any act or omission in his or her capacity as a director or officer which occurred before the effective time of the merger.

                           DESCRIPTION OF THE MERGER

     The following information describes material aspects of the merger. This description is only a summary of the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendix A, which is attached to this proxy statement-prospectus. You are urged to read Appendix A in its entirety. Unless otherwise indicated, all references to the

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

merger agreement in this proxy statement-prospectus refer to the amended and restated merger agreement, as amended, set forth in Appendix A.

THE MERGER

     The merger agreement provides for the acquisition of Medical Dynamics by InfoCure pursuant to the merger of a wholly owned subsidiary of InfoCure into Medical Dynamics. Medical Dynamics will be the surviving corporation following the merger and will be wholly owned by InfoCure.

WHAT YOU WILL RECEIVE IN THE MERGER IF YOU OWN MORE THAN 100 SHARES OF MEDICAL DYNAMICS COMMON STOCK

     If you own more than 100 shares of Medical Dynamics common stock and assuming that the 20-day average price is equal to or greater than $3.45, in exchange for each share of Medical Dynamics common stock you own, you will receive 0.06873 shares of InfoCure common stock and 0.07558 shares of InfoCure preferred stock. The preferred stock will be issued in the form of depositary shares. Each depositary share will represent one-tenth of one share of the InfoCure preferred stock. Each depositary share you receive will entitle you to all the rights and preferences of the preferred stock in proportion to the fraction of a share of preferred stock represented by the depositary share. Please note, however, under the circumstances described on page 47, the amount and form of consideration payable to you may change.

MERGER CONSIDERATION IF YOU OWN 100 OR FEWER SHARES OF MEDICAL DYNAMICS COMMON STOCK

     If you own 100 or fewer shares of Medical Dynamics common stock, you will receive $0.75 in cash in exchange for each share of Medical Dynamics common stock you own. The cash payment you will receive will not change if the consideration payable to stockholders who own more than 100 shares is changed as described below.

TERMS OF THE PREFERRED STOCK

     The terms of the preferred stock include the following:

     - The preferred stock has an initial liquidation preference of $5.44 per share.

     - Each share of preferred stock may be converted at any time at the option of the holder into the number of shares of InfoCure common stock equal to the liquidation preference in effect at the time divided by the conversion price, which initially will be $20.00, subject to certain
       anti-dilution adjustments. As of November   , 2000, each share of
       preferred stock would have been convertible into      shares of InfoCure
       common stock.

       In addition, InfoCure has proposed to spin-off its dental division in a tax-free transaction following completion of the merger by transferring the assets and liabilities of this division to a newly formed, wholly owned subsidiary and then distributing all of the outstanding common stock of this company to InfoCure's stockholders of record on the applicable record date. If InfoCure completes this spin-off, which is subject to satisfaction of certain conditions, each share of preferred stock will be convertible into common stock of this newly formed company at the conversion rate then in effect, subject to certain anti-dilution adjustments.

     - Dividends will accrue on each share of preferred stock from the date of original issuance at a rate equal to 6% per annum on the liquidation preference per share then in effect and shall be paid quarterly in arrears on March 31, June 30, September 30 and December 31. At its option, InfoCure may pay dividends either in cash or shares of InfoCure common stock equal in value to the amount of the dividend based on the average of the closing prices of InfoCure common stock for the 20 trading days immediately prior to the dividend payment date. Any dividends not paid on the applicable payment date in respect of any share of preferred stock will be added to the liquidation preference in effect with respect to such share.

     - InfoCure must redeem all outstanding shares of preferred stock in cash on the fifth anniversary of the date of original issuance at a redemption price equal to the liquidation preference plus all accrued and unpaid dividends through the redemption date.

     - Holders of shares of preferred stock may vote on all matters on which holders of InfoCure common stock are entitled to vote. Holders of preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which their shares of preferred stock are convertible (rounded down to the nearest whole number) on the date for determination of the stockholders entitled to vote on a matter.

EFFECT OF INFOCURE'S PROPOSED SPIN-OFF OF PRACTICEWORKS

     On August 22, 2000, InfoCure announced its intention to spin-off its dental division by transferring the assets and liabilities of this division to PracticeWorks, Inc., a wholly owned subsidiary of InfoCure, and then distributing 100% of the PracticeWorks common stock to the holders of InfoCure common stock in a tax-free transaction.

     If InfoCure completes the spin-off, each share of InfoCure preferred stock would be automatically exchanged for 10 shares of series A preferred stock of PracticeWorks. Accordingly, each InfoCure depositary share would be automatically cancelled and converted into the right to receive one share of PracticeWorks preferred stock. Shares of PracticeWorks preferred stock would not be represented by depositary shares and you would hold these shares directly. The terms of the PracticeWorks preferred stock would be identical to the terms of the InfoCure preferred stock, except that the PracticeWorks preferred stock would be convertible into shares of PracticeWorks common stock. The per share conversion price of the PracticeWorks preferred stock would be set at the time of the distribution such that all of the shares of PracticeWorks preferred stock issued to the former owners of Medical Dynamics common stock would, in the aggregate, be convertible into 1.5% of the PracticeWorks common stock outstanding immediately after the spin-off.

CASH IN LIEU OF FRACTIONAL SHARES

     InfoCure will not issue fractional shares of common stock in the merger. As a result, the number of shares of InfoCure common stock you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment, without interest, for the value of any fraction of a share of InfoCure common stock you otherwise would be entitled to receive equal to the fraction multiplied by $4.93.

     In the merger, the preferred stock will be issued in the form of depositary shares, each of which represents a tenth of a share of preferred stock. InfoCure will not issue any fractional shares of preferred stock in the merger other than in even tenths of a share of preferred stock which will be represented by a whole number of depositary shares. As a result, the number of shares of InfoCure preferred stock you will receive in the merger will be rounded down to the nearest tenth of a share of preferred stock. You will receive a cash payment, without interest, for the value of a fraction of a share of preferred stock representing less than a tenth of a share you otherwise would have been entitled to receive in an amount equal to the fraction multiplied by $5.44.

POTENTIAL ADJUSTMENT OF MERGER CONSIDERATION

     If you own more than 100 shares of Medical Dynamics common stock, the consideration you receive in the merger may change. If the 20-day average price is less than $3.45 per share, Medical Dynamics may provide notice to InfoCure of its intent to terminate the merger agreement. If Medical Dynamics provides such notice, InfoCure may reject the notice and proceed with the merger if it agrees to (1) adjust the exchange ratio relating to the number of shares of InfoCure common stock you will receive so that for each share of Medical Dynamics stock you own you will receive the number of shares of InfoCure common stock equal to
0.06873 multiplied by a fraction, the numerator of which is $3.45 and the denominator of which is the 20-day average price or (2) pay you $0.2372 in cash for each share of Medical Dynamics common stock you own. In addition, if InfoCure agrees to make one of these changes, you will also still receive
0.07558 shares of InfoCure preferred stock for each share of Medical Dynamics common stock you own. If Medical Dynamics provides notice that it intends to terminate the merger agreement and InfoCure does not agree to make one of the changes described above, the merger agreement will be terminated.

     The special meeting will be held on December 27, 2000, unless adjourned or postponed. Therefore the 20-day average price will be the average closing price of InfoCure common stock for the twenty trading days ending on December 20, 2000, which is the fourth trading day prior to the special meeting. However, if we adjourn or postpone the special meeting, the 20-day average price will be the average closing price of InfoCure common stock for the 20 trading days ending on the fourth trading day prior to the date to which the special meeting is adjourned or postponed. We currently do not anticipate adjourning or delaying the special meeting. In any case, we will announce the 20-day average price and any adjustments to the merger consideration by press release prior to 9:00 a.m., Eastern Standard Time, on the third trading day prior to the special meeting date.

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

EFFECT OF THE MERGER ON MEDICAL DYNAMICS OPTIONS AND WARRANTS

OPTIONS

     When the merger is effective, each option granted under Medical Dynamics' stock option plans that is outstanding, whether or not exercisable, will be terminated and replaced with an option to purchase InfoCure common stock. After the merger becomes effective:

     - InfoCure and its compensation committee will administer the replacement options;

     - each replacement option may be exercised only for shares of InfoCure common stock;

     - the number of shares of InfoCure common stock subject to each replacement option will be equal to the number of shares of Medical Dynamics common stock subject to the terminated option immediately before the merger is completed multiplied by .1521298, rounded up to the nearest whole share; and

     - the per share exercise price of each replacement option will be equal to the exercise price of the corresponding terminated option divided by .1521298, rounded up to the nearest cent.

     The shares subject to each replacement option will be immediately exercisable in proportion to the percentage of shares subject to the corresponding terminated option that are exercisable immediately prior to the closing of the merger. The remaining shares subject to each replacement option will become exercisable according to the vesting schedule of the corresponding terminated option, as adjusted proportionately to reflect the number of shares subject to the replacement option as compared to the number of shares subject to the corresponding terminated option. The replacement options granted to Mr. Horsley, Dr. Bayne and Dr. Bilanich and individuals who were former employees or directors of Medical Dynamics as of the date of the merger agreement will expire on the expiration dates set forth in the corresponding terminated options, which occur on various dates from April 2001 through October 2005. Each option held by any other individual, including current Medical Dynamics employees, will expire on the later of (1) one year from the closing of the merger and (2) 30 days after the date the employee is terminated by Medical Dynamics, but in no event will the expiration date extend beyond the expiration date provided in the corresponding terminated option.

     Each replacement option will provide that if InfoCure consummates the spin-off of PracticeWorks, at the time of the spin-off, the InfoCure replacement option will be automatically exchanged for an option to acquire shares of common stock of PracticeWorks. The number of shares subject to each PracticeWorks replacement option and the exercise price of the option will be adjusted in the same manner as all other PracticeWorks options granted to replace existing InfoCure options. InfoCure currently anticipates the exercise price for each PracticeWorks replacement option will be determined by dividing the exercise price for the corresponding InfoCure replacement option by the PracticeWorks conversion factor and that the number of shares of PracticeWorks common stock subject to each PracticeWorks replacement option will be determined by multiplying the number of shares subject to the corresponding InfoCure option by the PracticeWorks conversion factor. The PracticeWorks conversion factor is a number equal to (1) the closing price of InfoCure common stock on The Nasdaq National

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

Market on the record date, divided by (2) the opening price of the PracticeWorks common stock on The Nasdaq National Market on the day following the distribution date.

WARRANTS

     When the merger is effective, each warrant to purchase Medical Dynamics common stock will be terminated and replaced with a warrant to purchase InfoCure common stock. After the merger becomes effective:

     - each replacement warrant may be exercised only for shares of InfoCure common stock;

     - the number of shares of InfoCure common stock subject to each replacement warrant will be equal to the number of shares of Medical Dynamics common stock subject to the corresponding terminated warrant immediately before the merger is completed multiplied by .1521298, rounded up to the nearest whole share; and

     - the per share exercise price of each replacement warrant will be equal to the exercise price of the corresponding terminated warrant divided by .1521298, rounded up to the nearest cent.

     The shares subject to each replacement warrant will be immediately exercisable in proportion to the percentage of shares subject to the corresponding terminated warrant that are exercisable immediately prior to the closing of the merger. The remaining shares subject to each replacement warrant will become exercisable according to the vesting schedule of the corresponding terminated warrant adjusted proportionately to reflect the number of shares subject to the replacement as compared to the number of shares subject to the terminated warrant. The replacement warrants will expire on the earlier of (1) one year from the closing of the merger and (2) the expiration date provided in the corresponding terminated warrant.

     Each replacement warrant will provide that if InfoCure consummates the spin-off of PracticeWorks, at the time of the spin-off, the InfoCure replacement warrant will be automatically exchanged for a warrant to acquire shares of common stock of PracticeWorks. The number of shares subject to each PracticeWorks replacement warrant and the exercise price of the warrant will be adjusted in the same manner as all other PracticeWorks warrants granted to replace existing InfoCure warrants. InfoCure currently anticipates the exercise price for each PracticeWorks replacement warrant will be determined by dividing the exercise price for the corresponding InfoCure replacement warrant by the PracticeWorks conversion factor and that the number of shares of PracticeWorks common stock subject to each PracticeWorks replacement warrant will be determined by multiplying the number of shares subject to the corresponding InfoCure warrant by the PracticeWorks conversion factor. The PracticeWorks conversion factor is a number equal to (1) the closing price of InfoCure common stock on The Nasdaq National Market on the record date, divided by (2) the opening price of the PracticeWorks common stock on The Nasdaq National Market on the day following the distribution date.

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

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     In the opinion of Morris, Manning & Martin, L.L.P., counsel to InfoCure, the following discussion summarizes the material U.S. federal income tax consequences of the merger to the stockholders of Medical Dynamics. Because the following discussion is a summary that is intended to address only federal income tax consequences of the merger generally applicable to all stockholders of Medical Dynamics, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that the tax consequences to you may vary depending on your particular tax situation. For example, this discussion does not address, among other matters:

     - state, local, or foreign tax consequences of the merger;

     - federal income tax consequences to Medical Dynamics stockholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, persons who hold such stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, and persons who do not own such stock as a capital asset;

     - federal income tax consequences affecting shares of Medical Dynamics common stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation;

     - the tax consequences to holders of warrants, options, or other rights to acquire shares of such stock; and

     - the tax consequences to Medical Dynamics stockholders who are not "United States persons" for federal income tax purposes, including stockholders who are not citizens or residents of the United States.

YOU ARE URGED BOTH TO REVIEW THE FOLLOWING DISCUSSION AND CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE EFFECT OF THE MERGER ON YOUR INDIVIDUAL TAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

     The information in this section is based on the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly on a retroactive basis. Neither InfoCure nor Medical Dynamics intends to request any rulings from the Internal Revenue Service concerning the tax treatment of the merger. It is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court would agree with the Internal Revenue Service.

FEDERAL INCOME TAX CONSEQUENCES IF THE MERGER QUALIFIES AS A REORGANIZATION

     The merger is intended to qualify as a "reorganization" under section 368(a) of the Internal Revenue Code unless the 20-day average price is less than $3.45 per share, Medical Dynamics delivers notice of its intent to terminate the merger agreement, and InfoCure rejects this notice and elects to pay cash to each stockholder who owns more than 100 shares of Medical Dynamics common stock. In that case, the merger will not constitute a reorganization and will be taxable to the Medical Dynamics shareholders. The discussion set forth immediately below assumes the merger will qualify as a reorganization for federal income tax purposes.

     Assuming that InfoCure does not elect to pay cash under the circumstances described above, the obligation of InfoCure and Medical Dynamics to consummate the merger is conditioned upon the receipt of legal opinions from their respective counsel that the merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code, although the merger agreement provides that if counsel to either party does not render a tax opinion, the merger will be consummated if counsel to the other party delivers a tax opinion to both parties. The opinions of counsel will rely on customary factual assumptions and customary representations made by InfoCure and Medical Dynamics. If any of the factual assumptions or representations relied upon by counsel are inaccurate, the opinions may not accurately describe the federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.

     Further, even assuming the merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code, the federal income tax consequences of the merger to the stockholders of Medical Dynamics will depend upon whether the depositary shares are treated as "nonqualified preferred stock" within the meaning of section 351(g) of the Internal Revenue Code. Because the depositary shares are required to be redeemed within five years of their issue date, the depositary shares will constitute nonqualified preferred stock unless the right to convert the depositary shares into shares of InfoCure common stock is considered to provide significant participation in InfoCure's corporate growth for purposes of section 351(g). The legislative history accompanying the enactment of section 351(g) in 1997 states that a conversion privilege into stock of the issuer will not "automatically" be considered to provide significant participation in corporate growth under the statute. To date, however, the Internal Revenue Service has not issued any regulations or other administrative guidance regarding the circumstances under which convertible preferred stock is treated as nonqualified preferred stock. In preparing the discussion set forth below, counsel to InfoCure and counsel to Medical Dynamics have assumed that the depositary shares will be treated as nonqualified preferred stock but you should consult your own tax advisor regarding this matter and its effect upon the tax consequences of the merger to you.

     If the merger constitutes a reorganization within the meaning of section 368(a) of the Internal Revenue Code, and if the depositary shares are treated as nonqualified preferred stock, the merger will have the following material federal income tax consequences to the stockholders of Medical Dynamics who own more than 100 shares of Medical Dynamics common stock:

     - You will recognize any gain, but not any loss, that you realize in the merger. The amount of gain that you recognize will not exceed the fair market value of the depositary shares you receive, plus any cash you receive in lieu of a fractional depositary share. Any such gain that you recognize generally should be taxable as a capital gain and should be long-term capital gain if you held your Medical Dynamics shares for more than one year at the effective time of the merger.

     - The aggregate tax basis of the InfoCure common stock you receive in the merger (including any fractional share of InfoCure common stock deemed to be received and then redeemed for cash, as described below) will be the same as the aggregate tax basis of your shares of Medical Dynamics common stock, decreased by the sum of the fair market value of the depositary shares and cash you receive in lieu of a

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       fractional depositary share, and increased by the amount of gain you recognize in the merger. The tax basis of the depositary shares you receive will be equal to the fair market value of the depositary shares at the effective time of the merger.

     - The holding period of the InfoCure common stock you receive in the merger (including any fractional share of InfoCure common stock deemed to be received and then redeemed for cash, as described below) will include the holding period of the Medical Dynamics common stock you surrender in the merger. The holding period of the depositary shares you receive in the merger will begin on the day after the merger.

     - If you receive cash in lieu of a fractional share of InfoCure common stock, you will be treated for federal income tax purposes as if the fractional share was issued to you in the merger and then redeemed by InfoCure for cash. You generally will recognize capital gain or loss equal to the difference between the amount of cash received for the fractional share and your tax basis in the fractional share, determined as discussed above.

     The tax consequences of the merger to you will be different than the consequences described above if the depositary shares are not treated as nonqualified preferred stock. In that event, you generally will not recognize any gain or loss in the merger except with respect to any cash received in lieu of fractional shares, and the basis and holding period of your depositary shares will be determined in a manner similar to the determination of the basis and holding period (as described above) of your InfoCure common stock received in the merger.

TAX CONSEQUENCES IF THE MERGER IS NOT A REORGANIZATION

     If you own more than 100 shares of Medical Dynamics common stock, the federal income tax consequences of the merger to you will be different than the consequences described above if either the Internal Revenue Service successfully challenges the status of the merger as a reorganization or if the merger fails to qualify as a reorganization because the 20-day average price is less than $3.45 per share, Medical Dynamics notifies InfoCure of its intent to terminate the merger agreement and InfoCure rejects that notice and elects to pay cash to each stockholder who owns more than 100 shares of Medical Dynamics common stock. If the merger fails to qualify as a reorganization, you generally will recognize gain or loss in an amount equal to the difference between the aggregate fair market value of the consideration that you receive (InfoCure depositary shares and cash) in the merger and the tax basis in your Medical Dynamics common stock surrendered. The remaining federal income tax consequences to you if the merger does not qualify as a reorganization will be the same as described below for Medical Dynamics stockholders owning 100 or fewer shares of Medical Dynamics common stock.

TAX CONSEQUENCES TO MEDICAL DYNAMICS STOCKHOLDERS OWNING 100 OR FEWER SHARES

     If you own 100 or fewer shares of Medical Dynamics common stock and receive solely cash in the merger in exchange for your shares, you will be treated for federal income tax purposes as having sold your shares to InfoCure for cash in a fully taxable transaction. The amount of gain or loss that you recognize will equal the difference between the amount of cash you receive in the merger and the adjusted tax basis in your shares of Medical Dynamics common stock surrendered in the merger. If you hold your

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Medical Dynamics shares as a capital asset, any gain or loss that you recognize will be capital gain or loss. If, at the effective time of the merger, you have held your shares of Medical Dynamics common stock for more than one year, any capital gain that you recognize will be long-term capital gain, which is subject to a maximum federal income tax rate of 20% in the case of taxpayers other than corporations. Any capital losses recognized by a taxpayer other than a corporation that are not offset by capital gains may be deducted only up to a maximum of $3,000 per year, although unused capital losses may be carried forward to future taxable years. In the case of a corporation, capital gain is subject to federal income tax at the same rate as ordinary income. A corporation's capital losses may be deducted only to the extent of its capital gains, but unused capital losses may be carried back three years and forward five years. If you own 100 or fewer shares of Medical Dynamics common stock and receive solely cash in the merger in exchange for your shares, the federal income tax consequences to you will not change even if the merger does not qualify as a reorganization for the reasons described above.

DISSENTING STOCKHOLDERS

     If you are a Medical Dynamics stockholder who dissents from the merger, you will recognize gain or loss on the exchange of your Medical Dynamics common stock for cash in an amount equal to the difference between the cash received (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the tax basis in your Medical Dynamics common stock. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss with respect to Medical Dynamics stock held for more than one year at the effective time of the merger. If you dissent, you may be required to recognize any gain or loss in the year the merger closes, irrespective of whether you actually receive payment for your shares in that year.

BACKUP WITHHOLDING

     Under certain circumstances, you may be subject to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in the merger (including cash received in lieu of fractional shares or upon exercise of dissenters' rights), unless you provide proof of an applicable exemption or correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against your federal income tax liability, so long as the required information is furnished to the Internal Revenue Service.

LOAN TO MEDICAL DYNAMICS

     InfoCure entered into a loan with Medical Dynamics on October 28, 1999, pursuant to which InfoCure advanced $500,000 to Medical Dynamics to repay certain existing obligations and for general working capital purposes. Pursuant to the merger agreement, InfoCure agreed to amend and/or restate the loan, and on January 18, 2000, InfoCure advanced an additional $500,000 to Medical Dynamics. On May 23, 2000, InfoCure advanced an additional $300,000 to Medical Dynamics pursuant to a second amendment to the loan agreement. On October 20, 2000, InfoCure advanced an additional $250,000 to Medical Dynamics pursuant to a third amendment to the loan agreement. These additional advances were for general working capital purposes. The total principal amount of all advances under the loan is $1,550,000.00. The maturity date on all advances and interest

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under the loan, is September 30, 2001. All security for the original loan will remain in place and each principal stockholder has signed a subordination agreement to ensure that InfoCure is repaid in full by Medical Dynamics before any principal stockholder receives payment from Medical Dynamics pursuant to outstanding promissory notes issued by Medical Dynamics.

BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND TO THE MERGER

     The healthcare practice management systems industry is undergoing a period of rapid consolidation favoring large-scale providers that can quickly develop new and diverse software applications and provide enhanced services to healthcare practitioners. Medical Dynamics believes that its smaller size relative to that of many of its competitors and its limited access to capital resources may inhibit its future growth in revenues and profitability. Accordingly, the Medical Dynamics board of directors had considered various alternative means of increasing Medical Dynamics' capital resources through a possible combination, whether through sale, merger or joint venture, with a strong partner in the healthcare systems industry which could provide Medical Dynamics with additional capital resources as well as a competitive advantage.

     On June 2, 1999, the management and board of Directors of Medical Dynamics met to explore a variety of strategic alternatives.

     On June 7, 1999, the board of directors of Medical Dynamics approved the engagement of Neidiger, Tucker, Bruner, Inc., to act as Medical Dynamics' financial advisor and consultant.

     On June 16, 1999, Richard E. Perlman, InfoCure's Chairman, James K. Price, InfoCure's Executive Vice President and Marc Kloner, an InfoCure employee, met with Van A. Horsley, President and CEO of Medical Dynamics, Chae U. Kim, President of Computer Age Dentist, Inc., a wholly owned subsidiary of Medical Dynamics ("CADI"), and Dan L. Richmond, CEO of CADI, at CADI's offices in Los Angeles, California. At the meeting, the representatives described their respective business operations, product technology and recent historical financial results. The parties agreed to engage in further discussion regarding a possible business combination of the companies.

     On June 23, 1999, Medical Dynamics executed an agreement engaging Neidiger, Tucker, Bruner, Inc. to act as Medical Dynamics' financial advisor and consultant.

     In early July 1999, Mr. Perlman called Mr. Horsley to inform him that InfoCure had decided not to proceed at that time with discussions regarding a proposed business combination. No further talks between the parties occurred until October.

     During the week of October 4, 1999, Messrs. Perlman, Price and Horsley engaged in several discussions regarding a possible acquisition by InfoCure of a 60% equity interest in Medical Dynamics in exchange for $2 million cash, the transfer of InfoCure's KComp Dental Division, the assignment of InfoCure's contract to acquire the PracticeWorks Division of Zila, Inc. and the procurement of a $10 million facility for future acquisitions. The Medical Dynamics board reviewed the proposed transaction with Mr. Horsley and provided him with authority to negotiate a letter of intent.

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

     On October 25, 1999, Medical Dynamics informed Neidiger, Tucker, Bruner, Inc. that Medical Dynamics had terminated its engagement with Neidiger since Neidiger was not involved in any discussions related to the proposed InfoCure transaction.

     During the last two weeks of October 1999, the parties negotiated the terms of InfoCure's proposed acquisition of a 60% interest in Medical Dynamics. Also during this period, the parties exchanged due diligence request lists and representatives of both companies and their advisors participated in several telephone calls to conduct reciprocal legal, business, accounting and financial due diligence. On October 27, 1999, the Medical Dynamics board approved the terms of a final letter of intent, which was signed by the parties on October 28, 1999.

     Pursuant to the terms of the final letter of intent, InfoCure and Medical Dynamics executed loan documents pursuant to which InfoCure advanced $500,000 to Medical Dynamics so that it could repay certain existing obligations and for general working capital purposes.

     On November 2, 1999, both companies issued a press release prior to the opening of trading on The Nasdaq Stock Market regarding their arrangements.

     During November 1999, senior management of InfoCure re-evaluated the proposed transaction and considered the possibility and merits of a possible business combination of the companies. After extensive review by InfoCure senior management, Mr. Perlman contacted Mr. Horsley on November 19, 1999 to propose a business combination pursuant to which InfoCure would acquire all of the outstanding shares of Medical Dynamics common stock in a stock-for-stock merger transaction in which Medical Dynamics stockholders would have received InfoCure common stock in exchange for their shares of Medical Dynamics common stock.

     In late November 1999, and continuing into mid-December 1999, Messrs. Perlman, Price and Horsley engaged in extensive telephone conversations regarding the proposed merger transaction, including repayment of Medical Dynamics' debt, treatment of options, employment contracts and the stock exchange ratio. During this period, InfoCure's counsel delivered a first draft of the merger agreement to Medical Dynamics and its counsel and subsequent thereto, the parties engaged in several telephone conversations to negotiate the provisions of the merger agreement. Also during this period, representatives of InfoCure conducted on-site financial, operational and accounting due diligence at Medical Dynamics' offices in Denver, Colorado and Los Angeles, California.

     On December 15, 1999, the InfoCure board was briefed on the status of discussions between InfoCure and Medical Dynamics and reviewed the relevant financial, accounting and legal considerations of the proposed transaction. After due consideration, the InfoCure board unanimously approved the merger agreement and the merger.

     On December 20, 1999, the Medical Dynamics board of directors held a special telephone meeting at which Medical Dynamics board of directors reviewed the terms of the merger agreement and related transactions. After due consideration, the Medical Dynamics board unanimously approved the merger agreement and the merger, subject to approval of the Medical Dynamics stockholders.

     Following the approval of the merger by the InfoCure board and the Medical Dynamics board, on December 21, 1999, InfoCure and Medical Dynamics executed the merger agreement and issued a press release prior to the opening of trading on The

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Nasdaq Stock Market. The merger agreement provided that in the merger each share of Medical Dynamics common stock would have been exchanged for 0.05672 shares of InfoCure common stock. This exchange ratio was subject to adjustment if the average of the closing prices of InfoCure's common stock for the twenty trading days immediately prior to the closing of the merger was below $13.22 or above $22.04. On December 20, 1999, the trading day immediately prior to the announcement of the merger agreement, the closing price of InfoCure's common stock was $27.00. If the average closing price of InfoCure's common stock for the 20 consecutive trading days prior to the closing of the merger had been $27.00, InfoCure would have issued approximately 160,000 shares in the merger.

     On April 10, 2000, InfoCure and Medical Dynamics entered into an amendment to the merger agreement to extend the termination date of the merger from May 31, 2000 until July 31, 2000, and to reflect the change in accounting for the merger from a pooling-of-interests to purchase transaction. On June 22, 2000, InfoCure and Medical Dynamics entered into a second amendment to the merger agreement to extend the termination date of the merger to August 31, 2000.

     Medical Dynamics scheduled a special meeting for August 15, 2000 for its shareholders to approve the merger and Medical Dynamics and InfoCure commenced mailing a joint proxy statement-prospectus relating to the special meeting to the Medical Dynamics stockholders on July 17, 2000.

     On August 14, 2000, Mr. Perlman and Mr. Price had a telephone conversation with Mr. Horsley during which they indicated that InfoCure had a pending announcement of material information that required delaying the Medical Dynamics stockholder meeting until the proxy statement-prospectus could be amended or supplemented. Mr. Perlman and Mr. Price explained to Mr. Horsley this material information was that InfoCure was preparing to announce its intention to spin-off PracticeWorks, its dental division. Mr. Perlman and Mr. Price also indicated to Mr. Horsley that InfoCure wished to discuss amending the terms of the merger agreement in light of its intention to spin-off PracticeWorks and the significant change in trading price of InfoCure's common stock since the time the original merger agreement was signed. At that time, Medical Dynamics agreed to adjourn the stockholders meeting to allow the parties to meet to discuss the need to supplement the proxy statement-prospectus. On August 15, 2000, Medical Dynamics adjourned its special stockholder meeting to August 18, 2000 without taking action on the proposal to approve the merger.

     On August 17, 2000, Mr. Perlman, Mr. Price, Mr. Horsley, Mr. Richmond and Mr. Chae met in Atlanta to discuss the merger. At that meeting, representatives of InfoCure and Medical Dynamics further discussed the need to amend or supplement the proxy statement-prospectus to reflect the pending announcement regarding the PracticeWorks spin-off. However, InfoCure also indicated to Medical Dynamics that although InfoCure continued to have interest in a merger with Medical Dynamics, InfoCure believed that completing the merger on its current terms would be excessively dilutive to InfoCure's stockholders as compared to the value of Medical Dynamics' business to InfoCure. From December 20, 1999, the trading day immediately prior to the original merger agreement to August 17, 2000, InfoCure's stock price dropped from $27.00 per share to $4.50 per share. As a result of the significant decline in the trading price of InfoCure's common stock at that time, InfoCure would have been obligated to issue approximately 2.0 million shares of common stock, representing approximately 6.1% of InfoCure's outstanding stock, to complete the merger. Mr. Perlman and Mr. Price

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indicated that InfoCure believed that this dilution would negatively affect
InfoCure's stock price following the merger, which would be detrimental to the interests of both existing InfoCure stockholders and the former Medical Dynamics stockholders.

     After meeting privately, Mr. Horsley, Mr. Richmond and Mr. Chae indicated that, in light of the issues raised by InfoCure, Medical Dynamics was willing to discuss possible amendments to the terms of the merger agreement. On August 18, 2000, Medical Dynamics adjourned its shareholder meeting indefinitely pending renegotiation of the merger agreement.

     Between August 17, 2000 and August 31, 2000, the parties negotiated the provisions of the amended and restated merger agreement. On August 31, 2000, the parties agreed to amend the merger agreement to provide that each share of Medical Dynamics common stock would be exchanged for 0.06873 shares of InfoCure common stock and 0.07558 shares of InfoCure redeemable preferred stock. The parties further agreed to the designations, rights and preferences of the preferred stock and the terms on which the InfoCure preferred stock would be exchanged for PracticeWorks preferred stock, the reduction of the termination fee payable to InfoCure by Medical Dynamics from $1.3 million to $250,000 and to provide that holders of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics common stock they own in lieu of receiving InfoCure common stock and preferred stock. Finally, the parties agreed that (1) if the 20-day average price is above $6.41, InfoCure may terminate the merger agreement and (2) if the 20-day average price is below $3.45, Medical Dynamics may provide notice of its intent to terminate the merger agreement and that InfoCure may reject that notice, if given, if it agrees to adjust the consideration to be paid to stockholders who own more than 100 shares of Medical Dynamics common stock by

     - adjusting the exchange ratio relating to the number of shares of InfoCure common stock those stockholders will receive, as described elsewhere in the proxy statement-prospectus or

     - paying $0.2372 in cash for each share of Medical Dynamics common stock owned.

     In addition, if InfoCure agrees to make one of these changes, stockholders who own more than 100 shares of Medical Dynamics common stock would still receive 0.07558 shares of InfoCure preferred stock for each share of Medical Dynamics common stock owned. If Medical Dynamics provides notice that it intends to terminate the merger agreement and InfoCure does not make one of the changes described above, the merger agreement will be terminated. Under the terms of the amended and restated merger agreement entered into on October 10, 2000, the 20-day average price was equal to the average closing price of InfoCure common stock for the 20 trading days ending on the date of the closing of the merger. In connection with this amendment, InfoCure advanced an additional $250,000 to Medical Dynamics. The parties agreed to enter into the amended and restated merger agreement on those terms only after receiving required third party approvals of the merger agreement, including approval of InfoCure's senior lender. On August 31, 2000, Medical Dynamics and InfoCure publicly announced that they had agreed to the terms of an amended and restated merger agreement and would execute the agreement upon receipt of third party approvals.

     On October 10, 2000, InfoCure and Medical Dynamics received all required third party approvals and, following approval of the amended and restated merger agreement by

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the InfoCure board and the Medical Dynamics board, InfoCure and Medical Dynamics executed the amended and restated merger agreement. On October 11, 2000, InfoCure and Medical issued a press release announcing the terms of the amended and restated merger agreement prior to the opening of trading on The Nasdaq
Stock Market.

     After further discussion between the parties, InfoCure and Medical Dynamics amended the amended and restated merger agreement on October 30, 2000 to provide that the 20-day average price would be the average closing price for InfoCure common stock for the 20 trading days ending on the fourth trading day prior to the date of the special meeting rather than the average closing price for the 20 trading days ending on the date of the closing of the merger. The parties agreed that this amendment would be beneficial to stockholders who own more than 100 shares of Medical Dynamics common stock because it would allow those stockholders to know the amount and nature of the consideration they would receive in the merger and whether they were entitled to dissenters' rights prior to the special meeting. Under the amended and restated merger agreement, as amended, if Medical Dynamics elects to provide notice of its intent to terminate the merger agreement because the 20-day average price is less than $3.45, it must provide that notice before 5:00 p.m., Eastern Standard Time, on the fourth trading day prior to the special meeting. If Medical Dynamics provides this notice and InfoCure elects to reject the notice, it must provide Medical Dynamics notice that it agrees to adjust the exchange ratio or pay cash by 8:00 p.m., Eastern Standard Time, on the fourth trading day prior to the date of the Special Meeting. Therefore, any change to the consideration payable in the merger will occur on the fourth trading day prior to the special meeting. InfoCure and Medical Dynamics will issue a press release prior to 9:00 a.m., Eastern Standard Time, on the third trading day prior to the special meeting indicating the consideration payable in the merger. In addition, if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger and InfoCure rejects the notice and elects to pay cash, the press release issued by the parties would also indicate that Medical Dynamics stockholders who own more than 100 shares of Medical Dynamics common stock are entitled to dissenters' rights. InfoCure and Medical Dynamics agreed that it would be beneficial for Medical Dynamics stockholders to have such information prior to the date of the special meeting, allowing them to vote or change proxies they have previously provided, based on this information. The amendment to the amended and restated merger agreement also clarified that the merger would not qualify as "reorganization" for federal income tax purposes if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger and InfoCure rejects the notice and elects to pay cash. The consequences of the merger not qualifying as a "reorganization" are discussed above under the caption "Material Federal Income Tax Consequences of the Merger." On October 31, 2000, InfoCure and Medical Dynamics issued a press release announcing the terms of the amendment to the amended and restated merger agreement prior to the opening of trading on The Nasdaq Stock Market.

MEDICAL DYNAMICS' REASONS FOR THE MERGER

     The Medical Dynamics board of directors has determined that the merger is in the best interests of Medical Dynamics and its stockholders and has unanimously approved the merger agreement. In reaching its determination, the Medical Dynamics board of directors considered a number of factors, without assigning any relative weights to such factors, including, but not limited to, the following:

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     - Medical Dynamics' need to gain access to additional resources. Although
       Medical Dynamics believed it has the ability to operate profitably in the future and generate sufficient cash flow to service its short-term obligations, Medical Dynamics believed its limited access to capital resources may inhibit its growth in revenues and profitability.

     - The effect on the Medical Dynamics stockholders of Medical Dynamics continuing as an independent entity compared to the effect of a combination with InfoCure. The Medical Dynamics board determined that an integration of Medical Dynamics with InfoCure, given InfoCure's greater marketing, sales and financial resources, may provide a better opportunity for the long-term success of Medical Dynamics' product offerings and thereby maximize value for the Medical Dynamics stockholders.

     - The synergies that existed between InfoCure's business and operations and Medical Dynamics' business and operations. InfoCure and Medical Dynamics share similar types of customers and technologies. They also share a similar vision, strategy and business philosophy in the physician office marketplace. As a result, the combination provides the combined entity with the opportunity to capitalize on the parties' respective existing relationships with customers and vendors in order to cross-market their respective products and services.

     - The financial performance and condition, businesses and prospects of Medical Dynamics and InfoCure, including, but not limited to, information with respect to the historical stock prices of InfoCure and the respective operating performances of Medical Dynamics and InfoCure.

     - The terms of the merger agreement, including the form and amount of the consideration to be received by the Medical Dynamics stockholders and the terms and structure of the merger. The Medical Dynamics board of directors deemed it significant that the merger would provide Medical Dynamics stockholders who own 100 or more shares with InfoCure common stock for which there is an active and liquid trading market and shares of preferred stock that are convertible into shares of InfoCure common stock.

     - The merger is expected to be treated as a "reorganization" for federal income tax purposes and is expected to be treated as a purchase transaction for accounting and financial reporting purposes.

     - The merger affords the Medical Dynamics stockholders the opportunity to reduce the exposure inherent in Medical Dynamics' reliance on a few products and services in a relatively discrete market, and the difficulties Medical Dynamics faces in competing against larger companies with more diversified product lines and greater financial resources.

     In reaching its conclusion, the Medical Dynamics board of directors also considered the following factors, which it believed did not favor entering into the merger agreement:

     - A combination with InfoCure could prevent it from seeking other avenues of maximizing the value of the Medical Dynamics common stock, including seeking a business combination with a third party that offered greater value to the Medical Dynamics stockholders.

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     - The merger could prevent Medical Dynamics from maximizing the value of the Medical Dynamics common stock by pursuing its existing strategic plan as an independent entity and that, after the merger, the holders of Medical Dynamics common stock who receive shares of InfoCure common stock and depositary shares in the merger will have to rely on the operating success of InfoCure to maximize the value of their investment.

     - All of the consideration that would be received by Medical Dynamics stockholders who own more than 100 shares of Medical Dynamics common stock in the merger would consist of InfoCure common stock and depositary shares representing InfoCure preferred stock, rather than cash (unless, after receiving a termination notice from Medical Dynamics, InfoCure elects to pay $.2372 in cash in lieu of issuing InfoCure common stock in exchange for each share of Medical Dynamics common stock).

     - The merger could adversely affect Medical Dynamics' existing relationships with customers and partners.

     In reaching its conclusions set forth above, the Medical Dynamics board acknowledged that certain officers and directors (specifically Messrs. Horsley, Richmond and Kim with respect to certain employment matters, and Dr. and Mrs. Adair and Messrs. Richmond and Kim with respect to the repayment of certain indebtedness) would receive benefits in the merger, including those described below under the caption "The Special Meeting -- Interests of Certain Medical Dynamics Directors, Officers and Affiliates in the Merger." After further consideration and discussion among the directors, the Medical Dynamics board (1) concluded that those benefits (a) were not materially different from those to be realized by other Medical Dynamics stockholders in the merger and (b) in the case of Messrs. Horsley, Richmond and Kim, were appropriate compensation for the employment relationship between those individuals and Medical Dynamics and its subsidiary, Computer Age Dentist, Inc., and (2) considered the fact that Dr. and Mrs. Adair and Messrs. Richard and Kim were otherwise in compliance with relevant contractual requirements for the repayment of loans made.

     Other than those considerations described above which the Medical Dynamics board of directors believed did not favor entering into the merger agreement, the Medical Dynamics board of directors did not identify any particular risks or adverse effects on non-affiliated Medical Dynamics stockholders.

     The foregoing discussion of certain information and factors deemed material by the Medical Dynamics board in considering the merger agreement is not intended to be exhaustive but is believed to include all material factors considered by the Medical Dynamics board of directors.

     The Medical Dynamics board of directors has unanimously approved the merger agreement and each amendment thereto and unanimously recommends to the stockholders of Medical Dynamics that you approve the merger agreement.

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INFOCURE'S REASONS FOR THE MERGER

     In approving the merger agreement, InfoCure's board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, InfoCure's board of directors considered the following material factors, among others:

     - Medical Dynamics' strong positions in the dental practice management specialty.

     - Medical Dynamics' existing customer base.

     - Medical Dynamics' proprietary practice management and clinical software.

     InfoCure's board of directors determined that the merger was in the best interests of InfoCure and its stockholders, and unanimously approved the merger agreement and each amendment thereto.

COMPLETION OF THE MERGER

     Subject to the conditions and the obligations of the parties to effect the merger, the merger will be completed on the date and at the time specified in the articles of merger to be filed with the Colorado Secretary of State.

     InfoCure and Medical Dynamics agree to exercise their respective best efforts to cause the closing to take place on or before December 31, 2000. However, unexpected delays can occur. InfoCure and Medical Dynamics cannot assure you that Medical Dynamics will be able to obtain necessary stockholder approval, that they will be able to obtain any regulatory approvals required for the merger or that they will be able to satisfy other conditions to completion of the merger. Either Medical Dynamics' or InfoCure's board of directors may terminate the merger agreement if the merger is not completed by December 31, 2000, unless it is not completed because of the breach of the merger agreement by the party seeking termination. See "The Merger Agreement -- Conditions to Completion of the Merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF INFOCURE STOCK CERTIFICATES

     Promptly after the merger is completed, you will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of Medical Dynamics common stock for certificates representing shares of InfoCure common stock and depositary shares and/or to receive a check for the amount of cash to which you are entitled, depending on the consideration payable to you under the terms of the merger agreement.

     You should not send in your certificates until you receive a letter of transmittal and instructions.

     After you surrender to the exchange agent certificates for Medical Dynamics common stock with a properly completed letter of transmittal, the exchange agent will mail you (1) a certificate or certificates representing the number of shares of InfoCure common stock and/or depositary shares to which you are entitled and a check for the amount to be paid in lieu of any fractional share, without interest, if any, together with all undelivered dividends or distributions in respect of the shares of InfoCure common stock and/or depositary shares, without interest thereon, if any and/or (2) a check for any other cash payment to which you are entitled for your shares. InfoCure will not be obligated to

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deliver the consideration to you, as a former Medical Dynamics stockholder, until you have surrendered your Medical Dynamics common stock certificates.

     Whenever a dividend or other distribution is declared by InfoCure on InfoCure common stock and depositary shares with a record date after the date on which the merger was completed, the declaration will include dividends or other distributions on all shares of InfoCure common stock and depositary shares that may be issued in the merger. However, InfoCure will not pay any dividend or other distribution that is payable after the completion of the merger to you until you surrender the certificate. If your Medical Dynamics stock certificate has been lost, stolen, or destroyed, the exchange agent will deliver to you the consideration to which you are entitled upon your submission of an affidavit claiming the certificate to be lost, stolen, or destroyed, the posting of a bond in such amount as InfoCure may reasonably direct as indemnity against any claim that may be made against InfoCure with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

     At the time the merger is completed, the stock transfer books of Medical Dynamics will be closed to Medical Dynamics' stockholders and no transfer of shares of Medical Dynamics common stock by any stockholder will thereafter be made or recognized. If certificates for shares of Medical Dynamics common stock are presented for transfer after the merger is completed, they will be canceled and the holder thereof will receive the applicable merger consideration.

REGULATORY APPROVAL

     InfoCure and Medical Dynamics are required to make filings with or obtain approvals from certain regulatory authorities in connection with the merger. InfoCure and Medical Dynamics cannot assure you that they can obtain the necessary regulatory approvals or that the other conditions to consummation of the merger can or will be satisfied.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The merger will not change the present management team or board of directors of InfoCure. Information concerning the management of InfoCure is included in the documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information" on page 97 of this proxy statement-prospectus.

     Medical Dynamics will be the surviving corporation resulting from the merger and will be a wholly owned subsidiary of InfoCure. Medical Dynamics will continue to be governed by the laws of the State of Colorado. Medical Dynamics' officers and directors will, however, resign upon consummation of the merger and be replaced by persons designated by InfoCure.

ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a purchase business combination. Under this method of accounting, after the closing of the merger, Medical Dynamics' assets and liabilities will be recorded at fair value and any excess of the total value of shares exchanged for Medical Dynamics' assets over its net assets will be recorded as goodwill.

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RESALES OF INFOCURE PREFERRED STOCK AND INFOCURE COMMON STOCK

     The shares of InfoCure common stock and the depositary shares to be issued to you in the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act. All shares of InfoCure common stock that you receive in the merger will be freely transferable after the merger provided you are not considered to be an "affiliate" of Medical Dynamics or InfoCure. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Medical Dynamics or InfoCure at the time of the special meeting (generally, executive officers, directors, and 10% or greater stockholders).

     Rule 145 under the Securities Act restricts the sale of InfoCure common stock and the depositary shares received in the merger by affiliates of Medical Dynamics and certain of their family members and related entities. Under the rule, during the first 12-month period after the merger is completed, affiliates of Medical Dynamics may resell publicly the InfoCure common stock and the depositary shares they receive in the merger but only within certain limitations as to the amount of InfoCure common stock and the depositary shares they can sell in any three-month period and as to the manner of sale provided that InfoCure continues to satisfy its reporting requirements under the Securities Exchange Act of 1934, or the Exchange Act. After the one-year period, affiliates of Medical Dynamics who are not affiliates of InfoCure may resell their shares without restriction provided that InfoCure must continue to satisfy its reporting requirements under the Exchange Act. After two years following the closing of the merger, affiliates of Medical Dynamics who are not affiliates of InfoCure and who have not been affiliates for at least three months may resell their shares without restriction. Affiliates also would be permitted to resell InfoCure common stock and the depositary shares received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act. This proxy statement-prospectus does not cover any resales of InfoCure common stock and the depositary shares received by persons who may be deemed to be affiliates of Medical Dynamics or InfoCure.

     Each person who may be deemed to be an affiliate of Medical Dynamics has executed and delivered to InfoCure an agreement intended to ensure compliance with the Securities Act. Each Medical Dynamics affiliate has agreed not to sell, pledge, transfer, or otherwise dispose of any Medical Dynamics common stock held by the affiliate except as contemplated by the merger agreement or the affiliate agreement. In addition, each Medical Dynamics affiliate must agree not to sell, pledge, transfer or otherwise dispose of any InfoCure common stock and the depositary shares received in the merger except in compliance with the Securities Act, and the applicable rules. The stock certificates representing InfoCure common stock and the depositary shares issued to affiliates in the merger will bear a legend summarizing these restrictions on transfer.

VOTING AGREEMENT

     The holders of approximately 17% of the outstanding shares of Medical Dynamics' common stock have agreed to vote in favor of the merger agreement. The voting agreement terminates upon the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger.

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                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement. Your are urged to read carefully the merger agreement, a copy of which is attached as Appendix A to this proxy statement-prospectus.

CONDITIONS TO COMPLETION OF THE MERGER

     In addition to any required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

     - Medical Dynamics stockholders approve the merger at the special meeting;

     - InfoCure and Medical Dynamics receive legal opinions from their respective counsel concerning the treatment of the merger as a "reorganization" for federal income tax purposes; provided, however, that receipt of a tax opinion will not be required if the 20-day average price is less than $3.45, Medical Dynamics delivers notice of its intent to terminate the merger agreement and InfoCure rejects that notice and elects to pay cash to Medical Dynamics stockholders who own more than 100 shares;

     - InfoCure has not breached any of its representatives or obligations under the merger agreement in any material respect;

     - Medical Dynamics has not breached any of its representations or obligations under the merger agreement in any material respect;

     - the shares of InfoCure common stock to be issued in the merger are approved for listing on The Nasdaq Stock Market;

     - Medical Dynamics and InfoCure receive opinions of counsel in forms reasonably satisfactory to each;

     - no law order or other action taken by any court or governmental authority prohibits or restricts the merger or makes it illegal; and

     - in addition to these conditions, the merger agreement, attached as Appendix A to this proxy statement-prospectus, describes other conditions that must be met before the merger may be completed.

     InfoCure and Medical Dynamics cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before December 31, 2000, except as described otherwise in this proxy statement-prospectus or the merger agreement, the board of directors of either Medical Dynamics or InfoCure may terminate the merger agreement and abandon the merger.

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NO SOLICITATION

     In the merger agreement, Medical Dynamics has agreed that until the effective time of the merger or the termination of the merger agreement, neither Medical Dynamics nor any of its officers, directors, affiliates, employees, investment bankers, attorneys or other representatives will, directly or indirectly:

     - solicit, initiate, encourage or induce the making of any "acquisition proposal" (as defined below);

     - participate in any discussions or negotiations regarding, or take any other action to facilitate any acquisition proposal;

     - engage in discussions with any person with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal; or

     - enter into any letter of intent or similar contract relating to any "acquisition transaction" (as defined below);

provided, however, that the Medical Dynamics board of directors may (1) comply with certain SEC rules related to a tender or exchange offers not made in violation of Medical Dynamics' non-solicitation covenants or (2) during the period between mailing of this proxy statement-prospectus and the date the vote required to be obtained from the Medical Dynamics stockholders in connection with the merger has been obtained, in response to an unsolicited, bona fide written acquisition proposal that the Medical Dynamics board of directors reasonably concludes, based upon the advice of its independent financial advisors, constitutes a "superior proposal" (as defined below), engage in discussions with and furnish information to the party making such acquisition proposal to the extent the Medical Dynamics board determines in good faith based on the advice of its outside legal counsel that its fiduciary obligations under applicable law require it to do so. In addition, at least five days prior to furnishing any such nonpublic information to, or entering into discussions with, such party, Medical Dynamics must (1) give InfoCure written notice of its intention to furnish such information or enter into such discussions, (2) receive from the third party an executed confidentiality agreement, and (3) contemporaneously with furnishing any such nonpublic information, furnish such nonpublic information to InfoCure.

     The merger agreement provides that:

     - the term "acquisition transaction" shall mean any transaction or series of related transactions involving: (1) any acquisition or purchase from Medical Dynamics by any person of more than 5% of the total outstanding voting securities of Medical Dynamics or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 5% or more of the total outstanding voting securities of Medical Dynamics or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Medical Dynamics pursuant to which the stockholders of Medical Dynamics immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of Medical Dynamics; or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Medical Dynamics;

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

     - the term "acquisition proposal" shall mean any offer or proposal relating to any acquisition transaction; and

     - the term "superior proposal" shall mean an acquisition proposal with respect to which: (1) the Medical Dynamics board of directors has concluded in good faith, after considering applicable state law, on the basis of the written opinion of independent outside counsel, that such action is necessary to prevent the board from violating its fiduciary duties to the Medical Dynamics stockholders; (2) if any cash consideration is involved, it is not subject to any financing contingency, and with respect to which the board has determined (based upon the written opinion of its independent financial advisors) in the exercise of its fiduciary duties to the Medical Dynamics stockholders that the acquiring party is capable of consummating the proposed transaction on the terms proposed; and (3) the board has determined in the exercise of its fiduciary duties to the Medical Dynamics stockholders that the proposed transaction provides greater value to such stockholders than the merger with InfoCure (based upon the written opinion of independent financial advisors that such transaction is superior from a financial point of view).

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by law, the boards of directors of InfoCure and Medical Dynamics may agree in writing to amend the merger agreement, whether before or after Medical Dynamics' stockholders have approved it. In addition, at any time before the merger becomes effective, either Medical Dynamics or InfoCure, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either InfoCure or Medical Dynamics may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of Medical Dynamics or InfoCure, as the case may be.

     At any time before the merger becomes effective, the boards of directors of InfoCure and Medical Dynamics may agree to terminate the merger agreement. In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Medical Dynamics obtains your approval, by:

          1. Medical Dynamics or InfoCure, if the transaction is not completed by December 31, 2000, or such later date as may be agreed to by Medical Dynamics and InfoCure; however, neither Medical Dynamics nor InfoCure may terminate the merger agreement if its breach is the reason the merger has not been completed;

          2. Medical Dynamics, if InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect;

          3. InfoCure, if Medical Dynamics breaches its representations, warranties or obligations under the merger agreement in any material respect;

          4. Medical Dynamics or InfoCure, if a governmental authority has issued an order or ruling or taken any other action having the effect of permanently restraining or otherwise prohibiting the merger, and such action is final and nonappealable;

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

          5. Medical Dynamics or InfoCure, if the Medical Dynamics stockholders fail to approve the merger;

          6. InfoCure, if (A) the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger in a manner adverse to InfoCure, (B) the Medical Dynamics board recommends to its stockholders a competing transaction, (C) Medical Dynamics breaches its non-solicitation covenant under the merger agreement, (D) a competing transaction for Medical Dynamics is announced and the Medical Dynamics board fails to recommend against acceptance of such proposal, or (E) certain principal stockholders of Medical Dynamics who own 17% of the outstanding shares of Medical Dynamics stock fail to comply with their contractual obligations to vote in favor of the merger; or

          7. InfoCure, if the 20-day average price is greater than $6.41 per share.

     In addition, if the 20-day average price is less than $3.45 per share, Medical Dynamics may provide a notice to InfoCure of its intent to terminate the merger agreement. If Medical Dynamics provides such notice, InfoCure may reject the notice and then proceed with the merger if it agrees to (1) adjust the exchange ratio relating to the number of shares of InfoCure common stock you will receive if you own more than 100 shares of Medical Dynamics common stock or
(2) pay you $0.2372 in cash for each share of Medical Dynamics stock you own if you own more than 100 shares of Medical Dynamics common stock. If InfoCure agrees to make one of these changes, you will also still receive 0.07558 shares of InfoCure preferred stock for each share of Medical Dynamics common stock you own if you own more than 100 shares of Medical Dynamics common stock. If Medical Dynamics provides notice that it intends to terminate the merger agreement and InfoCure does not agree to make one of the changes described above, the merger agreement will be terminated.

     If Medical Dynamics terminates the merger agreement as a result of InfoCure's breach of any representation or warranty contained in the merger agreement, InfoCure will pay a termination fee of $250,000 in cash to Medical Dynamics, and InfoCure will waive any right to offset such amount against any amounts then owned to InfoCure pursuant to the advance made by InfoCure to
Medical Dynamics on October   , 2000.

     If the merger is terminated, the merger agreement will become void and have no effect.

FEES AND EXPENSES

     All fees and expenses incurred in connection with the merger will be paid by the party incurring such expenses whether or not the merger is consummated; provided, however, that InfoCure and Medical Dynamics will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this proxy statement-prospectus.

TERMINATION FEE

     Medical Dynamics must pay InfoCure a $250,000 cash termination fee if:

          1. InfoCure terminates the merger agreement for the reasons described in paragraph 6 above under "-- Waiver, Amendment, and Termination"; or

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          2. InfoCure terminates the merger agreement for the reasons described in paragraph 1 or paragraph 5 above under "-- Waiver, Amendment. and Termination" and (A) at or prior to such termination, there shall exist or have been proposed an acquisition proposal and (B) within 9 months after such termination, Medical Dynamics enters into a definitive agreement with respect to any "company acquisition" (as defined below) or any company acquisition shall be consummated.

     The merger agreement provides that the term "company acquisition" shall mean: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Medical Dynamics pursuant to which the stockholders of Medical Dynamics immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction; (2) a sale or other disposition by Medical Dynamics of assets representing in excess of 50% of the aggregate fair market value of Medical Dynamics' business immediately prior to such sale; or (3) an acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Medical Dynamics), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of common stock of Medical Dynamics.

     In addition, in the event that InfoCure terminates the merger agreement for the reason described in paragraph 3 above under "-- Waiver, Amendment, and Termination", then Medical Dynamics shall promptly reimburse InfoCure for its costs and expenses in connection with the merger agreement, and if, within 9 months of such termination, Medical Dynamics shall enter into a definitive agreement with respect to any company acquisition or any company acquisition is consummated, then concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such company acquisition, Medical Dynamics must pay to InfoCure an amount in cash equal to the amount by which $250,000 exceeds the amount of InfoCure's expenses previously reimbursed by Medical Dynamics.

     Finally, if Medical Dynamics terminates the merger agreement for the reason described in paragraph 2 above under "-- Waiver, Amendment, and Termination", InfoCure shall pay to Medical Dynamics $250,000 in cash.

REPRESENTATIONS AND WARRANTIES

     Both parties made a number of representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger.

     Medical Dynamics' representations and warranties include representations as to:

     - corporate organization, good standing and corporate power

     - corporate power and authority to enter into the merger agreement

     - capitalization

     - SEC filings and financial statements

     - books and records

     - real property interests

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     - condition and sufficiency of assets

     - accounts receivable

     - inventory

     - liabilities

     - taxes

     - material adverse changes since June 30, 1999

     - employee benefit matters

     - compliance with legal requirements and governmental authorizations

     - legal proceedings or orders

     - absence of certain changes and events since June 30, 1999

     - material contracts

     - insurance

     - environmental matters

     - employees

     - government contracts

     - intellectual property rights

     - year 2000 compliance

     - certain payments

     - relationships with related persons

     - brokers or finders

     - labor relations matters

     - disclosure

     - stockholder approval

     InfoCure's representations and warranties include representations as to:

     - corporate organization, good standing and corporate power

     - corporate power and authority to enter into the merger agreement

     - absence of restrictions and conflicts

     - capitalization

     - SEC filings and financial statements

     - litigation

     - disclosure

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     - absence of certain proceedings

     - brokers or finders

CONDUCT OF BUSINESS PENDING THE MERGER

     The merger agreement obligates Medical Dynamics to use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect, and imposes certain limitations on the operations of Medical Dynamics and its subsidiaries. These items are set forth in the merger agreement which is attached to this proxy statement-prospectus as Appendix A.

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                           THE STOCKHOLDERS AGREEMENT

     Certain stockholders of Medical Dynamics who own approximately 17% of the outstanding shares of common stock of Medical Dynamics have entered into a stockholders agreement with InfoCure.

     The stockholders agreement provides, among other things, that the stockholders subject to the agreement:

     - will not transfer any of the shares subject to the agreement, unless the transferee has agreed in writing to hold the shares subject to the agreement and executes an irrevocable proxy prior to the transfer;

     - will not deposit any shares in a voting trust or grant a proxy or enter into any voting agreement in contravention of the stockholder agreement;

     - will vote the shares subject to the agreement (1) in favor of the merger agreement and the merger, (2) in favor of any matter to facilitate the merger, and (3) as directed by InfoCure with respect to any shareholder proposal related to the merger;

     - will not directly or through a representative solicit, initiate or encourage a third party to make an acquisition proposal to Medical Dynamics, or take any action to facilitate any third party acquisition proposal; and

     - will deliver to InfoCure a proxy that (1) irrevocably appoints the InfoCure board as sole and exclusive attorneys and proxies for the stockholder, (2) authorizes and empowers the InfoCure board to vote and exercise all voting rights of the shares subject to the agreement in favor of the merger agreement and merger, and (3) revokes any and all prior proxies given by the stockholder. The proxy and power of attorney is coupled with an interest throughout the term of the stockholder agreement and granted in consideration of InfoCure entering into the merger agreement.

     The stockholders agreement terminates on the earlier of the termination of the merger agreement or the effective time of the merger.

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                      DESCRIPTION OF THE DEPOSITARY SHARES

     The summary contained herein of the terms of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the deposit agreement and the depositary receipts described below, copies of which may be obtained from us or the depositary at the principal office of the depositary, at which its depositary business shall be administered upon request.

GENERAL

     Each depositary share represents ownership of one-tenth of a share of InfoCure series A convertible redeemable preferred stock deposited under the deposit agreement, among InfoCure, StockTrans, Inc., as depositary, and all holders from time to time of depositary receipts issued thereunder. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights) and subject, proportionately, to all of the limitations of the preferred stock represented thereby, contained in the certificate of designation of the preferred stock summarized below under "Description of the Preferred Stock."

     Immediately following the consummation of the merger, InfoCure will deposit the preferred stock with the depositary which will then issue the depositary shares to the Medical Dynamics stockholders pursuant to the terms of the merger agreement. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued evidencing only whole depositary shares.

     Pending the preparation of definitive engraved depositary receipts, the depositary may issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter and will be exchangeable for temporary depositary receipts at the depositary's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash and common stock distributions, if any, and other distributions received from InfoCure in respect of the preferred stock for dividends and otherwise to the record holders of depositary shares in proportion to the number of such depositary shares owned by such holders.

     In the event of a distribution other than in cash or common stock, the depositary will distribute property delivered by it by InfoCure to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case InfoCure may instruct the depositary to sell such property and distribute the net proceeds from such sale to such holders. If fractional shares of common stock would be issuable in connection with dividend payments, InfoCure will pay to each holder cash in lieu of such fractional shares.

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RECORD DATE

     Whenever:

     - any dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are at any time offered with respect to the preferred stock, or

     - the depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice or any solicitation of consents in respect of the preferred stock, or of the mandatory redemption of the preferred stock, or if at any time the depositary and InfoCure otherwise deem it appropriate, the depositary will in each such instance fix a record date, which date shall be the same date as the record date for the preferred stock, for the determination of the holders of depositary receipts who are entitled to:

     - receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof;

     - receive notice of, and give instructions for the exercise of voting rights at any such meeting, or otherwise; or

     - receive notice of the mandatory redemption of the preferred stock, subject to the provisions of the deposit agreement.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of the depositary receipts to the depositary, unless the related depositary shares have been previously called for redemption, the holder of the depositary shares evidenced thereby is entitled to delivery at such office to or upon his or her order of the number of whole shares of preferred stock and any money or other property represented by such depositary shares or cash in lieu of fractional shares. Holders of depositary shares will be entitled to receive whole shares of preferred stock on the basis of one share of preferred stock for each ten depositary shares. Upon surrender of their depositary receipts, the holder will receive one or more certificates representing the number of whole shares of preferred stock to be withdrawn, and one or more receipts for the depositary shares representing the number of whole shares of preferred stock not to be withdrawn. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt or receipts evidencing such excess number of depositary shares. InfoCure does not expect that there will be any public trading market for the preferred stock.

REDEMPTION OR CONVERSION OF DEPOSITARY SHARES

     As described under "Description of the Preferred Stock -- Redemption" and "-- Conversion Rights," the preferred stock is subject to InfoCure's obligation to redeem all of the preferred stock for cash on the fifth anniversary of the date it is issued pursuant to the terms of the merger agreement and the holders' right at any time to convert the preferred stock into common stock at their option. The depositary shares are subject to

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redemption or conversion upon the same terms and conditions as the preferred stock held by the depositary using the common stock received by the depositary, except that the number of shares of common stock received upon conversion of each depositary share will be equal to one-tenth of the number of shares of common stock received upon conversion of each share of the preferred stock. To effect a conversion, a holder of depositary shares must deliver depositary receipts evidencing the depositary shares to be converted, together with written notice of conversion and a proper assignment of the depositary receipts to InfoCure or in blank to the depositary or its agent. At such time, InfoCure will deliver to the holder a certificate or certificates representing the number of whole shares of common stock to which the holder is entitled, along with any other money or property to which the holder is entitled. Each conversion of depositary shares shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements have been satisfied. To the extent that depositary shares are converted into shares of common stock and all such shares of common stock cannot be distributed to the record holders of depositary receipts without creating fractional interests in such shares, InfoCure will cause the depositary to distribute cash to holders in lieu of fractional shares of common stock as provided above under "Description of the Depositary Shares -- General." The amount distributed in the foregoing case will be reduced by any amount required to be withheld by us or the depositary on account of taxes or otherwise required pursuant to law, regulation or court process. If fractional shares of common stock would be issuable upon conversion of the preferred stock, InfoCure will pay to each holder, in lieu of shares of InfoCure common stock, cash equal to the closing price of InfoCure common stock on the trading day immediately prior to the conversion date multiplied by the fractional interest.

PAYMENT AND CONVERSION

     All amounts payable in cash with respect to the depositary shares will be payable in United States dollars at InfoCure's office or agency maintained for such purpose with the City of Atlanta or, at our option, payment of dividends, will be made by check mailed to the holders of the depositary shares at their respective addresses set forth in the register of holders of the depositary shares maintained by the depositary.

     Any payment on the depositary shares due on any day that is not a business day need not be made on such day, but may be made on the succeeding business day with the same force and effect as if made on such due date.

VOTING OF PREFERRED STOCK

     Upon receipt by the depositary of notice of any meeting at which holders of preferred stock are entitled to vote or upon receipt of any written consent to which holders of preferred stock are entitled to give their consent, the depositary will mail the information contained in such notice of meeting or consent to the record holders of the depositary shares relating to preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date of the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of shares of preferred stock represented by such holder's depositary shares. The depositary will use best efforts insofar as practicable, to vote the amount of shares of preferred stock represented by such depositary shares in accordance with such instructions and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from

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voting preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing preferred stock.

     Each depositary share shall entitle the holder thereof to instruct the depositary to cast a one-tenth of a share of preferred stock vote on each matter submitted to a vote of holders of preferred stock or InfoCure common stock. See "Description of the Preferred Stock -- Voting Rights."

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between InfoCure and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless approved by the holders of at least a majority of the depositary shares then outstanding. In no event may any amendment impair the right of any holder of depositary receipts, subject to the conditions specified in the deposit agreement, upon such surrender of the depositary receipts evidencing such depositary shares, to receive shares of preferred stock or upon conversion of the preferred stock represented by the depositary receipts, to receive shares of common stock, and in each case any money or other property represented thereby, including any accumulated dividends and return of the liquidation preference (as defined below in "Description of the Preferred
Stock -- Selected Definitions"), except in order to comply with mandatory provision of applicable law. Every holder of depositary receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the deposit agreement.

     The deposit agreement may be terminated by InfoCure or the depositary only if:

     - all outstanding depositary shares have been redeemed, converted or exchanged for shares of preferred stock of PracticeWorks; or

     - there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of InfoCure and such distribution has been distributed to the holders of depositary receipts.

     The depositary may terminate the deposit agreement if at any time 90 days shall have expired after the depositary shall have delivered to InfoCure a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notices of such termination) or perform any further acts under the deposit agreement except as provided below and except that the depositary will continue to:

     - collect dividends on the preferred stock and any other distributions with respect thereto, and

     - deliver the preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered.

     At any time after the expiration of two years from the date of termination, the depositary may sell the preferred stock then held by it at public or private sales, at such

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

place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

     InfoCure does not intend to terminate the deposit agreement or to permit the resignation of the depositary without appointing a successor depositary.

CHARGES OF DEPOSITARY

     InfoCure will pay all transfer and other governmental charges arising solely from the existence of the depositary arrangements. InfoCure will pay charges of the depositary in connection with the initial deposit of the preferred stock, and any redemption of such preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of preferred stock evidenced thereby until all such taxes and charges with respect to such depositary receipt or such preferred stock are paid by the holder thereof.

MISCELLANEOUS

     The depositary will forward to holders of preferred stock all reports and communications from InfoCure which are delivered to the depositary and which InfoCure is required to furnish to the holders of preferred stock.

     The deposit agreement will be governed by, and construed in accordance with, the laws of the State of Delaware. Neither the depositary nor InfoCure will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. InfoCure's obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of their and InfoCure's duties thereunder and neither InfoCure nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to InfoCure notice of its election to do so, and InfoCure may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million.

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                       DESCRIPTION OF THE PREFERRED STOCK

GENERAL

     Under InfoCure's certificate of incorporation, InfoCure's board of directors is authorized, without further stockholder action to provide for the issuance of up to a total of 2,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences, rights, qualifications, limitations and restrictions as shall be set forth in the resolutions providing therefor. Immediately prior to the consummation of the merger, no shares of any series of our preferred stock will be outstanding.

     InfoCure is authorized for issuance to stockholders of Medical Dynamics, without any further stockholder action required, 1,000,000 shares of InfoCure's preferred stock, designated as series A convertible redeemable preferred stock. The preferred stock will be represented by depositary shares and depositary receipts (as each is defined above in "Description of Depositary
Shares -- General"), the terms of which are described above in the same. Each depositary share represents one-tenth of a share of preferred stock. The holders of the preferred stock (and the corresponding depositary shares) will have no preemptive rights with respect to any shares of InfoCure's capital stock or any of InfoCure's other securities which are convertible into or carrying rights or options to purchase any such shares. The preferred stock will, when issued, be fully paid and nonassessable.

     The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of the preferred stock (and the corresponding depositary shares) will initially be StockTrans, Inc. StockTrans will also serve as the depositary. (See above in "Description of Depositary Shares"). The transfer agent will send notices to stockholders of any special meetings at which holders of the preferred stock have the right to vote. See "-- Voting Rights" below.

     Set forth below is a description of the terms of the preferred stock. The following summary of the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of InfoCure's certificate of incorporation and the certificate of designation, which constitutes part of InfoCure's certificate of incorporation and sets forth rights and designations of the preferred stock.

SELECTED DEFINITIONS

     "CLOSING PRICE" for each day shall mean on such day the reported last sales price for the InfoCure common stock or, in case no sale takes place on such day, the average of the reported closing bid and asked prices for the common stock, in either case as reported on The Nasdaq National Market, or if the common stock is not quoted on The Nasdaq National Market, on the principal national securities exchange on which the common stock shall then be listed or admitted for trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices for the common stock on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for the common stock on each such date shall not have been reported by Nasdaq, the average of the bid and asked prices of the common stock for such day as furnished by any New York Stock Exchange member firm regularly making a market in the common stock selected for such purpose by InfoCure's board of directors or, if no such

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

quotations are available, the fair market value (as defined) of the common stock furnished by any New York Stock Exchange member firm selected from time to time by InfoCure's board of directors for that purpose.

     "CONVERSION NOTICE" shall mean the written notice to the transfer agent that the holder of preferred stock elects to convert all or a specified portion of their preferred stock.

     "CURRENT MARKET PRICE" per share of common stock on any date means the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the date of determination.

     "DISTRIBUTION" shall mean the transfer of the assets and liabilities of InfoCure's dental operating division to PracticeWorks, Inc., an indirect wholly owned subsidiary of InfoCure, and the pro rata distribution of PracticeWorks' common stock to the holders of InfoCure's common stock.

     "FAIR MARKET VALUE" means fair market value as determined in good faith by InfoCure's board of directors, after consultation with an investment banker of recognized national standing, which determination shall be evidenced by a resolution of InfoCure's board of directors.

     "LIQUIDATION PREFERENCE" means an amount equal to $5.44 per share of preferred stock, subject to change in accordance with the terms of the certificate of designation.

     "TRADING DAY" with respect to common stock means (1) if the common stock is quoted on The Nasdaq National Market, or any similar system of automated dissemination of quotations or securities prices, a day on which trades may be made on such system, (2) if the common stock is listed or admitted for trading on the New York Stock Exchange or another a national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business, (3) if not quoted or listed as described in clause (1) and
(2), days on which quotations are reported by the National Quotation Bureau Incorporated or (4) otherwise, any business day.

RANKING

     InfoCure may issue a class or series of stock which may rank senior to, pari passu with, or junior to the preferred stock with respect to dividends or amounts distributable upon liquidation, dissolution or winding up.

DIVIDENDS

     Holders of the preferred stock will be entitled to receive cumulative dividends from the date on which the shares of preferred stock are issued at an annual rate of 6% on the amount of the then effective liquidation preference of the shares of preferred stock. Dividends will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing December 31, 2000, for so long as any shares of preferred stock (and the corresponding depositary shares) are outstanding. InfoCure may, in its sole discretion, elect to pay dividend payments on any dividend payment date in either cash or common stock. InfoCure will take all actions required or permitted under the General Corporation Law of the state of Delaware to permit the payment of dividends on the shares of preferred stock on the dividend payment date. Dividends will accrue on a daily basis whether or not InfoCure has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not the dividends are

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

declared. If any dividend payable on any dividend payment date is not declared and paid in full on such dividend payment date, the amount so payable, to the extent not paid, shall automatically, without any action on the part of InfoCure or the holders of the shares of preferred stock, be added to the then effective liquidation preference on the first business day following such dividend payment date. Notwithstanding anything else contained herein, once any dividends for the preceding dividend period are added to the then effective liquidation preference, such dividends shall no longer be payable in cash or common stock and such dividends shall be deemed to have been fully paid. For any dividend period for which InfoCure elects to pay dividends on the preferred stock (and the corresponding depositary shares) in InfoCure common stock, the number of shares of common stock payable on each share shall be equal to the dividend due per share divided by the average of the closing prices of the common stock on the 20 consecutive trading days ending on the trading day immediately prior to the dividend payment date for such dividend period. No fractional shares of common stock shall be issued as dividends on the preferred stock (and the corresponding depositary shares), and in lieu of any fractional shares to which the holder would otherwise be entitled, InfoCure shall pay cash to such holder. If fractional shares of common stock would be issuable in connection with dividend payments, InfoCure will pay to each holder cash in lieu of such fractional shares. Except as otherwise provided herein, if at any time InfoCure pays less than the total amount of dividends then accrued with respect to the preferred stock (and the corresponding depositary shares), such payment shall be distributed pro rata among the holders thereof based upon the number of shares of preferred stock (and the corresponding depositary shares) held by each such holder.

     The amount of dividends payable for each full dividend period for the preferred stock will be computed by multiplying the annual dividend rate by the liquidation preference as of the first day of the dividend period and dividing the product therefrom by four (rounding down to the nearest cent). The amount of dividends payable for the initial dividend period on the preferred stock (and the corresponding depositary shares), or any other period shorter or longer than a full dividend period on the preferred stock (and the corresponding depositary shares) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of preferred stock (and the corresponding depositary shares) to be redeemed on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together will all other accrued and unpaid dividends on the date fixed for redemption (unless such holder converts such shares in accordance with the terms of the certificate of designations). Holders of shares of preferred stock shall not be entitled to any dividends, whether payment in cash, property or securities, in excess of the dividends on the preferred stock (and the corresponding depositary shares) provided for herein. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the preferred stock (and the corresponding depositary shares) which are in arrears.

     Notwithstanding any provision to the contrary contained in the certificate of designation, InfoCure is not obligated or permitted to pay any dividends on the preferred stock (and the corresponding depositary shares) to the extent that InfoCure is prohibited from doing so under any agreements, documents or instruments related to any outstanding indebtedness for borrowed money of InfoCure or any of its subsidiaries.

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LIQUIDATION PREFERENCE

     In the event that InfoCure liquidates, dissolves or winds up, whether voluntary or involuntary, before any payment or distribution of its assets (whether capital or surplus) shall be made to or set apart for the holders of InfoCure common stock or any other series or class or classes of InfoCure stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, the holders of the shares of preferred stock shall be entitled to receive the greater of (1) the then effective liquidation preference, plus an amount per share equal to all dividends (whether or not or declared) accrued and unpaid thereon to the date of final distribution to such holders, or (2) the amount per share that would be distributed among the holders of the preferred stock (and the corresponding depositary shares) and common stock pro rata based on the number of shares of common stock held by each holder assuming conversion of all shares of preferred stock (and the corresponding depositary shares). InfoCure will make no payment on account of any liquidation, dissolution or winding up of its operations to the holders of any class or series of stock ranking on a parity with the preferred stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there will likewise be paid at the same time to the holders of the preferred stock (and the corresponding depositary shares) like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of preferred stock (and the corresponding depositary shares) and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution. If, upon InfoCure's liquidation, dissolution or winding up of operations, InfoCure's assets or proceeds thereof, distributable among the holders of the shares of preferred stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the preferred stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of preferred stock (and the corresponding depositary shares) and any such other parity stock ratably in accordance with the respective amounts which would be payable on such shares of preferred stock (and the corresponding depositary shares) and any such other stock if all amounts payable thereof were paid in full. For purposes of the certificate of designation, (1) a consolidation or merger of InfoCure with one or more corporations or other entities; (2) a sale, lease, exchange or transfer of all or any part of InfoCure's assets; (3) a statutory share exchange or (4) the distribution of PracticeWorks common stock to InfoCure's stockholders are not deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or senior to the preferred stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of InfoCure, after payment shall have been made in full to the holders of preferred stock (and the corresponding depositary shares), as provided in the certificate of designations, any other series or class or classes of stock ranking junior to the preferred stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of preferred stock (and the corresponding depositary shares) shall not be entitled to share therein.

     InfoCure shall give written notice of liquidation, dissolution or winding up, stating the payment date or dates and the place or places where the amounts distributable in such circumstances shall be payable, by first class mail, postage prepaid, not less than 30 days

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prior to any payment date stated therein, to the holders of record of the preferred stock (and the corresponding depositary shares) at their respective addresses as the same shall appear on our stock record books.

REDEMPTION

     On the fifth anniversary of the date the shares of preferred stock (and the corresponding depositary shares) are issued in the merger InfoCure will redeem all outstanding shares of preferred stock (and the corresponding depositary shares) in cash at a price per share equal to the then effective liquidation preference plus an amount equal to all accrued and unpaid dividends (whether or not declared) on the redemption date. Prior to the redemption date, InfoCure will give notice of redemption not less than 30 nor more than 60 days prior to the redemption date, which shall set forth the material terms of the redemption as required by the certificate of designation.

     If funds legally available for redemption shall be insufficient to redeem all of the outstanding shares of preferred stock (and the corresponding depositary shares), funds to the extent legally available shall be used for such purpose and InfoCure shall effect such redemption pro rata according to the number of outstanding shares of preferred stock (and the corresponding depositary shares) held by each holder thereof. The redemption requirements provided hereby shall be continuous, so that if such requirements cannot be fully discharged, without further action by any holder of the preferred stock (and the corresponding depositary shares), funds legally available shall be applied therefor until such requirements are fulfilled.

     On or after the redemption date, each holder of shares of preferred stock (and the corresponding depositary shares) shall surrender a certificate or certificates representing the number of shares of the preferred stock (and the corresponding depositary shares) to be redeemed as stated in the redemption notice. If the redemption notice shall have been duly given, unless InfoCure has been in default in providing money for the payment of the redemption price (including any accrued and unpaid dividends to (and including) the redemption date), (1) dividends on the shares of the preferred stock (and the corresponding depositary shares) to be redeemed will cease to accrue on the redemption date,
(2) said shares shall be deemed no longer outstanding, and (3) all rights of the holders thereof as stockholders of InfoCure, except the right to receive from us the monies payable upon redemption without interest thereon, shall cease on the redemption date, or if earlier, on the date specified in the following sentence. InfoCure's obligation to provide monies in accordance with the preceding sentence will be deemed fulfilled if, on or before the redemption date, InfoCure deposits with a bank or trust company funds necessary for such redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of preferred stock (and the corresponding depositary shares) to be so redeemed. Any interest accumulated on such funds will be paid to InfoCure from time to time. Any funds so deposited and unclaimed at the end of two years from the redemption date will be released or repaid to InfoCure, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of preferred stock (and the corresponding depositary shares) so called for redemption will look only to InfoCure for payment of the redemption price.

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     Upon surrender in accordance with the notice of redemption of the certificates for the shares so redeemed, InfoCure will redeem such shares at the applicable redemption price aforesaid. There is no restriction on the redemption of the preferred stock while there is an arrearage in the payment of dividends.

     Notwithstanding any provision to the contrary in the certificate of designations, InfoCure shall not be obligated or permitted to redeem or otherwise acquire any shares of preferred stock (and the corresponding depositary shares) to the extent that it is prohibited from doing so under any agreements, documents or instruments related to any outstanding indebtedness for borrowed money of InfoCure or any of its subsidiaries.

CONVERSION RIGHTS

     Holders of shares of preferred stock (and the corresponding depositary shares) will have the right to convert all or a portion of such shares, including fractions of such shares, into shares of InfoCure common stock, as follows:

     A holder of shares of preferred stock (and the corresponding depositary shares) will have the right, at such holder's option, at any time to convert any of such shares (or fractions thereof) into the number of fully paid and nonassessable shares of InfoCure common stock, calculated as to each conversion to the nearest 1/100th of a share, obtained by dividing the aggregate of the then effective liquidation preference of the shares to be converted by the conversion price, which is initially $20.00 and subject to adjustment, and by surrender of such shares; provided, however, that the right to convert shares subject to a notice of redemption will terminate at the close of business on (i) the redemption date, or (ii) if InfoCure so elects and states in the notice of redemption, the business day immediately before the date (which date shall be the redemption date or any earlier date not less than 30 days after the date of mailing of the redemption notice) on which InfoCure irrevocably deposits with a designated bank or trust company as paying agent, money sufficient to pay, on the redemption date, the redemption price for the shares of preferred stock (and the corresponding depositary shares) to be redeemed. If a part of a share of preferred stock (and the corresponding depositary shares) is converted, then InfoCure will convert such share into the appropriate number of shares of InfoCure's common stock, and cash instead of fractional shares of common stock, and issue a fractional share of preferred stock (and corresponding depositary shares) evidencing the remaining interest of such holder.

     Holders of shares of preferred stock (and the corresponding depositary shares) at the close of business on the record date to set the dividend payment date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date (unless the redemption date is between the close of business on such record date and the opening of business on the corresponding dividend payment date in which case, in lieu of receiving such dividend on the dividend payment date fixed therefor, the holder of such shares will receive such dividend payment together with all other accrued and unpaid dividends on the redemption date, unless such holder first converts such shares pursuant to the provisions of the certificate of designation) notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date.

     As promptly as practicable after the surrender of certificates for shares of preferred stock (and the corresponding depositary shares) as aforesaid, InfoCure will issue and deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of shares of common stock issuable upon the conversion of such

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shares, and any fractional interest in respect of a share of common stock arising upon such conversion, as the case may be.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the written notice of conversion (as delivered to the transfer agent) shall have been received by InfoCure, and the person or persons in whose name or names any certificate or certificates for shares of common stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the conversion price in effect at such time on such date, unless the stock transfer books of InfoCure shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the conversion price in effect at the close of business on the date prior to the date the conversion notice is received. All shares of common stock delivered upon conversion of the preferred stock (and the corresponding depositary shares) will upon delivery be duly and validly issued and fully paid and nonassessable.

     In connection with the conversion of any shares of preferred stock (and the corresponding depositary shares), fractions of such shares may be converted; however, no fractional shares or scrip representing fractions of shares of common stock shall be issued upon conversion of the preferred stock (and the corresponding depositary shares). Instead of any fractional interest in a share of common stock which would otherwise be deliverable upon the conversion of a share (or fraction thereof) of preferred stock (and the corresponding depositary shares), InfoCure will pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the closing price of InfoCure's common stock on the trading day immediately preceding the day of conversion multiplied by the fraction of a share of common stock represented by such fractional interest. If more than one share (or fraction thereof) shall be surrendered for conversion at one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of preferred stock (and the corresponding depositary shares) so surrendered.

     In connection with the conversion of any shares of preferred stock (and the corresponding depositary shares), fractions of such shares may be converted; however, no fractional shares or scrip representing fractions of shares of common stock shall be issued upon conversion of the preferred stock (and the corresponding depositary shares). Instead of any fractional interest in a share of common stock which would otherwise be deliverable upon the conversion of a share of preferred stock (or the corresponding depositary shares), or a fraction thereof, InfoCure shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the closing price of common stock on the trading day immediately preceding the day of conversion multiplied by the fraction of a share of common stock represented by such fractional interest. If more than one share (or fraction thereof) shall be surrendered for conversion at one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of preferred stock (and the corresponding depositary shares) so surrendered.

     InfoCure may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any entity unless the holders of a majority of the then outstanding shares of preferred stock (and the corresponding depositary shares) consent thereto, or (1) if InfoCure is the surviving or continuing entity, the preferred stock (and the corresponding depositary shares) shall remain outstanding without any amendment that would adversely affect the preferences, rights or powers of the preferred stock, provided that the preferred stock (and the corresponding depositary shares) will thereafter no longer be subject to conversion into common stock pursuant to the terms of the certificate of designations, but each share of preferred stock (and the corresponding depositary shares) instead shall be convertible into the kind of shares of stock and other securities and property receivable (including cash) upon the consummation of such transaction by a holder of that number of shares or fractions thereof of common stock into which one share of preferred stock (and the corresponding depositary shares) was convertible immediately prior to such transaction with the amount of shares of stock and other securities and property to be received determined based upon the conversion price and liquidation preference on the date of conversion, (2) if InfoCure is not the surviving or continuing person, (a) the entity formed by such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of any State of the United States; and (b) the shares of preferred stock (and the corresponding depositary shares) are converted into or exchanged for and become shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights that the shares of preferred stock had immediately prior to such transaction, provided that the preferred stock (and the corresponding depositary shares) will thereafter no longer be subject to conversion into common stock pursuant to the certificate of designations, but instead each share of preferred stock (and the corresponding depositary shares) shall be convertible into the kind of shares of stock and other securities and property receivable (including cash) upon the consummation of such transaction by a holder of that number of shares or fractions thereof of common stock into which one share of preferred stock (and the corresponding depositary shares) was convertible immediately prior to such transaction with the amount of shares of stock and other securities and property to be received determined based upon the conversion price and liquidation preference on the date of conversion; and (3) InfoCure shall have delivered to the transfer agent an officers' certificate and an option of counsel, reasonably satisfactory in form and content, each stating that such consolidation, merger, conveyance or transfer complies with the terms of the certificate of designations and that all conditions precedent herein provided for relating to such transaction have been complied with. These provisions of this paragraph shall similarly apply to successive transactions. These provisions shall not apply to the distribution of the PracticeWorks common stock.

CONVERSION PRICE ADJUSTMENT

     The conversion price shall be adjusted from time to time as follows; provided however, the consummation of the distribution of the PracticeWorks common stock will not result in a conversion price adjustment to the preferred stock (or the corresponding depositary shares):

     - If InfoCure should, after the issue date (1) pay a dividend or make a distribution on its common stock in shares of InfoCure common stock, (2) subdivide or split InfoCure outstanding common stock into a greater number of shares, (3) combine InfoCure outstanding common stock into a smaller number of shares or (4) issue any shares of capital stock by reclassification of InfoCure common stock, the conversion price in effect immediately prior thereto will be adjusted so that the holder of any share of preferred stock (and the corresponding depositary shares) thereafter surrendered for conversion will be entitled to receive the number of shares of InfoCure common stock which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this paragraph will become effective immediately after the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution, except as provided elsewhere in the certificate of designation, and shall become effective immediately after the close of business on the effective date in the case of a subdivision, split, combination or reclassification. Any shares of common stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of common stock below.

     - If InfoCure should issue after the issue date rights or warrants to all holders of common stock entitling them (for a period expiring within 45 days after the issuance date) to subscribe for or purchase common stock at a price per share less than the current market price per share of common stock at the record date for the determination of stockholders entitled to receive such rights or warrants, then the conversion price in effect immediately prior thereto will be adjusted to equal the price determined by multiplying (1) the conversion price in effect immediately prior to the date of issuance of such rights or warrants by (2) a fraction, the numerator of which will be the sum of (a) the number of shares of common stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (b) the number of shares which the aggregate proceeds from the exercise of such rights or warrants for common stock would purchase at such current market price, and the denominator of which will be the sum of (1) the number of shares of common stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (2) the number of additional shares of common stock that are subject to such rights or warrants. Such adjustment will be made successively whenever any such rights or warrants are issued, and will become effective immediately after such record date. In determining whether any rights or warrants entitle the holders of common stock to subscribe for or purchase shares of common stock at less than such current market price, there shall be taken into account the fair market value of any consideration received by us upon issuance and upon exercise of such rights or warrants.

     - If InfoCure should pay a dividend or make a distribution to all holders of its common stock after the issue date of any shares of its capital stock or its subsidiaries (other than in InfoCure common stock) or evidences of indebtedness or assets (excluding cash dividends payable solely in cash that may from time to time be fixed by InfoCure's board of directors, or dividends or distributions in connection with liquidation, dissolution or winding up) or rights or warrants to subscribe for or purchase any of its securities or those of its subsidiaries (excluding those referred to above), then in each such case, the conversion price will be adjusted so that it shall equal the price determined by multiplying (A) the conversion price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the current market price per share of the common stock on the record date mentioned below less the then fair market value as of such record date of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of common stock, and the denominator of which will be the current market price per share of the common stock on such record date; provided, however, that in the event the then fair market value of the portion of securities so distributed applicable to one share of common stock is equal to or greater than the Current Market Price per share of common stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series A Preferred Stock (and the corresponding Depositary Shares) shall have the right to receive the amount and kind of Securities such holder would have received had such holder converted each such share of Series A Preferred Stock (and the corresponding depositary shares) immediately prior to the record date for the distribution of the securities. Such adjustment shall become effective immediately, except as provided elsewhere in the certificate of designation, after the record date for the determination of stockholders entitled to receive such distribution.

     - Notwithstanding anything in the second and third bullet points above, if rights or warrants, the distribution of which results an adjustment under either of such subparagraphs shall by their terms provide for an increase or increases with the passage of time or otherwise in the price payable to InfoCure upon the exercise thereof, the conversion price upon any such increase becoming effective shall forthwith be readjusted (but to no greater extent than originally adjusted by reason of such issuance or sale) to reflect the same. Upon the expiration or termination of such rights or warrants, if any such rights or warrants shall not have been exercised, then the conversion price shall forthwith be readjusted and thereafter be the rate which it would have been had an adjustment been made on the basis that (1) the only rights or warrants so issued or sold were those so exercised and they were issued or sold for the consideration actually received by us upon such exercise plus the consideration, if any, actually received by InfoCure for the granting of all such options, rights or warrants whether or not exercised and (2) InfoCure issued and sold a number of shares of common stock equal to those actually issued upon exercise of such rights, and such shares were issued and sold for a consideration equal to the aggregate exercise price in effect under the exercise rights actually exercised at the respective dates of their exercise. For purposes of the second and third bullets above, the aggregate consideration received by InfoCure in connection with the issuance of shares of common stock or of rights or warrants shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such rights or warrants into shares of common stock.

     - If InfoCure should, by dividend or otherwise, at any time distribute to all holders of InfoCure's common stock cash, excluding distributions specified in the certificate of designation, in an aggregate amount that, together with (1) the aggregate amount of any other distributions to all holders of the common stock made exclusively in cash within the 12 months preceding the date fixed for the determination of stockholders entitled to such distribution and in respect of which no conversion price adjustment pursuant to the third bullet point above or this bullet point has been made previously and (2) the aggregate of any cash plus the fair market value as of such date of determination of consideration payable in respect of any tender or exchange offer by InfoCure or a subsidiary for all or any portion of the common stock consummated within 12 months preceding such date of determination and in respect of which no conversion price adjustment pursuant to the sixth bullet point below has been made previously, exceeds the greater of
       (a) 1% of the product of the current market price per share of common stock on such date of determination multiplied by the number of shares of common stock outstanding on such date or (b) 5% of our net income reported for the 12 month period ending with the fiscal quarter next preceding such payment, then in each such case the conversion price shall be reduced so that it shall equal the price obtained by multiplying the conversion price in effect immediately prior to the close of business on such date of determination by a fraction of which the numerator shall be the current market price per share of common stock on such date less the amount of cash to be distributed at such time applicable to one share of common stock and the denominator shall be such current market price, such reduction to become effective immediately prior to the opening of business on the day after such date; provided, however, that in the event the portion of the cash so distributed applicable to one share of common stock is equal to or greater than the current market price per share of common stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of preferred stock (and the corresponding depositary shares) shall have the right to receive the amount of cash such holder would have received had such holder converted each such share of preferred stock (and the corresponding depositary shares) immediately prior to the record date for such distribution.

     - If a tender or exchange offer made by InfoCure or any subsidiary for all or any portion of the common stock shall be consummated and such tender or exchange offer shall involve an aggregate consideration having a fair market value as of the last time that tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that, together with (1) the aggregate of the cash plus the fair market value as of the expiration time of the other consideration paid in respect of any other tender or exchange offer by InfoCure or a subsidiary for all or any portion of the common stock consummated within the 12 months preceding the expiration time and in respect of which no conversion price adjustment pursuant to this bullet has been made previously and (2) the aggregate amount of any distributions to all holders of the common stock made exclusively in cash within the 12 months preceding the expiration time and in respect of which no conversion price adjustment pursuant to the third and fifth bullets above has been made previously, exceeds the greater of (a) 1% of the product of the current market price per share of common stock on such date of determination multiplied by the number of shares of common stock outstanding on such date or (b) 5% of InfoCure's net income reported for the 12 month period ending with the fiscal quarter next preceding such payment, then in each such case the conversion price shall be reduced so that it shall equal the price obtained by multiplying the conversion price in effect immediately prior the expiration time by a fraction of which the numerator shall be (x) the product of the current market price per share of common stock immediately prior to the expiration time multiplied by the number of shares of common stock outstanding (including any tendered or exchanged shares) at the expiration time minus (y) the fair market value of the aggregate consideration payable to stockholders upon consummation of such tender or exchange offer and the denominator shall be the product of (A) such current market price multiplied by (B) such number of outstanding shares at the expiration time minus the number of shares accepted for payment in such tender or exchange offer, such reduction to become effective immediately prior to the opening of business on the day following the expiration time; provided, however, that if the number of shares accepted for payment or the aggregate consideration payable therefor have not been finally determined by such opening of business, the adjustment required by this bullet shall, pending such final determination, be made based upon the preliminarily announced results of such tender or exchange offer, and, after such final determination shall have been made, the adjustment required by this bullet will be made based upon the number of shares accepted for payment and the aggregate consideration payable therefore as so finally determined.

     - No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this bullet are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, however, that any adjustment shall be required and shall be made in accordance with the provisions of the certificate of designations (other than this bullet) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of common stock. All calculations under this section shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100th of a share (with .005 of a share being rounded upward), as the case may be. Notwithstanding anything in this paragraph to the contrary, InfoCure shall be entitled, to the extent permitted by law, to make such reductions in the conversion price, in addition to those required by this paragraph, as we, in our discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets or any other transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, hereafter made by us to its stockholders shall not be taxable for such stockholders.

     If (1) InfoCure shall declare a dividend (or any other distribution) on its common stock that would cause an adjustment to the conversion price of the preferred stock pursuant to the terms of any of the certificate of designations;
(2) InfoCure shall authorize the granting to the holders of its common stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; (3) there shall be any reclassification or change of its common stock (except as set forth specifically in the certificate of designations); (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of InfoCure; or (5) InfoCure or any subsidiary shall commence a tender offer or exchange offer for all or a portion of its common stock, then InfoCure shall cause to be filed with its transfer agent and shall cause to be mailed to the holders of shares of the preferred stock (and the corresponding depositary shares), as promptly as possible, but at least 30 days prior to the applicable date hereinafter specified, a notice stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of InfoCure common stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (b) the date on which such reclassification, change, dissolution, liquidation or winding up is expected to become effective or occur or the expiration date of any such tender offer or exchange offer, and the date as of which it is expected that holders of InfoCure common stock of record shall be entitled to exchange their shares of common stock for securities or other property deliverable upon such reclassification, dissolution, liquidation or winding up.

VOTING RIGHTS

     Except as required by law, holders of the preferred stock (and corresponding depositary shares) will have the right to vote on all matters on which InfoCure common stockholders are entitled to vote and shall be entitled to the number of votes equal to the largest number of full shares of common stock into which the preferred stock (and the corresponding depositary shares) could be converted as of the record date for determining eligibility to vote on such matters. Except as required by law, shares of preferred stock and shares of common stock are to be voted together as a single class and not as separate classes.

EXCHANGE INTO PRACTICEWORKS PREFERRED STOCK

     Upon consummation of the distribution of the PracticeWorks common stock, each outstanding share of InfoCure preferred stock will automatically be exchanged for ten shares of PracticeWorks series A convertible redeemable preferred stock. This PracticeWorks preferred stock, in the aggregate, will be convertible into that number of shares of the common stock of PracticeWorks, par value $0.001 per share, equal to the product of (A) the quotient from (i) the number of outstanding shares of PracticeWorks preferred stock issued upon the exchange of the InfoCure preferred stock pursuant to the terms of the certificate of designations (the "Exchanged Shares") divided by (ii) 10,000,000, multiplied by (B) the product of (i) 0.015 multiplied by (ii) the Fully Diluted PracticeWorks Common Stock (as defined below). Each share of PracticeWorks preferred stock will thus be convertible into that number of shares of PracticeWorks common stock equal to the quotient from (A) the aggregate number of shares of PracticeWorks common stock issuable upon the conversion of all of the PracticeWorks preferred stock derived in the previous sentence, divided by
(B) the number of Exchanged Shares. "Fully Diluted PracticeWorks Common Stock" for purposes hereof shall mean all shares of PracticeWorks Common Stock outstanding immediately after the distribution of PracticeWorks common stock; all shares of PracticeWorks common stock issuable upon the exercise of options, warrants or other rights to acquire PracticeWorks common stock outstanding immediately after the distribution of PracticeWorks common stock not held by employees, officers, directors and consultants of PracticeWorks, assuming all such options, warrants or other rights to acquire PracticeWorks common stock are fully exercised at such time regardless of when such options, warrants or other rights to acquire PracticeWorks common stock are actually exercisable; and all shares of PracticeWorks common stock issuable upon the conversion of all PracticeWorks preferred stock (including the PracticeWorks preferred stock), assuming the conversion of all such PracticeWorks preferred stock at such time regardless of when such PracticeWorks preferred stock is actually convertible.

     For each share of InfoCure preferred stock exchanged for shares of PracticeWorks preferred stock pursuant to the terms of the certificate of designations, the record holder thereof on the date of the distribution of PracticeWorks common stock shall receive, in lieu of receiving the dividend normally payable on the next dividend payment date fixed therefor, a dividend payment equal to the accrued and unpaid dividends on such share of InfoCure preferred stock to the date of the distribution of PracticeWorks common stock from InfoCure on the date of the exchange.

     The initial liquidation preference of the PracticeWorks preferred stock shall be equal to the liquidation preference of the InfoCure preferred stock in effect on the date of the distribution of PracticeWorks common stock divided by ten. The initial conversion price of the PracticeWorks preferred stock shall be equal to the conversion price of the InfoCure preferred stock in effect on the date of the distribution of PracticeWorks common stock divided by ten. The PracticeWorks preferred stock shall otherwise have designations, rights and preferences substantially identical to the designations, rights and preferences set forth herein for the InfoCure preferred stock, except as necessary to affect the foregoing.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     InfoCure common stock is quoted on The Nasdaq National Market under the trading symbol "INCX". Prior to the merger, none of the depositary shares or shares of InfoCure preferred stock will be issued and there will be no market for those shares. Medical Dynamics common stock was quoted on The Nasdaq SmallCap Market under the trading symbol "MEDY" until October 11, 2000 and
thereafter has been traded                .

     The following table sets forth, for the periods indicated, the high and low sale prices per share of InfoCure common stock on The Nasdaq National Market and Medical Dynamics common stock on The Nasdaq SmallCap Market for all periods through October 11, 2000 and on the Over-the-Counter Bulletin Board System for the period from October 12, 2000 through the date of this proxy statement-prospectus. The table also gives retroactive effect, where applicable, to the 2-for-1 stock split of InfoCure which was effective August 19, 1999.

     For current price information, you should consult publicly available sources. InfoCure has never paid dividends on its common stock. Medical Dynamics has never paid dividends on its common stock. InfoCure does not intend to pay dividends on its common stock after consummation of the merger.

                                                                        MEDICAL
                                                     INFOCURE          DYNAMICS
                                                   COMMON STOCK      COMMON STOCK
                                                 ----------------   ---------------
                                                  HIGH      LOW      HIGH     LOW
                                                 -------   ------   ------   ------
Year Ending December 31, 2000:
  Fourth Quarter*..............................  $  6.75   $ 3.69   $ 0.31   $ 0.16
  Third Quarter................................     6.44     3.50     0.59     0.31
  Second Quarter...............................    18.38     4.00     0.94     0.25
  First Quarter................................    37.38    14.75     2.00     0.75
Year Ending December 31, 1999:
  Fourth Quarter...............................  $ 18.87   $17.94   $ 1.69   $ 0.66
  Third Quarter................................    28.75    16.94     0.94     0.63
  Second Quarter...............................    26.47    12.25     2.19     0.84
  First Quarter................................    18.00    10.56     2.72     2.56
Year Ending December 31, 1998:
  Fourth Quarter...............................  $ 16.37   $ 5.81   $ 2.56   $ 2.31
  Third Quarter................................     8.47     6.37     3.00     2.00
  Second Quarter...............................     8.09     5.47     3.00     2.13
  First Quarter................................     8.53     4.12     3.50     3.06

-------------------------

* through November 10, 2000.

RECENT CLOSING PRICES

     The closing sales price per share of InfoCure common stock on The Nasdaq National Market was $27.00 on December 20, 1999, the last trading day prior to the public announcement of the proposed merger, $3.91 on October 10, 2000, the last trading day before public announcement of the amended and restated merger
agreement and $          on November   , 2000, the latest practicable day before
the mailing of this proxy statement-prospectus.

     Because the market price of InfoCure common stock is subject to fluctuation, the market value of the shares of InfoCure common stock that you will receive in the merger and that you will be entitled to receive upon conversion of the depositary shares may increase or decrease prior to and following the merger. In addition, YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR INFOCURE COMMON STOCK. NEITHER MEDICAL DYNAMICS NOR INFOCURE CAN ASSURE YOU AS TO THE FUTURE PRICES FOR INFOCURE COMMON STOCK.

DIVIDEND INFORMATION

     Neither InfoCure nor Medical Dynamics has ever paid cash dividends on their common stock, and each of InfoCure and Medical Dynamics anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of its business. InfoCure will pay dividends on its preferred stock in an amount equal to 6% of the liquidation preference. InfoCure will pay dividends on its preferred stock either in cash or in shares of its common stock, and these dividends will be payable quarterly in arrears on March 31, June 30, September 30 and December 31. Any dividends not paid on the applicable payment date will be added to the liquidation preference

NUMBER OF STOCKHOLDERS

     As of October 18, 2000, there were 428 stockholders of record who held shares of InfoCure common stock and as of October 18, 2000, there were 11,577 stockholders of record who held shares of Medical Dynamics common stock.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth InfoCure's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                   SIX MONTHS    YEAR ENDED     ELEVEN MONTHS   YEAR ENDED
                                     ENDED      DECEMBER 31,        ENDED       JANUARY 31,
                                    JUNE 30,    -------------   DECEMBER 31,    -----------
                                      2000      1999    1998        1997        1997   1996
                                   ----------   -----   -----   -------------   ----   ----
Ratio............................   (1)         (1)     (1)        (1)          (1)    (1)

-------------------------

(1) For the six months ended June 30, 2000, the years ended December 31, 1999 and 1998, the eleven months ended December 31, 1997, and the years ended January 31, 1997 and 1996 InfoCure's earnings were insufficient to cover fixed charges by $38.5 million, $283,000, $7.8 million, $25.9 million, $8.4 million and $5.0 million, respectively.

     InfoCure's consolidated ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing its earnings in the applicable year by its combined fixed charges for the corresponding year. For the purposes of these calculations, InfoCure's earnings consist of pre-tax income from continuing operations plus fixed charges. InfoCure's fixed charges consist of interest expense. InfoCure neither declared nor paid dividends on preferred stock during the periods presented.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known by Medical Dynamics regarding the beneficial ownership of common stock as of October 18, 2000, by:

     - each person known by Medical Dynamics to be the beneficial owner of more than 5% of its outstanding shares of common stock;

     - each director of Medical Dynamics;

     - each executive officer of Medical Dynamics; and

     - all directors and executive officers of Medical Dynamics as a group.

     Unless otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock owned by them.

NAME OF BENEFICIAL OWNER                 SHARES OWNED BENEFICIALLY(1)   PERCENT OF CLASS*
------------------------                 ----------------------------   -----------------
Edwin L. Adair, M.D....................           1,054,298(2)                 8.0%
Pat Horsley Adair......................           1,054,298(2)                 8.0
Daniel L. Richmond.....................           1,097,760(3)                 8.3
Chae U. Kim............................           1,097,760(3)                 8.3
I. Dean Bayne, M.D.....................              40,000(4)                 0.3
Van A. Horsley.........................             519,686(5)                 3.9
Leroy Bilanich, Ed.D...................              40,000(4)                 0.3
All officers and directors as a group
  (7 persons)..........................           4,005,396(6)                30.3

-------------------------

  * Percent of class based upon 13,229,206 shares outstanding on October 18, 2000.

(1) The term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership is of record and consists of sole voting and investment power.

(2) Includes 175,000 stock options held by Dr. Adair of which all are presently exercisable.

(3) Includes 450,000 shares under presently exercisable stock options. Does not include option to acquire 150,000 shares which vest upon defined performance goals.

(4) Includes 40,000 shares under presently exercisable stock options.

(5) Includes 429,780 shares under presently exercisable stock options. Does not include options to acquire 400,000 shares which vest based upon definition performance goals.

(6) Includes shares referenced in notes (2) through (5).

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     The following discussion describes certain material differences between the rights of InfoCure stockholders and the rights of Medical Dynamics stockholders. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Medical Dynamics and being a stockholder of InfoCure.

     As a stockholder of Medical Dynamics, your rights are governed by Medical Dynamics' amended and restated articles of incorporation and amended bylaws, as currently in effect. After completion of the merger, if you own more than 100 shares of Medical Dynamics common stock, you may become a holder of InfoCure common stock and depositary shares representing shares of InfoCure series A convertible preferred stock. As an InfoCure stockholder, your rights will be governed by InfoCure's amended certificate of incorporation, including the certificate of designations which sets forth the rights preferences and designations of the preferred stock, and InfoCure's amended and restated bylaws. InfoCure is incorporated under the laws of the state of Delaware and Medical Dynamics is incorporated under the laws of the state of Colorado, and therefore, your rights as a stockholder of InfoCure will be governed by the Delaware General Corporation Law ("DGCL"), rather than the Colorado Business Corporation Act ("CBCA"), after completion of the merger. The rights, preferences and designations of the preferred stock and the corresponding depositary shares are described above under the captions "Description of the Depositary Shares" and "Description of the Preferred Stock."

CLASSES OF STOCK AND VOTING RIGHTS OF INFOCURE AND MEDICAL DYNAMICS

     InfoCure and Medical Dynamics each have one class of common stock issued and outstanding. Holders of InfoCure common stock and holders of Medical Dynamics common stock are each entitled to one vote for each share held. Upon consummation of the merger, InfoCure will have outstanding shares of its preferred stock (and corresponding depositary shares) issued in the merger. Holders of the preferred stock (and the corresponding depositary shares) will be entitled to vote on all matters on which holders of InfoCure common stock are entitled to vote. Holders of preferred stock (and the corresponding depositary shares) will be entitled to the number of votes equal to the number of shares into which their shares of preferred stock (or corresponding depositary shares) are convertible (rounded down to the nearest whole number) on the date for determination of stockholders entitled to vote on a matter.

BOARD OF DIRECTORS

     Neither InfoCure's nor Medical Dynamics' board of directors is divided into classes and all directors are elected annually.

NUMBER OF DIRECTORS

     InfoCure's board of directors may contain as few as three directors and as many as twelve. Currently, there are 5 members. The exact number of authorized directors within such range may be fixed from time to time by a resolution adopted by InfoCure's board of directors. There are currently seven directors on Medical Dynamics' board of directors.

FILLING VACANCIES ON THE BOARD

     Any vacancy occurring on the InfoCure board of directors may be filled by a vote of the majority of the remaining directors, though less than a quorum, or by the sole remaining director, or if no director remains or if the vacancy is not so filled, by the stockholders. A director elected to fill a vacancy will serve until the next election of directors by the stockholders and the election and qualification of the successor.

     Medical Dynamics' bylaws provide that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. The CBCA provides that stockholders may also fill a vacancy on the board of directors. The term of a director elected to fill a vacancy by the directors expires at the next annual stockholders' meeting at which directors are elected. The term of a director elected to fill a vacancy by the stockholders is the unexpired term of the predecessor director. Directors elected to fill vacancies or newly-created directorships will continue to serve until a successor is elected and qualifies.

QUORUM

     InfoCure's bylaws provide that one-third of the number of votes entitled to be cast, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders. Medical Dynamics' articles of incorporation provide that one-third of all shares entitled to vote shall constitute a quorum.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     InfoCure's bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Medical Dynamics' bylaws provide that any action required to be taken, or which may be taken at a meeting of the stockholders may be taken without a meeting, if a written consent setting forth the action to be taken is signed by all of the stockholders entitled to vote on that subject matter.

ABILITY TO CALL SPECIAL MEETING

     Special Meetings of InfoCure stockholders may be called by the board of directors or by the chairman of the board of directors. Special meetings of stockholders of Medical Dynamics may be called by the president, the chief executive officer, the board of directors or by the president at the request of the holders of not less than one-tenth of all shares of Medical Dynamics entitled to vote at the meeting.

NOTICE OF MEETING

     InfoCure and Medical Dynamics stockholders are entitled to notice of all stockholder meetings not less than ten nor more than 60 days prior to the date of the meeting.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

     Business at an annual meeting may be brought by an InfoCure stockholder only upon the stockholder's timely notice thereof in writing to the secretary of InfoCure. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of InfoCure not less than 60 days nor more than 90 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the date on which such public disclosure was made.

The InfoCure stockholder's notice to the Secretary shall set forth:

     - a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting;

     - the name and address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal;

     - the class and number of shares of InfoCure stock that are beneficially owned by the stockholder on the date such stockholder gives notice to the secretary, and the number of shares in InfoCure common stock that are beneficially owned on such date by any other stockholders known to be supporting such proposal; and

     - any financial interest of the stockholder in such proposal.

     With respect to InfoCure stockholders nominating persons to election to InfoCure's board of directors, such nominations shall be made only at an annual or special meeting of the stockholders called for that purpose and only by complying with the notice procedures set forth in InfoCure's bylaws. Specifically, the InfoCure stockholder must provide a timely notice in writing to the secretary of InfoCure, such notice must be delivered to or mailed and received at the principal executive offices of InfoCure not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 60 days notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the date on which such public disclosure was made.

     The stockholder's notice must set forth:

     (1) as to each person that the stockholder proposes to nominate for election or reelection as a director:

     - the name, age, business address and residence address of such proposed nominee;

     - the principal occupation or employment of such proposed nominee;

     - the class and number of shares of common stock of InfoCure which are beneficially owned by such proposed nominee; and

     - any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; and

     (2) as to the stockholder giving such notice:

     - the name and address of such stockholder; and

     - the class and number of shares of InfoCure's stock that are beneficially owned by the stockholder on the date of such notice.

     The Medical Dynamics bylaws do not contain any provisions related to advance notice of stockholder proposals.

VOTING REQUIREMENTS

     InfoCure's bylaws provide that when a quorum is present at any stockholder meeting, a majority of the number of votes entitled to be cast present in person or represented by proxy shall decide any proposal brought before the meeting, unless the certificate of incorporation, the bylaws or the DGCL provides a different threshold.

     Medical Dynamics' articles of incorporation provide that when a quorum is present at any stockholder meeting, the affirmative vote of the holders of a majority of the shares entitled to vote shall decide any proposal brought before the meeting, unless the articles of incorporation or the CBCA provide a different threshold.

AMENDING CERTIFICATE OF INCORPORATION OR ARTICLES OF INCORPORATION

     InfoCure's certificate of incorporation and Medical Dynamics' articles of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast and the affirmative vote of a majority of the outstanding stock of each class entitled to vote as a class thereon.

AMENDING BYLAWS

     InfoCure's bylaws may be amended as follows:

     - at any meeting of stockholders at which a quorum is present, by vote of a majority of the number of votes entitled to be cast present in person or by proxy, provided that the notice of the meeting contained a statement of the substance of the amendment; or

     - by a majority vote of the board of directors.

     In addition, any stockholder who intends to propose an amendment to the InfoCure bylaws shall notify the secretary of InfoCure in writing of the amendment not later than one hundred eighty days prior to a request by such stockholder to call a special meeting for such purpose or, if such proposal is intended to be made at an annual meeting of stockholders, not later than the latest date permitted for submission of stockholder proposals by Rule 14a-8 under the Securities Exchange Act. Such notice to the secretary shall include the text of the proposed amendment and a brief statement of the reason why such stockholder intends to make such proposal.

     Medical Dynamics' bylaws may be altered, amended, repealed, suspended or replaced by the board of directors at any regular or special meeting. The CBCA also permits the stockholders to amend the bylaws.

INTERESTED DIRECTOR TRANSACTIONS

     No contract or transaction between InfoCure and one or more of its directors or officers, or between InfoCure and any other company, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

     - the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

     - the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

     - the contract or transaction is fair as to InfoCure as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

     The CBCA contains provisions which are substantially the same as the Interested Director provisions of the InfoCure bylaws.

                             STOCKHOLDER PROPOSALS

     Medical Dynamics does not expect to hold a 2000 annual meeting of stockholders. Any proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Secretary of Medical Dynamics within a reasonable time before Medical Dynamics will print and mail its proxy materials to be considered for inclusion in the Medical Dynamics proxy materials relating to that meeting. Any submission of a stockholder proposal, even if it is not intended for inclusion in the proxy materials, must be received by the Secretary of Medical Dynamics within a reasonable time before Medical Dynamics will print and mail its proxy materials to be timely. Medical Dynamics will provide public notice to its stockholders of the time and place of its next annual meeting.

                                 OTHER MATTERS

     As of the date of this proxy statement-prospectus, Medical Dynamics' board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                                    EXPERTS

     The consolidated financial statements and schedule of InfoCure Corporation and its subsidiaries incorporated by reference in this proxy statement-prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 incorporated by reference in this proxy statement-prospectus from InfoCure Corporation's Prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999, which constitutes part of the Registration Statement on Form S-3 (with respect to a public offering of 3,759,000 common shares), effective April 21, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Medical Dynamics, Inc. and its subsidiaries incorporated by reference in this proxy statement-prospectus have been audited by Hein +

Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to validity of the shares of InfoCure common stock offered hereby in connection with the merger will be passed upon for InfoCure by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Employees of Morris, Manning & Martin, L.L.P. own an aggregate of 46,650 shares of InfoCure's common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     InfoCure and Medical Dynamics file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission or SEC. You may read and copy any reports, statements or other information that InfoCure and Medical Dynamics file with the SEC at the SEC's public reference rooms at the following locations:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center      Citicorp Center
Room 1024               Suite 1300                500 West Madison Street
Washington, D.C. 20549  New York, NY 10048        Suite 1400
                                                  Chicago, IL 60661-2511


     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning InfoCure and Medical Dynamics may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K. Street, N.W., Washington, D.C. 20006.

     InfoCure filed a registration statement on Form S-4 on November   , 2000,
to register with the SEC the InfoCure common stock to be issued to Medical Dynamics stockholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of InfoCure in addition to being a proxy statement of Medical Dynamics. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in InfoCure's registration statement or the exhibits to the registration statement.

     The SEC allows InfoCure and Medical Dynamics to "incorporate by reference" information into this proxy statement-prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

     This proxy statement-prospectus incorporates by reference the documents set forth below that InfoCure and Medical Dynamics have previously filed with the SEC. These documents contain important business and financial information about InfoCure and Medical Dynamics that is not included in or delivered with this proxy statement-prospectus.

INFOCURE FILINGS (FILE NO. 001-12799)
-------------------------------------
Annual Report on Form 10-K for the
  year ended December 31, 1999, as
  amended by Annual Report on Form
  10-K/A filed on May 1, 2000.........  Fiscal year ended December 31, 1999
Quarterly Report on Form 10-Q.........  Three months ended March 31, 2000
Quarterly Report on Form 10-Q.........  Three months ended June 30, 2000
Proxy Statement.......................  For meeting held June 14, 2000
Current Report on Form 8-K............  Filed September 6, 2000
The financial statements of the
  Healthcare Systems Division of The
  Reynolds and Reynolds Company
  included in InfoCure's Prospectus
  filed pursuant to Rule 424(b)(4) on
  April 22, 1999, which constitutes
  part of the Registration Statement
  on Form S-3 (No. 333-71109).........  Financial Statements of the Healthcare
                                        Systems Division of The Reynolds and
                                        Reynolds Company as of September 30,
                                        1998 and 1997 and for the years ended
                                        September 30, 1998, 1997 and 1996.
The description of Common Stock in
  InfoCure's Registration Statement on
  Form 8-A............................  Filed January 28, 1999

MEDICAL DYNAMICS FILINGS (FILE NO. 0-8632)
------------------------------------------
Annual Report on Form 10-KSB............    Fiscal Year ended September 30, 1999
Quarterly Report on Form 10-QSB.........    Three months ended December 31, 1999
Quarterly Report on Form 10-QSB.........    Three months ended March 31, 2000
Quarterly Report on Form 10-QSB.........    Three months ended June 30, 2000
Current Reports on Form 8-K.............    Dated November 2, 1999 (filed November
                                            5, 1999), December 21, 1999 (filed
                                            December 23, 1999), April 10, 2000
                                            (filed April 25, 2000), May 22, 2000
                                            (filed May 26, 2000), September 13,
                                            2000 (filed September 19, 2000),
                                            October 11, 2000 (filed October 16,
                                            2000) and October 30, 2000 (filed
                                            November 6, 2000)

     InfoCure and Medical Dynamics also incorporate by reference additional documents that may be filed with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange

Act between the date of this proxy statement-prospectus and the date of the Medical Dynamics special meeting on December 27, 2000.

     Medical Dynamics' Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999 and Quarterly Report on Form 10-QSB for the three months ended June 30, 2000, excluding exhibits, accompany this proxy statement-prospectus.

     InfoCure has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to InfoCure, and Medical Dynamics has supplied all such information relating to Medical Dynamics.

     Medical Dynamics stockholders should not send in their Medical Dynamics stock certificates until they receive the transmittal materials from the exchange agent. Medical Dynamics stockholders of record who have further questions about their stock certificates or the exchange of their Medical Dynamics common stock for InfoCure common stock should call the exchange agent.

     If you are a Medical Dynamics stockholder, we may have sent you some of the documents incorporated by reference, but you can also obtain any of them through the company, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Medical Dynamics without charge, excluding all exhibits, except that if the company has specifically incorporated by reference an exhibit in this proxy statement-prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the company at the following address and telephone number:

                             Medical Dynamics, Inc.
                            99 Inverness Drive East
                           Englewood, Colorado 80112
                    Attention: Investor Relations Department
                           Telephone: (303) 790-2990

     If you would like to request documents, please do so by December 15, 2000 in order to receive them before your special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED NOVEMBER
     , 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO MEDICAL DYNAMICS STOCKHOLDERS NOR THE ISSUANCE OF INFOCURE PREFERRED STOCK OR INFOCURE COMMON STOCK IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                MEDICAL DYNAMICS, INC., A COLORADO CORPORATION,

                  INFOCURE CORPORATION, A DELAWARE CORPORATION

                                      AND

              CADI ACQUISITION CORPORATION, A COLORADO CORPORATION

                            DATED: OCTOBER 10, 2000

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          -----
1.   DEFINITIONS........................................................    A-2
     1.1.   "Affiliate".................................................    A-2
     1.2.   "Best Efforts"..............................................    A-2
     1.3.   "Breach"....................................................    A-2
     1.4.   "Closing"...................................................    A-2
     1.5.   "Closing Date"..............................................    A-2
     1.6.   "Code"......................................................    A-2
     1.7.   "Company Disclosure Schedule"...............................    A-2
     1.8.   "Company Material Adverse Effect"...........................    A-2
     1.9.   "Consent"...................................................    A-2
     1.10.  "Contemplated Transactions".................................    A-2
     1.11.  "Contract"..................................................    A-3
     1.12.  "Damages"...................................................    A-3
     1.13.  "Effective Time"............................................    A-3
     1.14.  "Encumbrance"...............................................    A-3
     1.15.  "Environmental Requirements"................................    A-3
     1.16.  "ERISA".....................................................    A-3
     1.17.  "ERISA Affiliate"...........................................    A-3
     1.18.  "Exchange Act"..............................................    A-3
     1.19.  "Facilities"................................................    A-3
     1.20.  "GAAP"......................................................    A-3
     1.21.  "Governmental Authorization"................................    A-3
     1.22.  "Governmental Body".........................................    A-3
     1.23.  "HSR Act"...................................................    A-3
     1.24.  "IRS".......................................................    A-4
     1.25.  "Knowledge".................................................    A-4
     1.26.  "Legal Requirement".........................................    A-4
     1.27.  "Order".....................................................    A-4
     1.28.  "Ordinary Course of Business"...............................    A-4
     1.29.  "Organizational Documents"..................................    A-4
     1.30.  "Parent Disclosure Schedule"................................    A-4
     1.31.  "Parent Material Adverse Effect"............................    A-4
     1.32.  "Person"....................................................    A-4
     1.33.  "Plan"......................................................    A-4
     1.34.  "Proceeding"................................................    A-4
     1.35.  "Related Person"............................................    A-5
     1.36.  "Representative"............................................    A-5
     1.37.  "Securities Act"............................................    A-5
     1.38.  "Subsidiary"................................................    A-5
     1.39.  "Tax Returns"...............................................    A-5
     1.40.  "Taxes".....................................................    A-6
     1.41.  "Threatened"................................................    A-6
2.   MERGER.............................................................    A-6
     2.1.   The Merger..................................................    A-6
     2.2.   Effective Time; Closing.....................................    A-6
     2.3.   Effect of the Merger........................................    A-6
     2.4.   Articles of Incorporation; Bylaws; Directors and Officers...    A-6

                                                                          PAGE
                                                                          -----
     2.5.   Effect on Capital Stock.....................................    A-7
     2.6.   Exchange of Certificates....................................    A-9
     2.7.   Lost, Stolen or Destroyed Certificates......................   A-10
     2.8.   No Further Ownership Rights in Company Common Stock.........   A-11
     2.9.   Additional Actions..........................................   A-11
     2.10.  Tax and Accounting Consequences.............................   A-11
     2.11.  Automatic Conversion of Parent Preferred Stock Into
              PracticeWorks Preferred Stock.............................   A-11
3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................   A-11
     3.1.   Organization, Good Standing, Corporate Power and
              Subsidiaries..............................................   A-11
     3.2.   Authority; No Conflict......................................   A-12
     3.3.   Capitalization..............................................   A-13
     3.4.   SEC Filings; Financial Statements...........................   A-14
     3.5.   Books and Records...........................................   A-15
     3.6.   Real Property Interests.....................................   A-15
     3.7.   Condition and Sufficiency of Assets.........................   A-15
     3.8.   Accounts Receivable.........................................   A-15
     3.9.   Inventory...................................................   A-16
     3.10.  No Undisclosed Liabilities..................................   A-16
     3.11.  Taxes.......................................................   A-16
     3.12.  No Company Material Adverse Effect..........................   A-17
     3.13.  Employee Benefits Matters...................................   A-17
     3.14.  Compliance With Legal Requirements; Governmental
              Authorizations............................................   A-20
     3.15.  Legal Proceedings; Orders...................................   A-21
     3.16.  Absence of Certain Changes and Events.......................   A-22
     3.17.  Contracts; No Defaults......................................   A-23
     3.18.  Insurance...................................................   A-25
     3.19.  Environmental Matters.......................................   A-25
     3.20.  Employees...................................................   A-26
     3.21.  Government Contracts........................................   A-27
     3.22.  Intellectual Property Rights of the Company.................   A-27
     3.23.  Certain Payments............................................   A-33
     3.24.  Relationships With Related Persons..........................   A-33
     3.25.  Brokers or Finders..........................................   A-33
     3.26.  Labor Relations; Compliance.................................   A-33
     3.27.  Disclosure Documents........................................   A-34
     3.28.  Disclosure..................................................   A-34
     3.29.  Vote Required...............................................   A-34
     REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF MERGER SUB AND
4.   PARENT.............................................................   A-34
     4.1.   Organization................................................   A-34
     4.2.   Authorization...............................................   A-35
     4.3.   Absence of Restrictions and Conflicts.......................   A-35
     4.4.   Capitalization of Parent and Merger Sub.....................   A-36
     4.5.   SEC Filings; Financial Statements...........................   A-36
     4.6.   Litigation..................................................   A-37
     4.7.   Registration Statement; Proxy Statement.....................   A-37
     4.8.   Certain Proceedings.........................................   A-37
     4.9.   Brokers or Finders..........................................   A-37

                                                                          PAGE
                                                                          -----
5.   CERTAIN AGREEMENTS OF THE PARTIES..................................   A-37
     5.1.   No Solicitation.............................................   A-37
     5.2.   Public Disclosure...........................................   A-39
     5.3.   Reasonable Efforts; Notification............................   A-39
     5.4.   Third Party Consents........................................   A-40
     5.5.   Indemnification.............................................   A-40
     5.6.   Nasdaq Listing..............................................   A-41
     5.7.   Reimbursement of Employee Costs and Expenses................   A-41
     5.8.   Provision of Loan By Parent to Company......................   A-41
     5.9.   PracticeWorks Spin-off......................................   A-41
6.   ADDITIONAL COVENANTS OF THE PARTIES................................   A-41
     6.1.   Mutual Covenants............................................   A-41
     6.2.   Covenants of the Company....................................   A-44
     6.3.   Form S-8....................................................   A-46
     6.4.   Stock Options and Warrants..................................   A-46
7.   CONDITIONS.........................................................   A-47
     7.1.   Mutual Conditions...........................................   A-47
     7.2.   Conditions to Obligations of Merger Sub and Parent..........   A-48
     7.3.   Conditions to Obligations of the Company....................   A-49
8.   TERMINATION........................................................   A-50
     8.1.   Termination.................................................   A-50
     8.2.   Notice of Termination; Effect of Termination................   A-51
     8.3.   Fees and Expenses...........................................   A-51
     8.4.   Amendment...................................................   A-53
     8.5.   Extension; Waiver...........................................   A-53
     8.6.   Special Parent Payment......................................   A-53
9.   MISCELLANEOUS......................................................   A-53
     9.1.   Survival of Representations and Warranties..................   A-53
     9.2.   Notices.....................................................   A-53
     9.3.   Further Assurances..........................................   A-54
     9.4.   Waiver......................................................   A-54
     9.5.   Entire Agreement and Modification...........................   A-54
     9.6.   Assignments, Successors and No Third-Party Rights...........   A-55
     9.7.   Section Headings, Construction..............................   A-55
     9.8.   Time of Essence.............................................   A-55
     9.9.   Governing Law...............................................   A-55
     9.10.  Counterparts................................................   A-55

EXHIBITS:

Exhibit A    Form of Shareholder Agreement.
Exhibit B    Form of Certificate of Designation.
Exhibit C-1  Form of Employment Agreement for Daniel L. Richmond.
Exhibit C-2  Form of Employment Agreement for Chae U. Kim.
Exhibit D    Form of Norton Lidstone, P.C. Legal Opinion.
Exhibit E    Form of Morris, Manning & Martin, L.L.P. Legal Opinion.

                              AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of this 10th day of October, 2000, by and among INFOCURE CORPORATION, a Delaware corporation ("Parent"), CADI ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and MEDICAL DYNAMICS, INC., a Colorado corporation ("Company").

                                   RECITALS:

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act ("Colorado Law"), Parent, Merger Sub and Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into Company.

     B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 2.1.) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders; (ii) has approved and declared advisable this Agreement, and has approved the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) has approved the issuance of shares of common stock, $.001 par value per share, of Parent ("Parent Common Stock") pursuant to the Merger and (iv) has approved the issuance of shares of Series A preferred stock, $.001 par value per share, of Parent ("Parent Preferred Stock"), having the designations, preferences and rights set forth on EXHIBIT B, pursuant to the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement (i) Edwin L. Adair, M.D. and Pat Horsley Adair; (ii) Daniel L. Richmond; (iii) Chae U. Kim and (iv) Van A. Horsley (such individuals collectively referred to as the "Principal Shareholders") are entering into Shareholder Agreements in the form attached hereto as EXHIBIT A (the "Shareholder Agreements").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     F. This Agreement amends and restates in its entirety that certain original Agreement and Plan Merger and Reorganization dated December 21, 1999, as amended by that First Amendment to the Agreement and Plan of Merger dated April 10, 2000, and as further amended by that certain Second Amendment to the Agreement and Plan of Merger dated June 21, 2000.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

     The following terms shall have the following meanings:

     1.1. "AFFILIATE" is used in this Agreement to indicate a relationship with one (1) or more persons and when used shall mean any corporation or organization of which such person is an executive officer, director or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); or any person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     1.2. "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits of this Agreement and the Contemplated Transactions to such Person.

     1.3. "BREACH" means a "breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement and will be deemed to have occurred if there is or has been any inaccuracy in or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     1.4. "CLOSING" is defined in this Agreement in Section 2.2.

     1.5. "CLOSING DATE" is defined in this Agreement in Section 2.2.

     1.6. "CODE" means the Internal Revenue Code of 1986, as amended, including regulations or other authoritative notices or rulings issued by the Internal Revenue Service thereunder.

     1.7. "COMPANY DISCLOSURE SCHEDULE" is defined in this Agreement in Section
3.

     1.8. "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, results of operation, business or properties of the Company and Subsidiary taken as a whole.

     1.9. "CONSENT" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     1.10. "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including, without limitation:

          A. The Merger; and

          B. The performance by Merger Sub, Parent and the Company of their respective covenants and obligations under this Agreement.

     1.11. "CONTRACT" means any agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.12. "DAMAGES" means any loss, liability, claim, damages, expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party.

     1.13. "EFFECTIVE TIME" is defined in this Agreement in Section 2.2.

     1.14. "ENCUMBRANCE" means any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     1.15. "ENVIRONMENTAL REQUIREMENTS" means federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

     1.16. "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.17. "ERISA AFFILIATE" means any Person which would be required to be aggregated with the Company under Code sec. 414(b), (c), (m) and/or (o) and/or under ERISA sec. 4001(a)(14) at any time during the period beginning seven (7) years prior to the Closing Date and ending immediately prior to the Closing.

     1.18. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     1.19. "FACILITIES" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any Subsidiary and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any Subsidiary.

     1.20. "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4. were prepared.

     1.21. "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     1.22. "GOVERNMENTAL BODY" means any national, state or municipal or other local government, state or municipal or other local governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     1.23. "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. sec. 18a, et seq.

     1.24. "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     1.25. "KNOWLEDGE" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or a prudent individual given his position with the Company could be expected to discover or otherwise become aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving or has served within the last five (5) years as a director, executive, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     1.26. "LEGAL REQUIREMENT" means any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     1.27. "ORDER" means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     1.28. "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person. In the case of Company, the term "Ordinary Course of Business" shall include the changes in the Company's operations since December 21, 1999 taken at the specific request of Parent, including, but not limited to: (i) Company's cessation of marketing and selling of it's Computer Age Dentist software product; (ii) Company's compensating sales personnel who are selling the PracticeWorks product; (iii) Company's termination of approximately thirty-five (35) employees and (iv) the other changes in Company's business resulting therefrom as disclosed in the reports filed by the Company under the Exchange Act.

     1.29. "ORGANIZATIONAL DOCUMENTS" means (i) the Articles of Incorporation and the Bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (iii) any amendment to any of the foregoing.

     1.30. "PARENT DISCLOSURE SCHEDULE" is defined in this Agreement in Section
4.

     1.31. "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, results of operation, business or properties of the Parent and all of it subsidiaries taken as a whole.

     1.32. "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     1.33. "PLAN" as defined in Section 3.13.A. of this Agreement.

     1.34. "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.35. "RELATED PERSON" means with respect to a particular individual:

          A. Each other member of such individual's Family;

          B. Any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual's Family;

          C. Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          D. Any Person with respect to which such individual or one (1) or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

          With respect to a specified Person other than an individual:

          A. Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          B. Any Person that holds a Material Interest in such specified Person;

          C. Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          D. Any Person in which such specified Person holds a Material
     Interest;

          E. Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          F. Any Related Person of any individual described in clause B. or C.

          For purposes of this definition, (i) the "Family" of an individual includes (1) the individual's spouse and (2) any other natural person who is related to the individual or the individual's spouse within the second degree and (ii) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

     1.36. "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     1.37. "SECURITIES ACT" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.38. "SUBSIDIARY" shall mean Computer Age Dentist, Inc., a California corporation.

     1.39. "TAX RETURNS" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     1.40. "TAXES" means all taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, property, sales, use, value added and franchise taxes and customs duties, imposed by any Governmental Body and any payments with respect thereto required under any tax-sharing agreement.

     1.41. "THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

2. MERGER.

     2.1. THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Company as the surviving corporation after the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

     2.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Colorado in accordance with the relevant provisions of Colorado Law (the "Articles of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at a time and date to be specified by the parties, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Section 7., or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     2.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Colorado Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4. ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. At the Effective Time, the Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation (until amended as provided under Colorado Law).

     The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws (until amended as provided therein and under Colorado
Law).

     The initial directors and officers of the Surviving Corporation shall be the directors and the officers of Merger Sub who are serving in such capacities immediately prior to the

Effective Time, and such directors and officers shall continue to serve as the directors and officers of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation.

     2.5. EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

     A. CONVERSION OF COMPANY COMMON STOCK. Each share of common stock, $.001 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.5.B. and any Dissenting Shares (as defined and to the extent provided in Section 2.5.), will be canceled and extinguished and automatically converted (subject to Section 2.5.F.) into the right to receive (i) .06873 of a share, unless adjusted as provided for herein, of Parent Common Stock ("Common Exchange Ratio") and (ii)
0.07558 of a share of Parent Preferred Stock, such shares to be represented by depository receipts representing 0.100 per share of Parent Preferred Stock rounded up to the nearest 1/100th share of Parent Preferred Stock. When used herein unless the context otherwise requires, the term "Parent Preferred Stock" also includes the depository receipts.

     B. CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Common Stock held by Company or any direct or indirect wholly-owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     C. WARRANTS. All warrants to purchase Company Common Stock (collectively, the "Warrants") then outstanding shall be terminated and replaced with new warrants to purchase Parent Common Stock in the manner described in Section 6.4.

     D. STOCK OPTIONS. All options (collectively, the "Options") to purchase Company Common Stock then outstanding under the Company's stock option plans referenced in SCHEDULE 3.3 (collectively, the "Company Stock Option Plans") shall be terminated and replaced with new options to purchase Parent Common Stock in the manner described in Section 6.4.

     E. ADJUSTMENTS TO CONVERSION. The conversion rights of holders of Company Common Stock shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, Parent Common Stock or Parent Preferred Stock), reorganization, recapitalization or other like change with respect to Company Common Stock, Parent Common Stock or Parent Preferred Stock occurring after the date hereof and prior to the Effective Time.

     F. FRACTIONAL SHARES. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive a certificate representing the shares of Parent Common Stock and Parent Preferred Stock into which such Company Common Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of the Company

Common Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and Parent Preferred Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.6., without interest. No fractional shares of Parent Common Stock or Parent Preferred Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Common Stock who would otherwise be entitled to receive (i) a fraction of a share of Parent Common Stock shall receive cash in an amount equal to the value of such fractional shares, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by Four and 93/100 Dollars ($4.93) or (ii) a depository receipt representing less than 0.10 of a share of Parent Preferred Stock shall receive cash in an amount equal to the value of such depository receipt, which shall be equal to the fraction of a share of Parent Preferred Stock less than 0.10 share that would otherwise be issued multiplied by Five and 44/100 Dollars ($5.44).

     G. CONDITIONAL STOCK. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock and Parent Preferred Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock and Parent Preferred Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     H. ODD LOT CASH-OUT. Notwithstanding Sections 2.5.A. and 2.5.F. above, any holder, owning in the aggregate, one hundred (100) or fewer shares of Company Common Stock ("Odd Lot Shareholder"), shall instead receive cash in an amount equal to 75/100 Dollars ($.75) per share of Company Common Stock held by such Odd Lot Shareholder.

     I. DISSENTERS RIGHTS.

     (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Colorado Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights (the "Dissenting Shares") shall not be converted into or represent a right to receive the consideration set forth pursuant to this Section 2.5., but the holder thereof shall only be entitled to such rights as are granted by Colorado Law.

     (ii) Notwithstanding the provisions of subsection (i), if any holder of shares of Company Common Stock who demands appraisal of such shares under Colorado Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, Parent Preferred Stock and payment for any fractional share as provided in this
Section 2.5., without interest thereon, upon surrender of the certificate representing such shares.

     (iii) The Company shall give Parent (1) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Colorado Law and received by the Company and (2) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Colorado Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

     2.6. EXCHANGE OF CERTIFICATES.

     A. EXCHANGE AGENT; PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent (the "Exchange Agent"), for exchange in accordance with this Section 2.6., through the Exchange Agent, certificates evidencing the Parent Common Stock and Parent Preferred Stock issuable pursuant to Section 2.5. in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.5.F. and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6.C.

     B. EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into shares of Parent Common Stock and Parent Preferred Stock pursuant to Section 2.5., cash in lieu of any fractional shares pursuant to Section 2.5.F. and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6.C. (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock and Parent Preferred Stock, cash in lieu of any fractional shares pursuant to Section 2.5.F. and any dividends or other distributions pursuant to Section 2.6.C. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange thereof (i) certificates evidencing that number of whole shares of Parent Common Stock and Parent Preferred Stock into which such holder's shares of Company Common Stock were converted at the Effective Time; (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.6.C. and (iii) cash in lieu of fractional shares to which such holder is in entitled pursuant to Section 2.5.F., and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Stock and Parent Preferred Stock and cash may be issued and paid in accordance with this Section 2. to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.6. and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective

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Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock and Parent Preferred Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.5.F. and any dividends or distributions payable pursuant to Section 2.6.C.

     C. DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time, with respect to Parent Common Stock or Parent Preferred Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate or comply with the lost instrument procedure set forth in Section 2.7. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock and Parent Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and Parent Preferred Stock.

     D. TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock or Parent Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock or Parent Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     E. REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     F. NO LIABILITY. Notwithstanding anything to the contrary in this Section 2.6., neither the Exchange Agent, Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock, Parent Common Stock or Parent Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.7. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock as may be required pursuant to Section 2.5.; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against

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any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     2.8. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock and Parent Preferred Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 2.5.F. and 2.6.C.) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

     2.9. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     2.10. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     2.11. AUTOMATIC CONVERSION OF PARENT PREFERRED STOCK INTO PRACTICEWORKS PREFERRED STOCK. All Parent Preferred Stock issued pursuant to Section 2.5. shall be subject to automatic exchange into shares of PracticeWorks Preferred Stock upon a spin-off of Parent's PracticeWorks division as further described in EXHIBIT B hereto (the "PracticeWorks Spin-off"). The PracticeWorks Spin-off, while expected, is at InfoCure's discretion and subject to, among other things, appropriate consents (including consents of senior lenders) and no guarantee is made hereunder that the PracticeWorks Spin-off will occur.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     As of September 25, 2000 and as of the Closing Date, Company represents and warrants to Merger Sub and Parent, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule and referencing a specific representation supplied by the Company to Merger Sub and Parent dated as of September 25, 2000 and certified by a duly authorized officer of Company (the "Company Disclosure Schedule"), as follows:

     3.1. ORGANIZATION, GOOD STANDING, CORPORATE POWER AND SUBSIDIARIES.

     A. SCHEDULE 3.1.A of the Company Disclosure Schedule contains a complete and accurate list of the Company and each Subsidiary's name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business.

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

     The Company and the Subsidiary are each a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

     The Company and the Subsidiary are each duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or licensed would not result in a Company Material Adverse Effect.

     B. The Company and Subsidiary have delivered to Merger Sub copies of the Organizational Documents of the Company and Subsidiary, as currently in effect.

     C. Neither Company nor Subsidiary has agreed nor is obligated to make nor be bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor the Subsidiary owns, directly or indirectly, any equity or similar interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2. AUTHORITY; NO CONFLICT.

     A. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject only to obtaining the approval of the shareholders of the Company of the Merger (the "Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly approved by the Company Board of Directors, as required by applicable law and the Company Board of Directors has, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of Company and its shareholders and (ii) to recommend that the shareholders of Company approve and adopt this Agreement and approve the Merger.

     This Agreement is, or when executed and delivered by the Company will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     B. Except as set forth in SCHEDULE 3.2 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor, after obtaining the Shareholder Approval, the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) Contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or the Subsidiary;

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

          (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Subsidiary, or any of the assets owned or used by the Company or the Subsidiary, may be subject;

          (iii) Subject to the filing of the Articles of Merger with the Colorado Secretary of State, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or the Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by the Company or the Subsidiary;

          (iv) Cause the Company or the Subsidiary to become subject to, or to become liable for the payment of, any Tax;

          (v) Cause any of the assets owned by the Company or the Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Body;

          (vi) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Company or the Subsidiary is a party or by which Company or the Subsidiary or its or any of their respective properties are bound or affected; or

          (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or the Subsidiary.

          C. Except as set forth in SCHEDULE 3.2 of the Company Disclosure Schedule and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Merger, the Company and the Subsidiary are not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3. CAPITALIZATION. The authorized capital stock of the Company consists of (i) thirty million (30,000,000) shares of Company Common Stock, par value $.001 per share and five million (5,000,000) shares of Preferred Stock, $.001 par value per share ("Company Preferred Stock"). At the close of business on August 21, 2000 (i) thirteen million two hundred forty thousand sixty-six (13,240,066) shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or by any Subsidiary;
(iii) three million one hundred twenty-five thousand eight hundred thirty-seven (3,125,837) shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Stock Option Plans; (iv) one million three hundred forty-nine thousand (1,349,000) shares of Company Common Stock were available for future grant under the Company Stock Option Plans and (v) one hundred fifty thousand (150,000) shares of Company Common Stock were reserved for future issuance upon conversion of

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

warrants of the Company. As of August 31, 2000, no shares of Company Preferred Stock were issued or outstanding. SCHEDULE 3.3 of the Company Disclosure Schedule sets forth the following information with respect to each Option and Warrant (as defined in Section 6.4.) outstanding as of the date of this
Agreement: (i) the name and address of the optionee or warrant holder; (ii) the particular plan pursuant to which such Option was granted; (iii) the number of shares of Company Common Stock subject to such Option or Warrant; (iv) the exercise price of such Option or Warrant; (v) the date on which such Option or Warrant was granted; (vi) the applicable vesting schedule and (vii) the date on which such Option or Warrant expires. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Options that are currently outstanding and the form of all stock option agreements and instruments evidencing such Options and Warrants. Except as set forth in SCHEDULE 3.3, all shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Options and Warrants, and all outstanding shares of capital stock of Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for securities Company owns free and clear of all Encumbrances, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in SCHEDULE 3.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or Subsidiary is a party or by which it is bound obligating Company or Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interest s of the Company or Subsidiary or obligating the Company or Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in
SCHEDULE 3.3, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company or Subsidiary is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of Subsidiary. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     3.4. SEC FILINGS; FINANCIAL STATEMENTS.

     A. Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since September 1, 1998 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since September 1, 1998. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the

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

Exchange Act, as the case may be and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is required to file any reports or other documents with the SEC.

     B. Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and the Subsidiary at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

     C. Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5. BOOKS AND RECORDS. The books of account, stock record books, and other records of the Company and the Subsidiary, all of which have been made available to Merger Sub and Parent, are complete and correct in all material respects.

     The minute books of the Company and the Subsidiary made available to counsel for Parent are the only minute books of the Company and the Subsidiary and contain a reasonably accurate summary, in all material respects, of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of Company and the Subsidiary since the time of its incorporation. At the Closing, all of those books and records will be in the possession of the Company.

     3.6. REAL PROPERTY INTERESTS. Neither the Company nor the Subsidiary owns real property. SCHEDULE 3.6 of the Company Disclosure Schedule contains a complete and accurate list of all leaseholds or other interests in real property of the Company and the Subsidiary. The Company has delivered or made available to Merger Sub and Parent copies of the lease agreements and other instruments by which the Company and the Subsidiary acquired such leasehold and other real property interests.

     3.7. CONDITION AND SUFFICIENCY OF ASSETS.  Except as set forth on SCHEDULE
3.7 of the Company Disclosure Schedule, to the Company's Knowledge, the buildings, plants, structures and equipment of the Company and the Subsidiary are structurally sound, are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put.

     3.8. ACCOUNTS RECEIVABLE. All accounts receivable of the Company and the Subsidiary that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

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

     Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company and the Subsidiary as of the Closing Date (which reserves are adequate and calculated consistent with past practice).

     Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred fifty
(150) days on which it first becomes due and payable. To the Knowledge of the Company, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     SCHEDULE 3.8 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of September 25, 2000, which list sets forth the aging of such Accounts Receivable.

     3.9. INVENTORY. All inventory of the Company and the Subsidiary, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company and the Subsidiary as of the Closing Date, as the case may be.

     3.10. NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 3.10 of the Company Disclosure Schedule, neither the Company nor the Subsidiary have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and not heretofore paid or discharged and current liabilities incurred in the Ordinary Course of Business since June 30, 1999.

     3.11. TAXES.

     A. Except as set forth on SCHEDULE 3.11 to the Company Disclosure Schedule, the Company and the Subsidiary have timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. The Company and the Subsidiary have paid in full or made adequate provision by the establishment of reserves for all Taxes which have become due or which are attributable to the conduct of the Company's and the Subsidiary's business prior to August 31, 2000. The Company and the Subsidiary will continue to make adequate provision for all such Taxes for all periods through the Closing Date. The Company and the Subsidiary are not the beneficiaries of any extension of time within which to file any Tax Return.

     Except as set forth on SCHEDULE 3.11, the Company has no Knowledge of any Tax deficiency proposed or Threatened against the Company or the Subsidiary. There are no Tax liens upon any property or assets of the Company or the Subsidiary to secure the payment of any delinquent Taxes.

     Except as set forth on SCHEDULE 3.11, the Company and the Subsidiary have made all payments of estimated Taxes when due in amounts sufficient to avoid the imposition of any penalty.

     B. Except as set forth on SCHEDULE 3.11, all Taxes and other assessments and levies which the Company or the Subsidiary were required by law to withhold or to collect have

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been duly withheld and collected, and have been paid over to the proper
Governmental Body.

     C. Except as set forth in SCHEDULE 3.11, the Tax Returns of the Company and the Subsidiary have never been audited by the IRS or other Governmental Body, nor are any such audits in process. Except as set forth in SCHEDULE 3.11, there are no outstanding agreements or waivers extending the statute of limitations applicable to any Tax Returns of the Company or the Subsidiary for any period.

     D. For federal income tax purposes, the Company and the Subsidiary have a taxable year ending on September 30 in each year.

     E. The Company has not filed a consent under Code sec. 341(f) concerning collapsible corporations. The Company and the Subsidiary have not made any material payments, are not obligated to make any material payments, and are not a party to any agreement that under any circumstances could obligate it to make any material payments that will not be deductible under Code sec. 280G. The Company and the Subsidiary have not been a United States real property holding corporation within the meaning of Code sec. 897(c)(2) during the applicable period specified in Code sec. 897(c)(1)(A)(ii). The Company and the Subsidiary are not a party to any Tax allocation or sharing agreement. Except with respect to the Subsidiary, the Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     F. The Company's and the Subsidiary's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's and the Subsidiary's books and records in all material respects.

     3.12. NO COMPANY MATERIAL ADVERSE EFFECT. Since June 30, 1999, there has not been any Company Material Adverse Effect, and to the Company's Knowledge, no event has occurred and no circumstance exists that may result in a Company Material Adverse Effect other than with respect to general domestic or international economic conditions and other than the changes in the Company's financial condition, business and operations as disclosed in Company's reports filed under the Exchange Act, which changes are continuing to date.

     3.13. EMPLOYEE BENEFITS MATTERS.

     A. SCHEDULE 3.13.1 lists all plans, programs, and similar agreements, commitments or arrangements (including, but not limited to, any bonus, profit sharing, pension, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, tuition reimbursement, disability, sick leave, vacation, commission, retention or other arrangements), whether oral or written, sponsored or maintained by or on behalf of, or to which contributions are or were made by, Company and/or any ERISA Affiliate within the last seven (7) years that provide or provided benefits, compensation or other remuneration to, or for the benefit of, current or former employees of Company and/or any ERISA Affiliate or any or any other individual who provides services to the Company and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual ("Plan" or "Plans"). Except as disclosed on SCHEDULE 3.13.1, there are no other benefits to which any current or former employees of

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Company and/or any ERISA Affiliate or any or any other individual who provides services to the Company and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual is entitled or for which the Company and/or any ERISA Affiliate has any obligation. Except as set forth on SCHEDULE 3.13.1, only current employees of Company participate in the Plans, except as required by I.R.C. sec. 4980B and/or ERISA sec.sec. 601-609. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent three (3) years, all summary plan descriptions, prospectuses, Annual Report Form 5500's or similar forms (and attachments thereto) for the most recent three (3) years, all Internal Revenue Service determination letters, and any related documents requested by Buyer, including all amendments, modifications and supplements thereto, all material employee and/or participant communications relating to each such Plan, and all insurance contracts, administrative services agreements or contracts, have been delivered to Buyer, and all of the same are true, correct and complete.

     B. With respect to each Plan to the extent applicable:

          (i) No litigation or administrative or other proceeding or investigation, claim, lawsuit, arbitration or other action is pending or threatened involving such Plan or any administrator, fiduciary, employee, contributing employer, contractor or agent of such Plan, other than routine claims for benefits in the ordinary course for such Plan.

          (ii) Such Plan has been administered and operated in compliance with, and has been amended to comply with, all applicable laws, rules, and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code.

          (iii) Company and ERISA Affiliates have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan if applicable.

          (iv) Such Plan is fully funded in an amount sufficient to pay all liabilities (whether or not vested) accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred through August 31, 2000.

          (v) On the Closing Date such Plan will be fully funded in an amount sufficient to pay all liabilities (whether or not vested) accrued as of the Closing Date (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred as of the Closing Date, or adequate reserves will be set up on Company's books and records, or paid-up insurance will be provided, therefor.

          (vi) Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the liabilities of such Plan beyond increases typically experienced as a result of changes in the workforce.

          (vii) Such Plan is not a multiemployer plan (as defined in ERISA sec. 3(37) or 4001(a)(3)), is not a single-employer plan (as defined in ERISA sec. 4001(a)(15)), and is not a defined benefit plan (as defined in ERISA sec. 3(35)), and is not a plan maintained by more than one employer (within the meaning of Code sec. 413(c)).

          (viii) No Person has engaged in any "prohibited transaction" (as defined in ERISA sec. 406 or Code sec. 503(b) or 4975) with respect to such Plan on or prior to the Closing Date, and no Person who would be a fiduciary with respect to such Plan has breached any of his responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would subject Company or any ERISA Affiliate, or any Person whom the Company has an obligation to indemnify, to any liability.

          (ix) Such Plan contains provisions which allow additional benefits under the Plan to be discontinued at any time and for any reason, and which allow the Plan to be terminated (or the Company's participation in the Plan to be terminated) by the Company at any time and for any reason, and, if such Plan were terminated (or the Company's participation in such Plan were terminated) on or prior to the Closing Date, no additional liability would be incurred by the Company by such action.

          (x) All communications with respect to such Plan by any Person on or prior to the Closing Date have reflected accurately the documents and operations of such Plan, and no Person has, as of the Closing Date, any liability under any applicable law by reason of any communication or failure to communicate with respect to or in connection with such Plan.

          (xi) Such Plan does not provide benefits to any former employee, or any other Person who is not performing services for the Company, except as required by Code sec. 4980B and/or ERISA sec.sec. 601-609.

          (xii) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred or will be incurred as of the Closing Date by Company or any ERISA Affiliate, except for PBGC insurance premiums (if any), and all such insurance premiums incurred or accrued up to and including the Closing Date have been timely paid, or will be timely paid prior to the Closing Date.

          (xiii) Neither the Company nor any ERISA Affiliate has ceased operations at any facility or withdrawn from such Plan in a manner which could subject the Company to liability under ERISA sec. 4062, 4063 or 4064, and no events have occurred or will occur on or prior to the Closing Date which might give rise to any liability of Company to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Company by the PBGC.

          (xiv) No entitlement to any benefit (including, but not limited to, severance pay, unemployment compensation or payment contingent upon a change in control or ownership of the Company) from such Plan shall arise, and no acceleration or increase in benefits due any Person shall occur, by reason of the consummation of the transactions contemplated by this Agreement.

          (xv) An ERISA fiduciary insurance policy issued by a licensed insurance company is in place covering each and every fiduciary of such Plan.

          (xvi) If such Plan purports to provide benefits which qualify for tax-favored treatment under Code sec. 79, 105, 106, 117, 120, 125, 127 129 or 132, the Plan satisfies the requirements of said Code sections.

     C. The participants and beneficiary records with respect to each Plan providing benefits to employees or other Persons performing services for the Company and their spouses, dependents, etc., are in the custody of the Company (or an agent of the Company who must, upon demand, provide such records to the Company), and such records accurately state the history of each participant and beneficiary in connection with each such Plan and accurately state the benefits earned by and/or owed to each such participant and beneficiary.

     D. Except as otherwise set forth on SCHEDULE 3.13.2, the Company is not liable for and neither the Company nor Merger Sub nor Parent will be liable for, any contribution, Tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Plan maintained, sponsored or contributed to by an ERISA Affiliate, including, without limitation, withdrawal liability arising under Title IV of ERISA, liabilities to the PBGC, or liabilities under Code sec. 412 or ERISA sec. 302.

     3.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. For purposes of this Section 3.14. only, the term "Company" shall be deemed to include the Company and the Subsidiary.

     A. Except as set forth in SCHEDULE 3.14 of the Company Disclosure Schedule:

          (i) The Company is, and at all times since September 30, 1998 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to comply with a Legal Requirement would not have a Company Material Adverse Effect;

          (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (1) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or (2) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

          (iii) The Company has not received, at any time since September 30, 1998, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (2) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     B. The Company has all Governmental Authorizations necessary to conduct its business as presently conducted. Each Governmental Authorization is valid and in full force and effect. Except as set forth in SCHEDULE 3.14 of the Company Disclosure Schedule:

          (i) The Company is, and at all times since September 30, 1998 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
     SCHEDULE 3.14 of the Company Disclosure Schedule, except where the failure to comply with a Governmental Authorization would not have a Company Material Adverse Effect;

          (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (1) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in SCHEDULE 3.14 of the Company Disclosure Schedule or (2) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in SCHEDULE 3.14 of the Company Disclosure Schedule, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect;

          (iii) The Company has not received, at any time since September 30, 1998, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (2) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in SCHEDULE
     3.14 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the failure to make such filings in a timely manner would not have a Company Material Adverse Effect.

     The Governmental Authorizations listed in SCHEDULE 3.14 of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations that are material to the conduct of the Company's business in the manner it is currently conducted and to operate such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15. LEGAL PROCEEDINGS; ORDERS.

     A. Except as set forth in SCHEDULE 3.15 of the Company Disclosure Schedule, there is no pending Proceeding:

          (i) That has been commenced by or against the Company or the Subsidiary; or

          (ii) To the Knowledge of the Company, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     Except as set forth in SCHEDULE 3.15 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) no such Proceeding has been Threatened and
(ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding that could reasonably be expected to result in a Company Material Adverse Effect. The Company and the Subsidiary have delivered to Merger Sub and Parent copies of all pleadings, correspondence, and other documents relating to each pending Proceeding listed in SCHEDULE 3.15 of the Company Disclosure Schedule. The Proceedings listed in
SCHEDULE 3.15 of the Company Disclosure Schedule will not have a Company Material Adverse Effect.

     B. Except as set forth in SCHEDULE 3.15 of the Company Disclosure Schedule:

          (i) There is no Order to which the Company or the Subsidiary, or, to the Company's Knowledge, any of the assets owned or used by the Company or the Subsidiary, is subject; and

          (ii) To the Company's Knowledge, no officer, director, or employee of the Company or the Subsidiary is subject to any Order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or the Subsidiary as currently conducted.

     C. Except as set forth in SCHEDULE 3.15 of the Company Disclosure Schedule:

          (i) The Company and the Subsidiary are, and at all times since September 30, 1998 have been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, except where the failure to comply would not have a Company Material Adverse Effect;

          (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or the Subsidiary, or any of the assets owned or used by the Company or the Subsidiary, is subject, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

          (iii) Neither the Company nor the Subsidiary have received, at any time since September 30, 1998, any written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company or the Subsidiary, is or has been subject.

     3.16. ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Schedule 3.16 of the Company Disclosure Schedule and in the recent changes in capitalization as reflected in Section 3.3. hereto, since June 30, 1999, the Company and the Subsidiary have conducted their businesses only in the Ordinary Course of Business and there has not been any:

     A. Change in the Company's or the Subsidiary's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or the Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or the Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     B. Amendment to the Organizational Documents of the Company or the Subsidiary;

     C. Except in the Ordinary Course of Business, payment or increase by the Company or the Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     D. Adoption of, or substantial increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or the Subsidiary;

     E. Damage to or destruction or loss of any asset or property of the Company or the Subsidiary, whether or not covered by insurance that had a Company Material Adverse Effect;

     F. Entry into, termination of, or receipt of written notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company or the Subsidiary of at least Twenty-Five Thousand and No/100 Dollars ($25,000.00);

     G. Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or the Subsidiary or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company or the Subsidiary, including the sale, lease, or other disposition of any of the Software and Intangibles;

     H. Cancellation or waiver of any claims or rights with a value to the Company or the Subsidiary in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

     I. Material change in the accounting methods used by the Company or the Subsidiary; or

     J. Agreement, whether oral or written, by the Company or the Subsidiary to do any of the foregoing.

     3.17. CONTRACTS; NO DEFAULTS.

     A. SCHEDULE 3.17(A) of the Company Disclosure Schedule contains a complete and accurate list (other than Customer License Agreements which are disclosed in Section 3.22.), and the Company has delivered to Merger Sub and Parent true and complete copies, of:

          (i) Each Contract that involves performance of services or delivery of goods or materials by the Company or the Subsidiary of an amount or value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          (ii) Each Contract that involves performance of services or delivery of goods or materials to the Company or the Subsidiary of an amount or value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          (iii) Except for customer Contracts and inventory and equipment purchase orders incurred in the Ordinary Course of Business, each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company or the Subsidiary in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Twenty-Five Thousand and No/100 Dollars ($25,000.00) and with terms of less than one (1) year) of the Company or the Subsidiary;

          (v) Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees relating to the Company or the Subsidiary;

          (vi) Each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or the Subsidiary with any other Person;

          (vii) Each Contract containing covenants that in any way purport to restrict the business activity of the Company or the Subsidiary or limit the freedom of the Company or the Subsidiary to engage in any line of business or to compete with any Person;

          (viii) Each Contract (relating to the Company or the Subsidiary) providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (ix) Each power of attorney relating to the Company or the Subsidiary that is currently effective and outstanding;

          (x) Each Contract relating to the Company or the Subsidiary for capital expenditures in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          (xi) Each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or the Subsidiary other than in the Ordinary Course of Business; and

          (xii) Each amendment, supplement, and modification in respect of any of the foregoing.

     B. Except as set forth in SCHEDULE 3.17(B) of the Company Disclosure Schedule, to the Knowledge of the Company, no officer, director, or employee of the Company or the Subsidiary is bound by any Contract that purports to limit the ability of such officer, director or employee to (i) engage in or continue any conduct, activity, or practice relating to the business of the Company or any Subsidiary, as currently conducted or (ii) assign to the Company or any Subsidiary any rights to any invention, improvement, or discovery relating to the business of the Company or any Subsidiary.

     C. Except as set forth in SCHEDULE 3.17(C) of the Company Disclosure Schedule, each Contract identified or required to be identified in SCHEDULE 3.17(A) of the Company Disclosure Schedule is in full force and effect, except as to matters or default which in the aggregate would not have a Company Material Adverse Effect.

     D. Except as set forth in SCHEDULE 3.17(D) of the Company Disclosure
Schedule:

          (i) The Company and each Subsidiary is in full compliance with all material terms and requirements of each Contract under which Company or such Subsidiary has or had any obligation or liability or by which Company or such Subsidiary or any of the assets owned or used by Company or such Subsidiary is or was bound, except where the failure to comply with such terms and requirements would not have a Company Material Adverse Effect;

          (ii) To the Knowledge of the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all material terms and requirements of such Contract;

          (iii) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

          (iv) Neither the Company nor any Subsidiary has given to or received from any other Person, at any time since March 31, 1999, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract.

     E. There are no renegotiations of or attempts to renegotiate any material amounts paid or payable to the Company or any Subsidiary under current or completed Contracts with any Person and the Company has not received any written demand for such renegotiation.

     3.18. INSURANCE.

     A. The Company has delivered to Merger Sub and Parent:

          (i) True and complete copies of all policies of insurance to which the Company or the Subsidiary is a party;

          (ii) True and complete copies of all pending applications for policies of insurance; and

          (iii) Any written statement by the auditor of the Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

     B. Except as set forth on SCHEDULE 3.18(B) of the Company Disclosure
Schedule:

          (i) All policies to which the Company or the Subsidiary is a party or that provide coverage to the Company or the Subsidiary, or any director of the Company or the Subsidiary:

             (1) Are in full force and effect, except as to matters or defaults which in the aggregate, would not have a Company Material Adverse Effect; and

             (2) Taken together in the reasonable judgment of the Company, provide adequate insurance coverage for the assets and the operations of the Company or any Subsidiary for all risks to which the Company or the Subsidiary is normally exposed.

          (ii) Neither the Company nor Subsidiary has received any written notice of cancellation or other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (iii) The Company and Subsidiary has paid all premiums due and has otherwise performed all of its material obligations under each policy to which the Company or such Subsidiary is a party or that provides coverage to the Company or such Subsidiary or any director thereof, except where the failure to so perform would not in the aggregate have a Company Material Adverse Effect.

     3.19. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.19 of the Company Disclosure Schedule, the Company and the Subsidiary have obtained and are in compliance with all permits, licenses and other authorizations (collectively, "Permits") required to do business by Environmental Requirements. To the Company's Knowledge, there are no conditions, circumstances, activities, practices, incidents, or actions (collectively, "Conditions") resulting from the conduct of its business which Conditions may reasonably form the basis of any claim or suit against the Company or the Subsidiary based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling by the Company or the Subsidiary, or the emission, discharge, release or Threatened release by the Company or the Subsidiary into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

     3.20. EMPLOYEES.

     A. SCHEDULE 3.20.1 contains a complete and accurate list of the following information for each employee or director of Company and Subsidiary, including each employee on leave of absence or layoff status: name of employee or director; date of hire, job title and "essential functions" (as defined in 29 C.F.R. Section 1630.2(n)); current compensation and any change in compensation during the past two (2) years; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Company's Plans to the extent applicable under such Plans.

     B. No employee or director of Company or Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Company or Subsidiary or (ii) the ability of Company or Subsidiary to conduct its business, including any Proprietary Rights Agreement with Company or Subsidiary by any such employee or director. No key employee of Company or Subsidiary intends to terminate his employment with Company or Subsidiary.

     C. SCHEDULE 3.20.2 contains a complete and accurate list of the following information for each retired employee or director of Company or the Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, listing of benefits to which they are entitled and funding mechanism for such benefits.

     D. SCHEDULE 3.20.3 contains a complete listing of all "covered employees" and "qualified beneficiaries" (as each is defined in ERISA sec.sec. 607(2) and (3) and/or Codess. 4980B(f)(7)) who have experienced a qualifying event (within the meaning of ERISA sec. 603 and/or Code sec. 4980B(f)(3)) with respect to a Plan, and/or who are eligible for continuation coverage (within the meaning of ERISA sec. 602 and/or Code sec. 4980B(f)(2)) and/or whose period for continuation coverage has not expired. Included in this listing is the current address for each such individual, the date on which they would have (absent continuation coverage) lost coverage, whether the individual has elected continuation coverage, and for individuals who have not yet elected continuation coverage, the date on which the individual was notified of their right to continuation coverage.

     E. SCHEDULE 3.20.4 contains a complete listing of all employees who are on a leave of absence from the Company or the Subsidiary (indicating also whether or not such leave is pursuant to the Family and Medical Leave Act of 1993, as amended) and denoting whether such employee is receiving or entitled to receive health coverage under a Plan during such period of leave.

     3.21. GOVERNMENT CONTRACTS. Except as set forth in SCHEDULE 3.21 of the Company Disclosure Schedule, neither the Company nor the Subsidiary have any business contracts with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government or of a state government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

     3.22. INTELLECTUAL PROPERTY RIGHTS OF THE COMPANY.  For purposes of this
Section 3.22. only, the term "Company" shall be deemed to include the Company and the Subsidiary.

     3.22.1. SCHEDULE 3.22.1 (i) contains a complete list of each governmental filing, whether federal, state, local, foreign or otherwise, related to patents, copyrights, trademarks, service marks, trade names, maskworks, other Intangibles and Software (such terms are defined in Section 3.22.2.M.) (collectively "Registrations") of Company; (ii) identifies each pending Registration of Company with respect to the Intangibles and Software (defined in Section 4.9.2.M.); (iii) identifies all of Company's applications for or Registrations regarding the Intangibles and Software which have been withdrawn, abandoned, or have lapsed or been denied and (iv) specifies any advice to Company with respect to such Registration or protectability of the Intangibles and Software summarizing such advice.

     SCHEDULE 3.22.1 also identifies (i) each license agreement or other written or oral agreement or permission ("License Agreement") and in which Company has granted to any third party any right with respect to any of the Intangibles or Software; (ii) each item of the Intangibles and Software used or possessed by Company that any third party owns and the license, sublicense, agreement or other permission in connection therewith (the "Third Party License Agreement"), together with the term thereof, and all royalties or other amounts due thereon and (iii) each agreement entered into by Company that provides for the sale of license or access to any source code of the Software, including, without limitation, any source code escrow agreement ("Source Code Agreement").

     Company has supplied Parent with correct and complete copies of all License Agreements, Third Party License Agreements and Source Code Agreements.

     Company has complied with all License Agreements, Third Party License Agreements and Source Code Agreements, and to the best of Company's knowledge, all other parties to such agreements have complied with all provisions thereof; and no default or event of default exists under any of the License Agreements, Third Party License Agreements, or Source Code Agreements.

     3.22.2.

     A. SCHEDULE 3.22.2 is an accurate and complete list and description (including a name, product description, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:

          (i) All Software owned by Company, whether purchased from a third party, developed by or on behalf of Company, currently under development or otherwise ("Owned Software").

          (ii) All Software, other than the Owned Software, that is either (x) offered or provided by Company, directly or through Distributors, to customers of Company or (y) used by Company to provide information or services to customers of Company for

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     a fee (collectively, "Customer Software"; the Owned Software and the
     Customer Software are collectively referred to as the "Company Software").

          (iii) All Software, other than Company Software, that is licensed or marketed to or from third parties or otherwise used by Company for any purpose whatsoever (collectively, "Other Software"), other than Other Software that is generally available for license at retail or directly via the Internet ("COTS").

     B. To the extent not set forth in SCHEDULE 3.22.1, SCHEDULE 3.22.2 separately sets forth an accurate and complete list and description of each copyright, trademark, trademark application or registration, service mark, service mark application or registration, patent application or registration, and name and logo included in the Intangibles (as defined below in this Section) owned, marketed or licensed by Company to or from third parties, used or under development by Company. SCHEDULE 3.22.2 indicates Company's ownership of such items or the source of Company's right to use such items.

     C. No Software other than the Owned Software, Customer Software and Other Software is required to operate the Company's businesses as currently conducted and as contemplated by existing Company Software product and service plans.
SCHEDULE 3.22.2 identifies all individuals who have contributed to the development of the Owned Software.

     D. Except as explained on SCHEDULE 3.22.2, Company owns and has good and marketable title to the Owned Software and Intangibles attributable to the Owned Software, and has the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate the Company's businesses as currently conducted and as contemplated in the future in accordance with Company's written business plans, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of the Company's businesses as currently conducted and as contemplated in the future in accordance with Company's written business plans.

     E. No rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which Company takes any such action in its businesses as currently conducted.

     F. With respect to Software which is licensed by Company to third parties or used in connection with the providing of services to third parties in the Company's businesses:

          (i) Company maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Company;

          (ii) In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

          (iii) Such Software is written in the language set forth on SCHEDULE 3.22.2, for use on the hardware set forth on SCHEDULE 3.22.2 with standard operating systems;

          (iv) Such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and

          (v) In each case the Software operates in accordance with the user manual thereof without operating defects of any material nature.

                                      A-28
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     G. None of the Software or Intangibles listed on SCHEDULE 3.22.1 or
SCHEDULE 3.22.2, or their respective past or current uses by or through Company has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any person. Company has adequately maintained all trade secrets and copyrights with respect to the Software. Company has performed all obligations imposed upon it with regard to the Customer Software and Other Software which are required to be performed by it on or prior to August 31, 2000, and neither Company nor, to the knowledge of Company, any other party, is in breach of or default thereunder in any respect, nor to Company's knowledge, is there any event which with notice or lapse of time or both would constitute a default thereunder.

     H. To the knowledge of Company, no person is violating or infringing upon, or has violated or infringed upon at any time, any of Company's proprietary rights to any of the Software or Intangibles listed on either SCHEDULE 3.22.1 or
SCHEDULE 3.22.2.

     I. None of the Software or Intangibles listed on SCHEDULE 3.22.1 and
SCHEDULE 3.22.2 are owned by or registered in the name of any of Company's shareholders, any current or former owner or shareholder, partner, director, executive, officer, employee, salesperson, agent, customer, contractor of Company or its representative nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on SCHEDULE 3.22.2, Company has granted no third party any exclusive rights related to any Owned Software.

     J. No litigation is pending and no claim has been made against Company or, to the knowledge of Company, is threatened, which contests the right of Company to sell or license to any person or entity or use any of the Owned Software, Customer Software or Other Software. No former employer of any employee or consultant of Company has made a claim against Company or, to the knowledge of Company, against any other person, that Company or such employee or consultant is misappropriating or violating the Intangibles of such former employer.

     K. Company is not a party to or bound by and, upon the consummation of the transactions contemplated by this Agreement, will not be a party to or bound by (as a result of any acts or agreements of Company), any license or other agreement requiring the payment by Company or its assigns of any royalty or license payment, excluding such agreements relating to the Customer Software to the extent such royalty or license payment is expressly set forth on SCHEDULE 3.22.2.

     L. [INTENTIONALLY LEFT BLANK].

     M. For purposes of this Agreement, "Software" means any computer program, operating system, applications system, microcode, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

     "Intangible" means:

          (i) Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

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          (ii) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

          (iii) Copyrights and registrations and applications for registration thereof;

          (iv) Maskworks and registrations and applications for registration thereof;

          (v) All right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment);

          (vi) Trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

          (vii) Other proprietary rights;

          (viii) All rights necessary to prevent claims of invasion of privacy, right of publicity, defamation, infringement of moral rights, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of the Software;

          (ix) All income, royalties, damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, or other Intangibles and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

          (x) All rights to use all of the foregoing forever; and

          (xi) All other rights in, to, and under the foregoing in all countries.

     "Distributor" means Company and any other person or entity that has been authorized by Company to sell, license or offer to sell or license any Company Software, other than an employee of Company. Distributors may include, without limitation, value added resellers, original equipment manufacturers, dealers, sales agents, and distributors.

     3.22.3. MILLENNIUM COMPLIANCE.

     A. Except as noted in SCHEDULE 3.22.3, the Owned Software and to the best knowledge of Company, the Customer Software and Other Software, are "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means:

          (i) The functions, calculations, and other computing processes of the Owned Software, Other Software and Customer Software (collectively, "Processes") perform in an accurate manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Owned Software, Other

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

     Software, and Customer Software, whether before, on, or after January 1, 2000, and whether or not the dates are affected by leap years;

          (ii) The Owned Software, Other Software, and Customer Software accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, in an accurate manner regardless of the dates used, whether before, on, or after January 1, 2000;

          (iii) The Owned Software, Other Software, and Customer Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Owned Software, Other Software, and Customer Software, whether before, on, or after January 1, 2000;

          (iv) The Owned Software, Other Software, and Customer Software accept and respond to two (2) digit year and four (4) digit year date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and accurate manner;

          (v) The Owned Software, Other Software, and Customer Software display, print, and provide electronic output of date information in ways that are unambiguous as to the determination of the century; and

          (vi) The Owned Software, Customer Software, and Other Software have been tested by Company to determine whether the Owned Software, Customer Software, and Other Software are Millennium Compliant. Company shall deliver the test plans and results of such tests upon written request from Parent. Company shall notify Parent immediately of the results of any tests or any claim or other information that indicates the Owned Software, Customer Software, and Other Software are not Millennium Compliant.

     B. Except as set forth in SCHEDULE 3.22.3(B) of the Company Disclosure Schedule and except as described in the next following sentence, the Company has inquired as to the Millennium Compliance of the Customer Software and any computer hardware and devices owned or leased by the Company that operates any of the Company Software ("Company Hardware") with the vendor thereof, has obtained assurances that such Customer Software and Company Hardware is Millennium Compliant, and has tested such Customer Software and Company Hardware in conjunction with the Owned Software to determine whether the operation of the Owned Software would result in dated-related failures or errors in such Customer Software or Company Hardware. In the event that the Company obtains information that such Customer Software or Company Hardware is not Millennium Compliant or such Customer Software or Company Hardware fails the testing as described above, the Company has established and has timely implemented written plans to migrate the Company and all Company customers off of such Customer Software or Company Hardware before the Company anticipates that errors or failures in such Customer Software or Company Hardware will occur.

     C. Except as set forth in SCHEDULE 3.22.3(C) of the Company Disclosure Schedule and except as described in the next following sentence, the Company has inquired as to the Millennium Compliance of the Other Software with the vendor thereof and has obtained assurances that such Other Software is Millennium Compliant. In the event that the Company obtains information that such Other Software is not Millennium Compliant, the Company has established and has timely implemented written plans to migrate the

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

Company off of such Other Software before the Company anticipates that errors or failures in such Other Software will occur.

     D. Each customer of Company identified on SCHEDULE 3.22.3(D) has received a copy of the correspondence attached to SCHEDULE 3.21.3(D).

     E. SCHEDULE 3.22.3(E) of the Company Disclosure Schedule sets forth true and correct information called for therein with respect to each customer of Company.

     3.22.4. Without limiting any of the foregoing, to the best knowledge of Company, none of Company's current or former officers, executives, directors, partners, shareholders, employees, salespersons, customers, or independent contractors have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any person other than Company, any trade secrets or proprietary information, including, without limitation, the source codes for Company Software.

     All License Agreements, Third Party License Agreements, software development agreements, and any other written agreement between Company and any third party in which trade secrets or confidential information of Company, Company's customers, agents, or suppliers are disclosed binds the recipient thereof to take reasonable steps to protect the proprietary rights of Company and its customers, agents, and suppliers in such trade secrets and confidential information.

     SCHEDULE 3.22.4 identifies all individuals who have materially contributed to the development of the Owned Software.

     3.22.5. COMPANY SOFTWARE:

     A. Performs in accordance with all published specifications for such Software;

     B. Complies with all other published documentation, descriptions and literature with respect to such Software; and

     C. Complies with all representations, warranties and other requirements specified in all of Company's License Agreements.

     3.22.6. Except as set forth on SCHEDULE 3.22.6, none of Company's shareholders have an ownership right or other interest in any Software or Intangibles related to the Acquired Business, and no claims have been made or, to the knowledge of the Company, is threatened, that the Company Software substantially fails to perform as set forth in Section 3.22.5.

     3.22.7. All Company's contracts with customers (collectively "Customer Contracts"), whether completed or outstanding, were or are evidenced by written agreements containing provisions reasonably equivalent to those contained in
SCHEDULE 3.22.7 hereto, with only such changes as would not affect the rights of Company and would not impose on Company any additional obligations.

     No Customer Contract provided for the transfer to the customer therein of any Intangibles relating to Company Software as to which Company thereafter shall have no further rights. No current Customer Contract provides that the customer therein shall be entitled to sublicense or otherwise transfer to a third party any of the Intangibles relating to Company Software unless such third party agrees to be bound by the confidentiality provisions thereof and agrees to pay Company royalties and other amounts comparable to those under such Customer Contract.

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

     Except as set forth on SCHEDULE 3.22.7, each past or present customer of Company and each past or present customer of Company to whom Company disclosed any of the Intangibles relating to Company Software is bound by a confidentiality provision which requires such past or present customer to take reasonable steps to protect the rights of Company in the Intangibles relating to Company Software.

     3.23. CERTAIN PAYMENTS. To the Knowledge of the Company, neither the Company or any Subsidiary nor any director, officer, agent, or employee of the Company or any Subsidiary, nor any other Person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly:

     A. On behalf of the Company or any Subsidiary or for the Company's or any Subsidiary's benefit, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement.

     B. Established or maintained any fund or asset on behalf of the Company or any Subsidiary that has not been recorded in the books and records of the Company or any Subsidiary.

     3.24. RELATIONSHIPS WITH RELATED PERSONS.  Except as set forth in SCHEDULE
3.24 of the Company Disclosure Schedule, no Related Person of the Company or the Subsidiary has, or since September 30, 1998, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Company's or the Subsidiary's businesses.

     Except as set forth in SCHEDULE 3.24 of the Company Disclosure Schedule, to the Knowledge of the Company, no Related Person of the Company or the Subsidiary owns, or since September 30, 1998, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has a material financial interest in any transaction with the Company or the Subsidiary.

     Except as set forth in SCHEDULE 3.24 of the Company Disclosure Schedule, no Related Person of the Company is a party to any Contract or commitment with the Company.

     3.25. BROKERS OR FINDERS. Except as set forth on SCHEDULE 3.25, neither the Company, the Subsidiary nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.26. LABOR RELATIONS; COMPLIANCE. Neither the Company nor the Subsidiary have been nor are a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not
Threatened:

     A. Any strike, slowdown, picketing, work stoppage or employee grievance process;

     B. Any Proceeding against or affecting Company or Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of Company or their premises; or

     C. Any application for certification of a collective bargaining agent.

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

     No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Company or Subsidiary, and no such action is contemplated by Company or Subsidiary. Company and Subsidiary have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Company and Subsidiary have only employed individuals authorized to work in the United States.

     Company and Subsidiary are not liable for the payment of any compensation, Damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any of the foregoing Legal Requirements.

     3.27. DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by the Company for inclusion in or incorporation by reference in (i) the Proxy Statement (as defined in Section 6.1.) and (ii) the registration statement (as defined in Section 4.3.) including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to stockholders of the Company, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein.

     3.28. DISCLOSURE. No representation or warranty made by the Company in this Agreement or any Exhibit hereto or in the Company Disclosure Schedule, when taken together, contains or contained (as of the date made) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

     3.29. VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

4. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF MERGER SUB AND PARENT.

     As of September 25, 2000 and as of the Closing Date, Merger Sub and Parent, jointly and severally, hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referenced by a specific representation supplied by Parent to Company dated as of September 25, 2000 and certified by a duly authorized officer of Parent (the "Parent Disclosure Schedule"), as follows:

     4.1. ORGANIZATION. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and Merger Sub and Parent each has all requisite corporate power and authority to own,

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

lease and operate its assets and to carry on its business as now being conducted. Each of Merger Sub and Parent is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub, Parent or their respective subsidiaries taken as a whole.

     4.2. AUTHORIZATION. Each of Merger Sub and Parent has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby (the "Parent/Merger Sub Ancillary Agreements"). The execution and delivery of this Agreement by Merger Sub and Parent and the performance by Merger Sub and Parent of their respective obligations hereunder and the consummation of the Merger, the Parent/Merger Sub Ancillary Agreements and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Merger Sub and Parent. This Agreement and the Parent/Merger Sub Ancillary Agreements have been duly executed and delivered by each of Merger Sub and Parent and each constitutes the legal, valid and binding agreement of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Each other agreement to be executed by Merger Sub and Parent in connection with this Agreement will be duly executed and delivered by Merger Sub and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     4.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Organizational Documents of Merger Sub or Parent;
(ii) any Contract material to the business and operations of Merger Sub or Parent; (iii) any judgment, decree, injunction or order of any court or governmental authority or agency to which Merger Sub or Parent is a party or by which Merger Sub or Parent or any of their respective properties is bound or
(iv) any statute, law, regulation or rule applicable to Merger Sub or Parent, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub or Parent and their respective subsidiaries taken as a whole. Except for (i) filing of the Articles of Merger;
(ii) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act; (iii) the filing of the Proxy Statement (as defined in Section 6.1.) with the SEC in accordance with the Exchange Act and (iv) the filing of such consents, approvals, orders, authorizations, registrations, declarations and filing as may be required under applicable state securities laws, no Consent, approval, order or authorization of, or registration, declaration or filing

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with, any government agency or public or regulatory unit, agency, body or authority with respect to Merger Sub or Parent is required in connection with the execution, delivery or performance of this Agreement by Merger Sub or Parent or the consummation of the Contemplated Transactions contemplated by this Agreement by Merger Sub or Parent, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub or Parent and its subsidiaries taken as a whole.

     4.4. CAPITALIZATION OF PARENT AND MERGER SUB. The authorized capital stock of Parent consists of two hundred million (200,000,000) shares of common stock, $.001 par value per share of which thirty million three hundred fifty-two thousand seven hundred sixty-five (30,352,765) shares were issued and outstanding as of December 10, 1999 and two million (2,000,000) shares of preferred stock, $.001 par value per share, of which zero (0) shares are issued and outstanding. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $.01 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock are duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common Stock to be issued pursuant to this Agreement have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

     4.5. SEC FILINGS; FINANCIAL STATEMENTS.

     A. Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 1, 1999 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since January 1, 1999. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

     B. Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly represents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

     C. Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

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     4.6. LITIGATION.  Except as may be disclosed in the Parent SEC Reports, there are no suits, arbitrations, actions, claims, complaints, grievances, investigations or proceedings pending or, to the Knowledge of Parent or Merger Sub, Threatened against Parent or Merger Sub that, if resolved against Parent or Merger Sub could be reasonably expected to have a material adverse effect on Parent or Merger Sub on their ability to consummate the Merger and the other transactions contemplated hereby.

     4.7. REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the dates mailed to the shareholders of Company at the time of the Company Shareholders' meeting (the "Meeting") and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

     4.8. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Merger Sub or Parent that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the knowledge of Merger Sub or Parent, no such Proceeding has been Threatened.

     4.9. BROKERS OR FINDERS. Except as set forth on SCHEDULE 4.9 of the Parent Disclosure Schedule, neither Merger Sub or Parent nor any of their respective officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5. CERTAIN AGREEMENTS OF THE PARTIES.

     5.1. NO SOLICITATION.

     A. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Section 8., Company and Subsidiary will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly,
(i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however,

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that nothing contained in this Section 5.1. shall prohibit the Board of
Directors of Company (1) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.1. or (2) during the period between mailing of the Proxy Statement to Company's shareholders and receipt of the approval by the shareholders of Company of this Agreement and the Merger from, in response to an unsolicited, bona fide written Acquisition Proposal that Company's Board of Directors reasonably concludes based upon the advice of its independent financial advisors constitutes a Superior Proposal (as defined below), engaging in discussions with and furnishing information to the party making such Acquisition Proposal to the extent (a) the Board of Directors of the Company determines in good faith based on the advice of its outside legal counsel that its fiduciary obligations under applicable law require it to do so; (b) (x) at least five (5) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Company and (c) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately case any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.1. by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.1. by Company.

     For purposes of this Agreement, (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement; (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (1) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a five percent (5%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than ninety-five percent (95%) of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of the Company or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company and (iii) "Superior Proposal" shall mean an Acquisition Proposal with respect to which (x) Company's Board of Directors shall have concluded in good faith, after considering applicable state law; on the basis of the written opinion of independent outside counsel that such action is necessary to prevent Company's Board of directors from violating its

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fiduciary duties to Company's shareholders under applicable law; (y) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's Board of Directors shall have determined (based upon the written opinion of Company's independent financial advisors) in the exercise of its fiduciary duties to Company's shareholders that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed and (z) Company's Board of Directors shall have determined in the exercise of its fiduciary duties to Company's shareholders that the proposed Acquisition Transaction provides greater value to the shareholders of Company than the Merger (based upon the written opinion of Company's independent financial advisors that such Acquisition Transaction is superior to the Merger from a financial point of view).

     B. In addition to the obligations of Company set forth in paragraph A. of this Section 5.1., Company as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) or any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors, but in no event less than eight (8) hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least five (5) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

     5.2. PUBLIC DISCLOSURE. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.3. REASONABLE EFFORTS; NOTIFICATION.

     A. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7. to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Bodies and the making

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of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Bodies, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Body; (iii) the obtaining of all necessary consents, approvals or waivers from third parties;
(iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

     B. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2.A. or 7.2.B. would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     C. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3.A. or 7.3.B. would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4. THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.5. INDEMNIFICATION. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification

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provisions under the Company Organizational Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the "Indemnified Parties") as those contained in the Company Organizational Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of four (4) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

     5.6. NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.7. REIMBURSEMENT OF EMPLOYEE COSTS AND EXPENSES. Beginning October 1, 2000 and continuing until the earlier of (i) the termination of this Agreement pursuant to Section 8 below or (ii) the Closing Date, the Parent will reimburse the Subsidiary on a monthly basis for all costs and expenses, including salary, benefits, commissions and travel or related expenses associated with the following employees of Subsidiary who directly devote all or a portion of their time and effort to the sales, training or support of the Parent's products and services: (i) Karen Barbera; (ii) Michelle Peabody-Meyers; (iii) Fran Melda;
(iv) Art Michele; (v) Dan Sands and (vi) Jeff Weiss. The Subsidiary will provide documentation of such efforts and expenses to the Parent and the Parent will pay the stated amount within twenty (20) days of receipt of such documentation. If the Parent disagrees with the amount stated by the Subsidiary, the Parent will nevertheless pay such amount, subject to recoupment if the Parent's review of the Subsidiary's books and records indicates that any portion of the amount was not due. Any dispute on whether any recoupment is due or as to the amount of the recoupment, will be negotiated between the principals of the Subsidiary and the Parent and, if not resolved to the parties' satisfaction, will be conclusively resolved by the independent certified public accountant for the Parent after a review of records which the Subsidiary may supply to such independent public accountant.

     5.8. PROVISION OF LOAN BY PARENT TO COMPANY. Pursuant to that certain Third Amendment to Loan Documents dated as of October 10, 2000 by and among Company, Subsidiary and Parent and related documents (the "Loan Documents"), Parent has agreed to advance an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to Company and Subsidiary to be used for general working capital purposes, which advance shall made on or before October 20, 2000 and upon such advance, the total aggregate principal loan balance outstanding will be ($1,550,000.00).

     5.9. PRACTICEWORKS SPIN-OFF. Unless this Agreement is terminated prior to the Effective Time pursuant to Section 8 below, the parties shall cause the proposed Merger to be consummated prior to the PracticeWorks Spin-off.

6. ADDITIONAL COVENANTS OF THE PARTIES.

     The parties hereto hereby agree as follows with respect to the period from and after the date of this Agreement.

     6.1. MUTUAL COVENANTS.

     A. [RESERVED].

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     B. Tax-Deferred Treatment. Each of the parties shall use its reasonable efforts to cause the Merger to constitute a tax-deferred "reorganization" under
Section 368(a) of the Code.

     C. Confidentiality; Access to Information.

          (i) Prior to the Effective Time and after any termination of this Agreement each party hereto will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) and representatives (collectively, the "Representatives"), to hold, in confidence all confidential documents and information concerning the other parties hereto and the Subsidiary furnished to such party in connection with the transactions contemplated by this Agreement, including, without limitation, all analyses, compilations, studies or records prepared by the party receiving the information or by such party's Representatives, that contain or otherwise reflect or are generated from such information (collectively, the "Confidential Material"). The party furnishing any Confidential Material is herein referred to as the "Delivering Company" and the party receiving any Confidential Material is herein referred to as the "Receiving Company."

          (ii) The Receiving Company agrees that the Confidential Material will not be used other than for the purpose of the transaction contemplated by this Agreement, and that such information will be kept confidential by the Receiving Company and its Representatives; provided, however, that (1) any of such information may be disclosed to the Representatives who need to know such information for the purpose described above (it being understood that (a) each such Representative shall be informed by the Receiving Company of the confidential nature of such information, shall be directed by the Receiving Company to treat such information confidentially and not to use it other than for the purpose described above and shall agree to be bound by the terms of this Section 6.1.C. and (b) in any event, the Receiving Company shall be responsible for any breach of this Agreement by any of its Representatives) and (2) any other disclosure of such information may be made if the Delivering Company has, in advance, consented to such disclosure in writing. The Receiving Company will make all reasonable, necessary and appropriate efforts to safeguard the Confidential Material from disclosure to anyone other than as permitted hereby.

          (iii) Notwithstanding the foregoing, if the Receiving Company or any of its Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Receiving Company will promptly notify the Delivering Company of such request or requirement so that the Delivering Company may seek an appropriate protective order and/or waive the Receiving Company's compliance with the provisions or this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Company or any of its Representatives is nonetheless, in the reasonable written opinion of the Receiving Company's counsel, compelled to disclose Confidential Material to any tribunal, the Receiving Company or such Representative, after notice to the Delivering Company, may disclose such information to such tribunal. The Receiving Party shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Material so disclosed. The Receiving Company or such Representative shall not be liable for the disclosure of

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     Confidential Material hereunder to a tribunal compelling such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by the Receiving Company or any of its Representatives not permitted by this Agreement.

          (iv) This Section 6.1.C. shall be inoperative as to particular portions of the Confidential Material if such information (1) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Company or its Representatives; (2) was available to the Receiving Company on a non-confidential basis prior to its disclosure to the Receiving Company by the Delivering Company or the Delivering Company's Representatives or (3) becomes available to the Receiving Company on a non-confidential basis from a source other than the Delivering Company or the Delivering Company's Representatives, provided that such source is not known by the Receiving Company, after reasonable inquiry, to be bound by a confidentiality agreement with the Delivering Company or the Delivering Company's Representatives and is not otherwise prohibited from transmitting the information to the Receiving Company by a contractual, legal or fiduciary obligation. The fact that information included in the Confidential Material is or becomes otherwise available to the Receiving Company or its Representatives under clauses (1) through (2) above shall not relieve the Receiving Company or its Representatives of the prohibitions of the confidentiality provisions of this Section 6.1. with respect to the balance of the Confidential Material.

          (v) If this Agreement is terminated, each party hereto will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom such Confidential Material was obtained, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from any such other parties in connection with this Agreement that are subject to such confidence.

     D. Proxy Statement/Registration Statement; Shareholder Approval. Following the execution of this Agreement, Parent, Merger Sub and the Company will mutually cooperate to prepare and file with the SEC a preliminary proxy statement relating to the Merger (the "Proxy Statement") and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Parent, Merger Sub and the Company will respond to any comments of the SEC and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and when the Registration Statement is declared effective by the SEC, the Company will thereafter promptly cause the Proxy Statement to be mailed to its stockholders. In connection therewith, Parent, Merger Sub and the Company will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Each party agrees to cooperate with the other to provide all

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materials, documents, exhibits and other requested information necessary to assure such compliance. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Parent or the Company, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. The Proxy Statement will also include the approval of this Agreement and the Merger and the recommendation of the Board of Directors of the Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section 5.1. of this Agreement; provided, however, that the Board of Directors of Company shall submit this Agreement to Company's shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. Promptly after the date hereof, the Company will exercise its best efforts and take all action necessary in accordance with Colorado law and its Certificate of Incorporation and Bylaws to convene the Meeting to be held as promptly as practicable, and in any event within (forty (40)) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.1., Company shall use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Colorado Law or applicable stock exchange requirements to obtain such approval. Notwithstanding any provision in this Agreement to the contrary, the Company acknowledges and agrees that Parent may, by notice to the Company, postpone the filing of the Registration Statement, the request to accelerate the declaration of effectiveness of the Registration Statement, or the mailing of the Proxy Statement to the Company's shareholders if at any time the Board of Directors of Parent, in good faith, determines that it would be detrimental to the Parent or Company for such Registration Statement to be filed or declared effective, or for such Proxy Statement to be mailed to the shareholders of the Company; provided, that any such postponement shall not exceed ninety (90) days in duration.

     6.2. COVENANTS OF THE COMPANY.

     A. CONDUCT OF THE COMPANY'S OPERATIONS. During the period from the date of this Agreement to the Effective Time or the date of termination of this Agreement, the Company and the Subsidiary shall use its reasonable efforts to maintain and preserve their respective business organizations and to retain the services of their respective officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, neither the Company nor Subsidiary shall, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

          (i) Sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its personal property or assets other than sales or leases of inventory or licensing of Intellectual Property Assets in the Ordinary Course of Business.

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

          (ii) Make or propose any changes in its Articles of Incorporation or Bylaws.

          (iii) Merge or consolidate with any other Person or acquire a material amount of assets or capital stock of any other Person or enter into any confidentiality agreement with any Person other than in the Ordinary Course of Business.

          (iv) Incur, create, assume or otherwise become liable for indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice other than its Subsidiaries, except in the Ordinary Course of Business.

          (v) Create any subsidiaries.

          (vi) Enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee.

          (vii) Change its method of doing business, in any material respect, or change any material method or principle of accounting in a manner that is inconsistent with past practice.

          (viii) Settle any Proceeding, whether now pending or hereafter made or brought involving an amount in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00).

          (ix) Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material Contract to which the Company or Subsidiary is a party or any confidentiality agreement to which the Company or Subsidiary is a party.

          (x) Incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed Fifty Thousand and No/100 Dollars ($50,000.00) on a cumulative basis.

          (xi) Issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any securities of the Company or Subsidiary, or rights or obligations convertible into or exchangeable for any securities of the Company or Subsidiary, or alter the terms of any presently outstanding options or make any changes, by split-up, combination, reorganization or otherwise in the capital structure of the Company or Subsidiary.

          (xii) Declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock.

          (xiii) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan.

          (xiv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock

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     or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

          (xv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or Subsidiary, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof.

          (xvi) Engage in any action that could cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not (in each case) otherwise permitted by the provisions of this Section 6.2.

          (xvii) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement.

          (xviii) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or Subsidiary or settle or compromise any material income tax liability.

          (xix) Agree in writing or otherwise to take any of the foregoing actions.

     B. INTELLECTUAL PROPERTY MATTERS. The Company shall use its reasonable efforts to preserve its ownership rights to all of the intellectual property ("Intellectual Property") described in Section 3.22. free and clear of any Encumbrances and shall use its reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

     C. SHAREHOLDER AGREEMENTS. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each of the Principal Shareholders, an executed Shareholder Agreement (the "Shareholder Agreements") in the form attached hereto as EXHIBIT A, agreeing, among other things, to vote in favor of the Merger.

     6.3. FORM S-8. Parent agrees to file, if available, for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Options no later than twenty (20) business days after the Closing Date.

     6.4. STOCK OPTIONS AND WARRANTS.

     A. At the Effective Time, the Company's obligations with respect to each outstanding Option or Warrant, whether vested or unvested, will be terminated and such Option or Warrant shall be replaced with an option or warrant, as the case may be, (such replacement options or warrants shall hereinafter be referred to collectively as "Parent Securities" or individually as "Parent Security") to acquire shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Option or Warrant immediately prior to the Effective Time multiplied by .1521298, rounded up to the nearest whole number of shares of Parent Common Stock. The per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Security will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which the related Option or Warrant was exercisable immediately prior to the Effective Time by .1521298 and rounding the resulting exercise price up to the nearest whole cent. Each Parent

Security shall be evidenced by an option or warrant agreement in a form acceptable to Parent and shall contain the following additional provisions: (i) with respect to any Parent Security to be issued to Messrs. Horsley, Bayne and Bilanich or to individuals who are former employees or directors of either Company or Subsidiary as of the date of this Agreement, the expiration date of such Parent Security shall be the same expiration date as presently provided in such party's existing option or warrant agreement with the Company; (ii) with respect to any Parent Security to be issued to any other party not described in clause (i) above, the expiration date of such Parent Security shall be the later of (x) one (1) year from the date of Closing or (y) the thirtieth (30th) day following termination of such employee's employment with the Company or Subsidiary, but in no event shall such expiration date extend beyond the expiration date presently provided in such party's existing option or warrant agreement with the Company and (iii) the Parent Security shall be subject to automatic exchange for a comparable option or warrant to acquire PracticeWorks common stock upon the PracticeWorks Spin-off, adjusted to reflect the exchange rate applicable to other options or warrants of the Parent which are exchanged in connection with the PracticeWorks Spin-off.

     B. Upon execution of this Agreement, Company will promptly send notice to each Option or Warrant holder of the proposed termination and exchange of such holder's Options or Warrants as described above, and the Company further agrees to take any and all other action as may be required under any existing option or warrant agreements to effectuate the transactions contemplated by this Section 6.4.

     C. Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 6.4. hereof.

7. CONDITIONS.

     7.1. MUTUAL CONDITIONS. The obligations of the parties hereto to consummate the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     A. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Body which prevents the consummation of the Merger.

     B. [INTENTIONALLY LEFT BLANK].

     C. No Proceeding shall be instituted by any Governmental Body which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

     D. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the knowledge of Parent, Merger Sub or the Company, threatened in writing by the SEC.

     E. The shares of Parent Common Stock issuable to the shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

     F. All waiting periods, if any, under the HSR Act relating to the Merger will have expired or terminated early.

     G. The Shareholder Approval shall have been obtained.

     H. Parent and Company shall each have received written opinions from their respective tax counsel in the form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     7.2. CONDITIONS TO OBLIGATIONS OF MERGER SUB AND PARENT. The obligations of Merger Sub and Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     A. REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of December 31, 1999 and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (1) for such failures to be true and correct that do not in the aggregate constitute a Company Material Adverse Effect; provided, however, such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 3.2.A., 3.3., 3.29., 3.30. and 3.31. and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (1)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Company Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     B. The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by such parties hereunder prior to the Effective Time.

     C. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

     D. The Company shall have furnished Merger Sub and Parent with a certificate dated the Closing Date signed on behalf of it by its President to the effect that the conditions set forth in Sections 7.2.A., B. and C. have been satisfied.

     E. Daniel L. Richmond and Chae U. Kim shall each have executed an Employment Agreement, in the forms of which are attached hereto as EXHIBIT C-1 and EXHIBIT C-2, respectively.

     F. Merger Sub and Parent shall have received the legal opinion, dated the Closing Date, of Norton Lidstone, P.C., counsel to the Company, in substantially the form attached hereto as EXHIBIT D.

     G. The Company shall have obtained all material consents, waivers, approvals, authorizations or orders, including the consents set forth on
SCHEDULE 3.2, and made all filings in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by each of the transactions contemplated hereby.

     H. The Company and Parent shall have fully complied with all of their obligations and covenants set forth in Section 6.1.D. above.

     I. The total aggregate amount of cash paid by Parent pursuant to Section 2.5.H. shall not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00).

     7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     A. Each representation and warranty of Merger Sub and Parent set forth in
Section 4. (i) shall have been true and correct as of September 25, 2000 and
(ii) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date except (1) for such failures to be true and correct that do not in the aggregate constitute a Parent Material Adverse Effect and (2) for those representations and warranties which address matters only as of a specified date, which need be true and correct (which representations and warranties shall have been true and correct (subject to the qualifications set forth in the preceding clause (1)) as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Parent Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     B. Each of Merger Sub and Parent shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

     C. Since the date of this Agreement, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Merger Sub and Parent or any material adverse effect on the ability of Merger Sub and Parent to consummate the transactions contemplated hereby.

     D. Each of Merger Sub and Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.3.A., B. and C. have been satisfied.

     E. The Company shall have received the legal opinion, dated the Closing Date, of Morris, Manning & Martin, L.L.P., counsel to Merger Sub and Parent, substantially in the form attached hereto as EXHIBIT E.

8. TERMINATION.

     8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

     A. By mutual written consent duly authorized by the Boards of Directors of Parent and Company;

     B. By either Company or Parent if the Merger shall not have been consummated by December 31, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1.B. shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     C. By either Company or Parent if a Governmental Body shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     D. By either Company or Parent if the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment therefor;

     E. By Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3.A., B. or C. would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 8.1.E. for thirty
(30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph E. if such breach by Parent is cured during such thirty (30) day period);

     F. By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.2.A., B. or C. would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 8.1.F. for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph F. if such breach by Company is cured during such thirty (30) day period);

     G. By Parent, if (i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders; (ii) the Board of Directors of Company shall have recommended to the shareholders of Company an Acquisition Proposal;
(iii) the Company fails to comply with Section 5.1.; (iv) an Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Company shall have (1) failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of an Acquisition Proposal involving a tender offer or exchange offer) or (2) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within five (5) business days thereafter; (v) any of the Principal Shareholders fail to comply with the Shareholder Agreement or (vi) the Board of Directors of Company resolves to take any of the actions described above; or

     H. By Company, if the Share Value, as defined below, is less than Three and 45/100 Dollars ($3.45), or by Parent, if the Share Value is greater than Six and 41/100 Dollars ($6.41). Termination of the Agreement by either party pursuant to this Section 8.1.H. shall require delivery of written notice of termination to the other party; however, if Company provides notice pursuant to this Section 8.1.H., that notice shall be irrevocable and Parent shall have the option, in its sole discretion, by giving written notice to Company of such election prior to Closing to reject the notice and proceed with Closing (i) using an adjusted Common Exchange Ratio equal to the product of .06873 multiplied by a fraction, the numerator of which is $3.45 and the denominator of which is the Share Value or (ii) in lieu of issuing Parent Common Stock as otherwise set forth herein, pay cash in the amount of $.2372 per share of Company Common Stock. For purposes hereof, the term "Share Value" shall mean an amount equal to the average closing price of a share of Parent Common Stock as reported on NASDAQ for the twenty
(20) consecutive trading days immediately preceding the Closing Date. Termination of the Agreement under this section does not entitle the non-terminating party to any termination fee, reimbursement of expenses, or payment of a penalty of any kind.

     8.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Except as otherwise provided in Section 8.1.H. above, any termination of this Agreement under
Section 8.1. above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 8.1.). In the event of the termination of this agreement as provided in Section 8.2., this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2., Section 6.1.C.(i), Section 8.3. and Section 9., each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

     8.3. FEES AND EXPENSES.

     A. GENERAL. Except as set forth in this Section 8.3., all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

     B. TERMINATION FEE.

          (i) In the event that (1) Parent shall terminate this Agreement pursuant to Section 8.1.G. or (2) this Agreement shall be terminated (x) pursuant to Section 8.1.B. or (y) pursuant to Section 8.1.D. and, in the case of either (x) or (y), (a) at or prior to such termination, there shall exist or have been proposed an Acquisition Proposal and (b) within nine (9) months after such termination, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of (1), promptly after such termination, or in the case of (2), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent an amount in cash equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Termination Fee").

          (ii) In the event that Parent shall terminate this Agreement pursuant to Section 8.1.F., then Company shall promptly reimburse Parent for Parent's costs and expenses in connection with this Agreement and the transactions contemplated hereby ("Parent's Expenses"), and if, within nine
     (9) months of such termination of this Agreement, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition involving Company shall be consummated, then concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, then Company shall pay to Parent an amount in cash equal to the amount by which the Termination Fee exceeds the amount of Parent's Expenses previously reimbursed by Company pursuant hereto.

          (iii) The Company acknowledges that the agreements contained in this
     Section 8.3.B. are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3.B. and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3.B., the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3.B. at the prime rate of interest as reported by SunTrust Bank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3.B. shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

     8.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

     8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

     8.6. SPECIAL PARENT PAYMENT. In the event that Company shall terminate this Agreement pursuant to Section 8.1.E., Parent shall pay to Company an amount in cash equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and Parent hereby waives the right to offset such amount against any amounts due Parent by Company pursuant to the loan described in Section 5.8.

9. MISCELLANEOUS.

     9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     9.2. NOTICES. Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:

A.   Company:                Medical Dynamics, Inc.
                             99 Inverness Drive East
                             Englewood, Colorado 80112
                             Attention: Van Horsley, President
                             Telecopy No.: (303) 799-1378
     With a copy to:         Norton Lidstone, P.C.
                             5445 DTC Parkway
                             The Quadrant, Suite 850
                             Englewood, Colorado 80111
                             Attention: Herrick K. Lidstone, Jr., Esq.
                             Telecopy No.: (303) 221-5553

B.   Merger Sub and Parent:  InfoCure Corporation and CADI Acquisition
                             Corporation
                             1765 The Exchange, Suite 450
                             Atlanta, Georgia 30339
                             Attention: Richard E. Perlman
                             Telecopy No.: (770) 857-1300
     With a copy to:         Morris, Manning & Martin, L.L.P.
                             1600 Atlanta Financial Center
                             3343 Peachtree Road, N.E.
                             Atlanta, Georgia 30326
                             Attention: Richard L. Haury, Jr., Esq.
                             Telecopy No.: (404) 365-9532

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given (i) when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means) and (ii) when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

     9.3. FURTHER ASSURANCES. The parties hereto agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

     9.4. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

     9.5. ENTIRE AGREEMENT AND MODIFICATION. This Agreement, including all exhibits and schedules hereto, are intended by the parties to this Agreement as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement. This Agreement may not be modified, rescinded or terminated orally, and no modification, rescission, termination or attempted waiver of any of the provisions hereof (including this Section) shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     9.6. ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. This Agreement shall apply to and be binding in all respect upon, and shall inure to the benefit of, the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and assigns, and for the benefit of no other person or entity; provided, however, that the parties hereto consent to the assignment of interests in this Agreement, including all exhibits and schedules hereto, as collateral security for the obligations of Parent and Merger Sub following the Closing to Finova Capital Corporation.

     9.7. SECTION HEADINGS, CONSTRUCTION. The headings of articles and sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to articles and sections in this Agreement refer to the corresponding articles and sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause or other subdivision hereof.

     9.8. TIME OF ESSENCE. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

     9.9. GOVERNING LAW. Except to the extent mandatorily governed by Colorado Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     9.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute, but one and the same agreement.

                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Company, Merger Sub and Parent, by their duly authorized officers, have each caused this Agreement to be executed as of the date first written above.

                                          PARENT:

                                          InfoCure Corporation

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                          MERGER SUB:

                                          CADI Acquisition Corporation

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                          COMPANY:

                                          Medical Dynamics, Inc.

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                             FIRST AMENDMENT TO THE

                              AMENDED AND RESTATED

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                MEDICAL DYNAMICS, INC., A COLORADO CORPORATION,

                  INFOCURE CORPORATION, A DELAWARE CORPORATION

                                      AND

              CADI ACQUISITION CORPORATION, A COLORADO CORPORATION

                            DATED: OCTOBER 30, 2000

                             FIRST AMENDMENT TO THE
                              AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of this 30th day of October, 2000, by and among INFOCURE CORPORATION, a Delaware corporation ("Parent"), CADI ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and MEDICAL DYNAMICS, INC., a Colorado corporation ("Company").

                                   RECITALS:

     A. The Parent, the Merger Sub and the Company entered into an amended and restated agreement and plan of merger and reorganization as of October 10, 2000 (the "Merger Agreement").

     B. The parties desire to amend the Merger Agreement as described herein.

     C. Unless otherwise defined herein, capitalized terms used in this first amendment to the Merger Agreement have the same definitions given them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO DELETE SECTION 2.10 IN
       ITS ENTIRETY AND TO INSERT IN LIEU THEREOF THE FOLLOWING AS SECTION 2.10:

     2.10 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code unless, pursuant to Section 8.1.H. hereof, Parent shall agree to pay cash in the amount of $.2372 per share of Company Common Stock in lieu of each share of Company Common Stock being automatically converted into the right to receive Parent Common Stock as set forth in Section 2.5.A. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     2.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO DELETE SECTION 6.1.B. IN
       ITS ENTIRETY AND TO INSERT IN LIEU THEREOF THE FOLLOWING AS SECTION
       6.1.B.:

     B. TAX-DEFERRED TREATMENT. Each of the parties shall use its reasonable efforts to cause the Merger to constitute a tax-deferred "reorganization" under
Section 368(a) of the Code unless and until, pursuant to Section 8.1.H. hereof, Parent shall agree to pay cash in the amount of $.2372 per share of Company Common Stock in lieu of each share of Company Common Stock being automatically converted into the right to receive Parent Common Stock as set forth in Section 2.5.A.

     3.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO INSERT THE FOLLOWING NEW
       SECTION 6.5:

     6.5 COMPANY PLAN. Company shall terminate the Computer Age Dentist 401(k) Plan (the "401(k) Plan") effective immediately prior to the Closing, shall cease all further contributions to the 401(k) Plan for pay periods beginning on and after the Closing Date and, to the extent the 401(k) Plan provides for loans to participants, shall cease making any such additional loans effective immediately prior to the Closing Date. Company agrees to cooperate with Parent after the Closing Date to amend the 401(k) Plan in order to bring the 401(k) Plan into compliance with all applicable laws and regulations, to vest all participants in their accounts, to distribute all such accounts to the extent permitted under applicable laws and regulations and to bear all expenses that may apply in connection with obtaining a favorable determination letter from the Internal Revenue Service with respect to the tax-qualified status of the 401(k) Plan at its termination.

     4.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO DELETE SECTION 7.1.H. IN
       ITS ENTIRETY AND TO INSERT IN LIEU THEREOF THE FOLLOWING AS SECTION
       7.1.H.:

     H. Parent and Company shall each have received written opinions from their respective tax counsel in the form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party; provided, further, that this Section 7.1.H. shall not be a condition to the obligations of the parties to consummate the Merger if, pursuant to Section 8.1.H. hereof, Parent shall agree to pay cash in the amount of $.2372 per share of Company Common Stock in lieu of each share of Company Common Stock being automatically converted into the right to receive Parent Common Stock as set forth in Section 2.5.A. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     5.THE MERGER AGREEMENT BE AND HEREBY IS AMENDED TO DELETE SECTION 8.1.H. IN
       ITS ENTIRETY AND TO INSERT IN LIEU THEREOF THE FOLLOWING AS SECTIONS 8.1.H. AND 8.1.I.:

     H. By Company, if the Share Value, as defined below, is less than Three and 45/100 Dollars ($3.45) unless Parent shall agree (i) to adjust the Common Exchange Ratio to be equal to the product of .06873 multiplied by a fraction, the numerator of which is Three and 45/100 Dollars ($3.45) and the denominator of which is the Share Value or (ii) in lieu of each share of Company Common Stock being automatically converted into the right to receive Parent Common Stock as set forth in Section 2.5.A. hereof, to pay cash in the amount of $.2372 per share of Company Common Stock. For purposes hereof, the term "Share Value" shall mean an amount equal to the average closing price of a share of Parent Common Stock as reported on NASDAQ for the twenty (20) consecutive trading days ending on (and including) the fourth (4th) trading day immediately prior to the date on which the Company receives the Shareholder Approval. On the fourth (4th) trading day immediately prior to the date for which the Shareholder meeting ("Meeting") is scheduled (or any date on which the Meeting is scheduled to reconvene following an adjournment or to be held following a rescheduling of the Meeting), if the Share Value is less than Three and 45/100 Dollars ($3.45) and Company elects to terminate the Agreement pursuant to this Section 8.1.H., Company shall deliver a written notice of termination to Parent before 5:00 p.m., eastern time, on such date. If Parent elects to change the consideration as set forth in this Section 8.1.H., it shall deliver a written notice to Company by 8:00 p.m., eastern time, on such date indicating whether it will (i) adjust the Common Stock Exchange Ratio or (ii) pay cash in the amount of $.2372 per share of Company Common Stock in lieu of issuing Parent Common Stock. If, subsequent to the giving of any notice of termination by Company or notice by Parent that it has elected to change the consideration, the Meeting is adjourned without the Company receiving the Shareholder Approval or if the Meeting is otherwise delayed or rescheduled without being held, such notices shall have no effect and the provisions of this Section 8.1.H. relating to the timing of such notices shall apply on the fourth (4th) trading day prior to the date on which the Meeting is scheduled to be reconvened or the date for which the Meeting is rescheduled. The preceding sentence shall apply in the case of each adjournment or rescheduling of the Meeting until the Shareholder Approval is received by Company. Termination of the Agreement under this section does not entitle either party to any termination fee, reimbursement of expenses, or payment of a penalty of any kind;

     I. By Parent, if the Share Value is greater than Six and 41/100 Dollars ($6.41). Termination of the Agreement under this section does not entitle Company to any termination fee, reimbursement of expenses, or payment of a penalty of any kind.

     6. COUNTERPARTS. This First Amendment to the Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute, but one and the same agreement.

     7. NO OTHER MODIFICATIONS. The Merger Agreement remains in full force and effect except as specifically modified hereby.

     8. APPROVALS AND RECOMMENDATIONS. The Boards of Directors of Company and Parent have approved and declared advisable this Amendment, and have approved the Merger and the other transactions contemplated by this Agreement and have determined to recommend that the shareholders of Company adopt and approve (i) the Merger Agreement; (ii) this Amendment to the Merger Agreement and (iii) the Merger transaction.

     IN WITNESS WHEREOF, the Company, Merger Sub and Parent, by their duly authorized officers, have each caused this Agreement to be executed as of the date first written above.

                                          PARENT:

                                          InfoCure Corporation

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                               ---------------------------------

                                          MERGER SUB:

                                          CADI Acquisition Corporation

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                               ---------------------------------

                                          COMPANY:

                                          Medical Dynamics, Inc.

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                               ---------------------------------

                                                                      APPENDIX B

              ARTICLE 113 OF THE COLORADO BUSINESS CORPORATION ACT

                                     PART 1
                     RIGHT OF DISSENT -- PAYMENT FOR SHARES

7-113-101.  DEFINITIONS.

     For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102.  RIGHT TO DISSENT.

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

             (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

             (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

     (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

          (c) Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2) (Deleted by amendment, L. 96, p. 1321, sec. 30, effective June 1,
1996.)

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

7-113-201.  NOTICE OF DISSENTERS' RIGHTS.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

7-113-202.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b) Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203.  DISSENTERS' NOTICE.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

          (g) Be accompanied by a copy of this article.

7-113-204.  PROCEDURE TO DEMAND PAYMENT.

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205.  UNCERTIFICATED SHARES.

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206.  PAYMENT.

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e) A copy of this article.

7-113-207.  FAILURE TO TAKE ACTION.

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208.  SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF
            PROPOSED CORPORATE ACTION.

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209.  PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

7-113-301.  COURT ACTION.

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302.  COURT COSTS AND COUNSEL FEES.

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     InfoCure's bylaws provide that InfoCure shall, to the full extent permitted by Section 145, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of InfoCure. InfoCure shall pay the expenses (including attorneys' fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by InfoCure only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

     In addition, InfoCure's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     For four years after the effective time of the merger, InfoCure has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, its certificate of incorporation and bylaws, each present or former director or officer of Medical Dynamics or any of its subsidiaries (including his or her heirs, executors and assigns) against any costs, expenses and amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of any act or omission in his or her capacity as a director, or officer which occurred before the effective time of the merger.

ITEM 21.  EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  2.1     --   Amended and Restated Agreement and Plan of Merger and
               Reorganization by and among Medical Dynamics, Inc., InfoCure
               Corporation and CADI Acquisition Corporation, Inc. dated
               October 10, 2000, as amended on October 30 (included as
               Appendix A to the proxy statement-prospectus contained in
               this registration statement).
  2.2     --   Stockholder Agreement by and between InfoCure Corporation
               and certain stockholders of Medical Dynamics, Inc.
  4.1     --   Certificate of Designation of Series A Convertible Preferred
               Stock
  5.1     --   Opinion of Morris, Manning & Martin, L.L.P. regarding the
               legality of the Securities being issued
  8.1     --   Opinion of Morris, Manning & Martin, L.L.P. regarding the
               federal income tax consequences of the merger
 12.1     --   Calculation of Ratio of Earnings to Combined Fixed Charges
               and Preferred Stock Dividends
 23.1     --   Consent of BDO Seidman, LLP
 23.2     --   Consent of KPMG LLP
 23.3     --   Consent of Deloitte & Touche LLP
 23.4     --   Consent of Hein + Associates LLP
 23.5     --   Consent of Morris, Manning & Martin, L.L.P. (included in
               Exhibit 5.1)
 24.1     --   Powers of Attorney (included on signature page)
 99.1     --   Form of Proxy for Medical Dynamics, Inc. stockholders.
 99.2     --   Form of Deposit Agreement to be entered by InfoCure
               Corporation and StockTrans, Inc., as depositary.

ITEM 22.  UNDERTAKINGS

     (a) (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Atlanta, State of Georgia, on November 10, 2000.

                                       InfoCure Corporation

                                       By:       /s/ FREDERICK L. FINE
                                          --------------------------------------
                                                    Frederick L. Fine
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of November, 2000.

                      SIGNATURE                                     CAPACITY
                      ---------                                     --------

                /s/ FREDERICK L. FINE                  President, Chief Executive Officer
-----------------------------------------------------    and Director (Principal Executive
                  Frederick L. Fine                      Officer)

                 /s/ JAMES K. PRICE                    Executive Vice President, Secretary
-----------------------------------------------------    and Director
                   James K. Price

               /s/ RICHARD E. PERLMAN                  Chairman, Treasurer and Director
-----------------------------------------------------
                 Richard E. Perlman

                /s/ JAMES A. COCHRAN                   Senior Vice President -- Finance
-----------------------------------------------------    and Chief Financial Officer
                  James A. Cochran                       (Principal Financial Officer and
                                                         Principal Accounting Officer)

                 /s/ JAMES D. ELLIOT                   Director
-----------------------------------------------------
                   James D. Elliot

                /s/ RAYMOND H. WELSH                   Director
-----------------------------------------------------
                  Raymond H. Welsh